Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-83635

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 25, 2001.

                 $2,525,000,000 Transition Bonds, Series 2001-1

                       [LOGO] PSE&G Transition Funding LLC
                         Issuer of the Transition Bonds

                     Public Service Electric and Gas Company
                               Seller and Servicer

--------------------------------------------------------------------------------

                                                                                                  Expected
                         Initial                                                                    Final      Final
                       Principal        Interest                    Underwriting   Proceeds to     Payment    Maturity
                        Balance           Rate          Price         Discounts    Issuer(1)(2)      Date       Date
                     ------------        ------      -----------    ------------  -------------   ---------   --------
  Class A-1 ......   $105,249,914         5.46%        99.99992%      0.35000%    $104,881,454      6/15/02    6/15/04
  Class A-2 ......   $368,980,380         5.74%        99.98922%      0.40000%    $367,464,694      3/15/05    3/15/07
  Class A-3 ......   $182,621,909         5.98%        99.97071%      0.45000%    $181,746,628      6/15/06    6/15/08
  Class A-4 ......   $496,606,425   LIBOR+0.30%       100.00000%      0.50000%    $494,123,393      6/15/09    6/15/11
  Class A-5 ......   $328,032,965         6.45%        99.97372%      0.50000%    $326,306,606      3/15/11    3/15/13
  Class A-6 ......   $453,559,632         6.61%        99.97903%      0.55000%    $450,969,960      6/15/13    6/15/15
  Class A-7 ......   $219,688,870         6.75%        99.93132%      0.60000%    $218,219,850      6/15/14    6/15/16
  Class A-8 ......   $370,259,905         6.89%        99.96735%      0.65000%    $367,732,325     12/15/15   12/15/17

(1)   Before payment of fees and expenses.

(2) The total price to the public is $2,524,453,601 and the amount of the underwriting discount and other fees is $13,892,692. The total amount of proceeds before deduction of expenses is $2,510,560,909.
--------------------------------------------------------------------------------

Consider carefully the risk factors beginning on page S-18 of this prospectus supplement and page 13 of the accompanying prospectus before buying the transition bonds.

The series 2001-1 transition bonds are highly structured. There currently is no secondary market for the transition bonds, and there is no assurance that one will develop.

The transition bonds represent obligations of PSE&G Transition Funding LLC only, which is the issuer, and are backed only by the assets of the issuer, consisting principally of the bondable transition property, which includes the right to recover from customers, through a transition bond charge, amounts sufficient to make payments on the series 2001-1 transition bonds, as described further in this prospectus supplement and the accompanying prospectus. Neither Public Service Electric and Gas Company, its parent, Public Service Enterprise Group Incorporated, nor any of their respective affiliates, other than the issuer, is liable for payments on the series 2001-1 transition bonds.

We have applied to have the class A-4 transition bonds listed on the Luxembourg Stock Exchange but we cannot assure that those transition bonds will be listed on the Luxembourg Stock Exchange or any other stock exchange. We will not apply to have any other class of the series 2001-1 transition bonds listed on any stock exchange.

This prospectus supplement and the accompanying prospectus together constitute the prospectus for the series 2001-1 transition bonds. Prospective investors are urged to read both this prospectus supplement and the accompanying prospectus in full. Sales of the transition bonds may not be consummated unless the purchaser has received both this prospectus supplement and the accompanying prospectus.

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

                                  LEHMAN BROTHERS

MERRILL LYNCH & CO.                                         SALOMON SMITH BARNEY
BANC OF AMERICA SECURITIES LLC                    BANC ONE CAPITAL MARKETS, INC.
COMMERCE CAPITAL MARKETS, INC.                      FIRST UNION SECURITIES, INC.
JP MORGAN                                              SCOTIA CAPITAL (USA) INC.

                        THE WILLIAMS CAPITAL GROUP, L.P.

                                January 25, 2001

                                TABLE OF CONTENTS

                              Prospectus Supplement

                                                                       Page
                                                                       ----
WHERE TO FIND INFORMATION IN THESE DOCUMENTS ........................   S-3

INTRODUCTION ........................................................   S-4

THE SERIES 2001-1 TRANSITION BONDS ..................................   S-5
   The Collateral ...................................................   S-5
   Payment Sources ..................................................   S-6
   Principal Payments ...............................................   S-6
   Distribution Following Acceleration ..............................   S-9
   Optional Redemption ..............................................   S-9
   Interest Payments Generally ......................................   S-9
   Interest Payments on Floating Rate Transition Bonds ..............  S-10
   Floating Rate Interest Determination .............................  S-11
   Interest Rate Swap Agreements ....................................  S-11
   Swap Counterparty ................................................  S-17

RISK FACTORS  RELATING TO SERIES  2001-1  FLOATING  RATE
   TRANSITION  BONDS ................................................  S-18
   Termination of Swap Could Cause a Loss ...........................  S-18
   Ratings Downgrade of Any Floating Rate Class of Transition
     Bonds Could Cause a Loss for Holders of Those Transition Bonds . S-18 Interest Payments on Series 2001-1 Transition Bonds at
     Floating Rates Are Dependent on Swap Counterparties ............  S-18

CREDIT ENHANCEMENT ..................................................  S-19
   Periodic Adjustment of the Transition Bond Charge ................  S-19
   Collection Account and Subaccounts ...............................  S-19

DESCRIPTION OF BONDABLE TRANSITION PROPERTY .........................  S-23

THE TRANSITION BOND CHARGE ..........................................  S-23

INFORMATION REGARDING PUBLIC SERVICE ELECTRIC AND GAS COMPANY .......  S-25

UNDERWRITING THE SERIES 2001-1  TRANSITION  BONDS ...................  S-25
   The  Underwriters'  Sales Price for the Series 2001-1
     Transition  Bonds ..............................................  S-26
   No Assurance as to Resale Price or Resale  Liquidity for
     the Transition  Bonds ..........................................  S-26
   United  Kingdom Offering .........................................  S-26
   Various Types of Underwriter Transactions Which May Affect the
     Price of the Transition Bonds ..................................  S-27

RATINGS FOR THE SERIES 2001-1 TRANSITION BONDS ......................  S-27

LISTING AND GENERAL INFORMATION RELATED TO FLOATING RATE CLASSES ....  S-28

                  Where to Find Information in These Documents

      This prospectus supplement and the accompanying prospectus provide information about the issuer and PSE&G, including terms and conditions that apply to the transition bonds. The specific terms of this series of transition bonds, the series 2001-1 transition bonds, are contained in this prospectus supplement. The terms that apply to all series of transition bonds appear in the accompanying prospectus which follows this prospectus supplement. You should read both of these documents in full before buying the transition bonds.

      We have included cross-references to captions in these materials where you can find further related discussions. Cross-references may be contained in the introductory sections which will direct you elsewhere in this prospectus supplement or the accompanying prospectus for more detailed description of a particular topic. You can also find references to key topics in the Table of Contents on the preceding page.

      You should rely only on information on the transition bonds provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information.

                                   ----------

                                  Introduction
--------------------------------------------------------------------------------

The Issuer ..........................   PSE&G Transition Funding LLC, a Delaware
                                        limited liability company

Issuer's Address ....................   80 Park Plaza, T-4D, Newark, New Jersey
                                        07102

Issuer's Telephone Number ...........   (973) 297-2227

Seller of the Bondable
Transition Property to
the Issuer ..........................   Public Service Electric and Gas Company,
                                        referred to as PSE&G, an operating
                                        electric and gas public utility,
                                        incorporated under the laws of the State of New Jersey in 1924. PSE&G serves approximately 1.9 million electric customers and 1.6 million gas customers in New Jersey.

Seller's Address ....................   80 Park Plaza, T-8E, Newark, New Jersey
                                        07102

Seller's Telephone Number ...........   (973) 430-7000

Servicer of the Bondable
Transition  Property ................   PSE&G will act as servicer of the
                                        bondable transition property. PSE&G will be entitled to a monthly servicing fee of 1/12th of 0.05% of the initial principal balance of the transition bonds, which the servicer may withhold on a monthly basis from the transition bond charge collections. If PSE&G is replaced by a successor servicer, the successor servicer may be paid a servicing fee of up to 1.25% per year of the initial principal balance of the transition bonds.

Trustee .............................   The Bank of New York

Minimum Denomination ................   $1,000, except for one transition bond
                                        of each class which may be of a smaller
                                        denomination.
--------------------------------------------------------------------------------

                       The Series 2001-1 Transition Bonds

      The transition bonds will be issued under and secured pursuant to the indenture between the issuer and the trustee, as supplemented for each series of transition bonds.

      The series 2001-1 transition bonds will be issued in minimum denominations of $1,000 and in integral multiples of $1 above that amount, with an exception for one transition bond in each class which may have a smaller denomination. The series 2001-1 transition bonds will consist of eight classes, in the initial class principal balances, bearing the interest rates and having the expected final payment dates and final maturity dates set forth below:

                                     Table 1

                     Initial Class                           Expected Final          Final
      Class        Principal Balance     Interest Rate        Payment Date       Maturity Date
      -----        -----------------     --------------       -------------      -------------
       A-1            $105,249,914                5.46%          6/15/02           6/15/04
       A-2            $368,980,380                5.74%          3/15/05           3/15/07
       A-3            $182,621,909                5.98%          6/15/06           6/15/08
       A-4            $496,606,425        LIBOR + 0.30%          6/15/09           6/15/11
       A-5            $328,032,965                6.45%          3/15/11           3/15/13
       A-6            $453,559,632                6.61%          6/15/13           6/15/15
       A-7            $219,688,870                6.75%          6/15/14           6/15/16
       A-8            $370,259,905                6.89%         12/15/15          12/15/17


      The expected final payment date for each class of the series 2001-1 transition bonds is the date on which there is expected to be no further outstanding principal balance of that class in accordance with the expected amortization schedule for that class. The final maturity date for each class of the series 2001-1 transition bonds is the date on which the issuer is required to pay any outstanding principal balance of that class. On each payment date, payments will be made to the persons that were the holders of record as of the business day before that payment date, which is referred to as the record date. However, if certificated transition bonds are issued to beneficial owners of the transition bonds as described in "THE TRANSITION BONDS -- Certificated Transition Bonds" in the prospectus, the record date will be the last business day of the calendar month preceding the payment date.

      The Collateral

      The transition bonds will be secured by bondable transition property, a property right created under New Jersey state legislation. In general terms, the bondable transition property represents the irrevocable right to recover, through a transition bond charge payable by retail electric customers within PSE&G's service territory who access PSE&G's transmission and distribution system, referred to as customers, an amount sufficient to pay:

      o the interest, fees, expenses, costs, charges, credit enhancement and premiums, if any, associated with the transition bonds, and

      o     the principal amount of the transition bonds.

      The proceeds of the series 2001-1 transition bonds will be used to pay a portion of PSE&G's stranded costs. Stranded costs are the amount determined by the State of New Jersey Board of Public Utilities, referred to as the BPU, by which an electric utility's net electric generation related costs which traditionally would be recoverable under a regulated electric generation retail market exceed those costs recoverable in a competitive electric generation retail market. The bondable transition property is described in more detail under

"THE SALE AGREEMENT -- PSE&G's Sale and Assignment of Bondable Transition Property" in the prospectus.

      In connection with the issuance of the transition bonds, PSE&G will sell its bondable transition property to the issuer. PSE&G, as servicer of the bondable transition property, will collect the transition bond charge from customers on behalf of the issuer. The transition bond charge is non-bypassable, which means that the charge will be payable by retail consumers of electricity within the utility's service territory who access a utility's transmission and distribution system, even if those customers elect to purchase electricity from a third party supplier. See "THE COMPETITION ACT -- PSE&G and Other Utilities May Securitize Stranded Costs" in the prospectus. Third party suppliers of electricity to PSE&G's customers may be allowed to collect the transition bond charge from customers and pay the billed amounts to PSE&G, as servicer. PSE&G has not yet entered into any arrangements with third party suppliers for billings and collections. Since the amount of transition bond charge collections will depend on the amount of electricity consumed by customers within PSE&G's service territory, the amount of collections may vary substantially from year to year. See "THE SELLER AND SERVICER OF THE BONDABLE TRANSITION PROPERTY" in the prospectus.

Payment Sources

      On each payment date, the trustee will pay amounts scheduled to be paid on transition bonds from amounts available for withdrawal from trust accounts held by the trustee or paid pursuant to contracts pledged to secure one or more series of transition bonds, including collections received from the servicer with respect to the transition bond charge. All series of transition bonds, including the series 2001-1 transition bonds, will be payable from the same bondable transition property. If another series of transition bonds is issued, the principal source of payment for that series will also be the transition bond charge collections received by the servicer. The issuance of other series of transition bonds is not expected to adversely affect the sufficiency of transition bond charge collections to make payments on the series 2001-1 transition bonds. This is because the transition bond charge and adjustments thereof are generally based on amounts owed with respect to the transition bonds. Moreover, any additional series of transition bonds will be issued only if it will not result in the downgrading or withdrawal of any rating by a rating agency on any outstanding transition bonds. See "THE INDENTURE" in the prospectus.

Principal Payments

      On each payment date, the issuer will distribute principal of the series 2001-1 transition bonds to the series 2001-1 transition bondholders, in accordance with the expected amortization schedule and to the extent funds are available, in the following order:

      1. to the holders of the class A-1 series 2001-1 transition bonds, until the principal balance of that class has been reduced to zero;

      2. to the holders of the class A-2 series 2001-1 transition bonds, until the principal balance of that class has been reduced to zero;

      3. to the holders of the class A-3 series 2001-1 transition bonds, until the principal balance of that class has been reduced to zero;

      4. to the holders of the class A-4 series 2001-1 transition bonds, until the principal balance of that class has been reduced to zero;

      5. to the holders of the class A-5 series 2001-1 transition bonds, until the principal balance of that class has been reduced to zero;

      6. to the holders of the class A-6 series 2001-1 transition bonds, until the principal balance of that class has been reduced to zero;

      7. to the holders of the class A-7 series 2001-1 transition bonds, until the principal balance of that class has been reduced to zero; and

      8. to the holders of the class A-8 series 2001-1 transition bonds, until the principal balance of that class has been reduced to zero.

      The issuer will not, however, pay principal on a payment date of any class of series 2001-1 transition bonds if making that payment would reduce the principal balance of a class to an amount lower than that specified in the expected amortization schedule in Table 2 below, referred to as the expected amortization schedule, for that class on that payment date. The entire unpaid principal balance of each class of series 2001-1 transition bonds will be due and payable on the final maturity date for the class. If an event of default under the indenture has occurred and is continuing, the trustee may declare the unpaid principal balance of all outstanding transition bonds together with accrued interest to be due and payable.

      The expected amortization schedule in Table 2 sets forth the principal balance from the issuance date to the expected final payment date that is scheduled to remain outstanding for each class of the series 2001-1 transition bonds. The table reflects the principal balance for each class at each payment date after taking into account principal payments scheduled to be made on that date. In establishing the expected amortization schedule, it has been assumed, among other things, that:


      1.    the series 2001-1 transition bonds are issued on January 31, 2001;

      2. payments on the series 2001-1 transition bonds are made, with respect to each payment date, on the 15th day of each month in which a payment date occurs, commencing on September 15, 2001;

      3. the total servicing fee per annum for the series 2001-1 transition bonds equals 0.05% of their initial outstanding principal balance;

      4. there are no net earnings on amounts on deposit in the collection account;

      5. quarterly expenses, including all fees, costs and charges of the issuer and the trustee are paid in the amount of $87,500 in the aggregate for all series in arrears;

      6. quarterly, a hedge payment in the amount of $2,939,857 is made that is subordinated to payments of interest on and principal of the transition bonds and funding of the capital subaccount and the overcollateralization subaccount; and

      7. all transition bond charge collections are received in accordance with PSE&G's forecasts and deposited in the collection account.

      There can be no assurance that the principal balance of any class of the series 2001-1 transition bonds will be reduced at the rate indicated in the expected amortization schedule. The actual rates of reduction in class principal balances may be slower, but not faster, than those indicated in Table 2, except in the case of optional redemption or acceleration due to the events of default specified in the indenture. The series 2001-1 transition bonds will not be in default if principal is not paid as specified in Table 2 unless the principal of any class is not paid in full on or before the final maturity date of that class.

                                     Table 2
                         Expected Amortization Schedule

               Class            Class          Class           Class          Class         Class          Class            Class
Payment         A-1              A-2            A-3             A-4            A-5           A-6            A-7              A-8
 Date         Balance          Balance        Balance         Balance        Balance       Balance        Balance          Balance
--------      -------          -------        -------         -------        -------       -------        -------          -------
Closing ...$105,249,914     $368,980,380   $182,621,909   $496,606,425    $328,032,965  $453,559,632    $219,688,870    $370,259,905
09/15/01 ..  79,221,814      368,980,380    182,621,909    496,606,425     328,032,965   453,559,632     219,688,870     370,259,905
12/15/01 ..  51,861,270      368,980,380    182,621,909    496,606,425     328,032,965   453,559,632     219,688,870     370,259,905
03/15/02 ..  26,582,543      368,980,380    182,621,909    496,606,425     328,032,965   453,559,632     219,688,870     370,259,905
06/15/02 ..           0      368,980,380    182,621,909    496,606,425     328,032,965   453,559,632     219,688,870     370,259,905
09/15/02 ..           0      335,606,551    182,621,909    496,606,425     328,032,965   453,559,632     219,688,870     370,259,905
12/15/02 ..           0      300,386,596    182,621,909    496,606,425     328,032,965   453,559,632     219,688,870     370,259,905
03/15/03 ..           0      270,106,256    182,621,909    496,606,425     328,032,965   453,559,632     219,688,870     370,259,905
06/15/03 ..           0      242,250,492    182,621,909    496,606,425     328,032,965   453,559,632     219,688,870     370,259,905
09/15/03 ..           0      207,771,601    182,621,909    496,606,425     328,032,965   453,559,632     219,688,870     370,259,905
12/15/03 ..           0      171,451,240    182,621,909    496,606,425     328,032,965   453,559,632     219,688,870     370,259,905
03/15/04 ..           0      139,589,132    182,621,909    496,606,425     328,032,965   453,559,632     219,688,870     370,259,905
06/15/04 ..           0      109,531,025    182,621,909    496,606,425     328,032,965   453,559,632     219,688,870     370,259,905
09/15/04 ..           0       72,751,836    182,621,909    496,606,425     328,032,965   453,559,632     219,688,870     370,259,905
12/15/04 ..           0       34,090,613    182,621,909    496,606,425     328,032,965   453,559,632     219,688,870     370,259,905
03/15/05 ..           0                0    182,621,909    496,606,425     328,032,965   453,559,632     219,688,870     370,259,905
06/15/05 ..           0                0    150,436,329    496,606,425     328,032,965   453,559,632     219,688,870     370,259,905
09/15/05 ..           0                0    111,488,525    496,606,425     328,032,965   453,559,632     219,688,870     370,259,905
12/15/05 ..           0                0     70,599,211    496,606,425     328,032,965   453,559,632     219,688,870     370,259,905
03/15/06 ..           0                0     34,308,521    496,606,425     328,032,965   453,559,632     219,688,870     370,259,905
06/15/06 ..           0                0              0    496,606,425     328,032,965   453,559,632     219,688,870     370,259,905
09/15/06 ..           0                0              0    455,520,961     328,032,965   453,559,632     219,688,870     370,259,905
12/15/06 ..           0                0              0    412,432,186     328,032,965   453,559,632     219,688,870     370,259,905
03/15/07 ..           0                0              0    374,173,676     328,032,965   453,559,632     219,688,870     370,259,905
06/15/07 ..           0                0              0    338,300,783     328,032,965   453,559,632     219,688,870     370,259,905
09/15/07 ..           0                0              0    295,669,116     328,032,965   453,559,632     219,688,870     370,259,905
12/15/07 ..           0                0              0    251,038,529     328,032,965   453,559,632     219,688,870     370,259,905
03/15/08 ..           0                0              0    211,037,450     328,032,965   453,559,632     219,688,870     370,259,905
06/15/08 ..           0                0              0    173,199,357     328,032,965   453,559,632     219,688,870     370,259,905
09/15/08 ..           0                0              0    128,609,280     328,032,965   453,559,632     219,688,870     370,259,905
12/15/08 ..           0                0              0     82,002,162     328,032,965   453,559,632     219,688,870     370,259,905
03/15/09 ..           0                0              0     39,946,202     328,032,965   453,559,632     219,688,870     370,259,905
06/15/09 ..           0                0              0              0     328,032,965   453,559,632     219,688,870     370,259,905
09/15/09 ..           0                0              0              0     281,341,624   453,559,632     219,688,870     370,259,905
12/15/09 ..           0                0              0              0     232,595,203   453,559,632     219,688,870     370,259,905
03/15/10 ..           0                0              0              0     188,360,940   453,559,632     219,688,870     370,259,905
06/15/10 ..           0                0              0              0     146,249,254   453,559,632     219,688,870     370,259,905
09/15/10 ..           0                0              0              0      97,394,711   453,559,632     219,688,870     370,259,905
12/15/10 ..           0                0              0              0      46,468,072   453,559,632     219,688,870     370,259,905
03/15/11 ..           0                0              0              0               0   453,559,632     219,688,870     370,259,905
06/15/11 ..           0                0              0              0               0   409,203,619     219,688,870     370,259,905
09/15/11 ..           0                0              0              0               0   358,110,899     219,688,870     370,259,905
12/15/11 ..           0                0              0              0               0   304,908,604     219,688,870     370,259,905
03/15/12 ..           0                0              0              0               0   256,101,919     219,688,870     370,259,905
06/15/12 ..           0                0              0              0               0   209,395,101     219,688,870     370,259,905
09/15/12 ..           0                0              0              0               0   155,989,558     219,688,870     370,259,905
12/15/12 ..           0                0              0              0               0   100,456,246     219,688,870     370,259,905
03/15/13 ..           0                0              0              0               0    49,213,164     219,688,870     370,259,905
06/15/13 ..           0                0              0              0               0             0     219,688,870     370,259,905
09/15/13 ..           0                0              0              0               0             0     163,810,935     370,259,905
12/15/13 ..           0                0              0              0               0             0     105,763,937     370,259,905
03/15/14 ..           0                0              0              0               0             0      51,898,931     370,259,905
06/15/14 ..           0                0              0              0               0             0               0     370,259,905
09/15/14 ..           0                0              0              0               0             0               0     311,715,680
12/15/14 ..           0                0              0              0               0             0               0     250,956,594
03/15/15 ..           0                0              0              0               0             0               0     192,665,880
06/15/15 ..           0                0              0              0               0             0               0     134,008,933
09/15/15 ..           0                0              0              0               0             0               0      68,204,674
12/15/15 ..           0                0              0              0               0             0               0               0

Distribution Following Acceleration

      Upon an acceleration of the maturity of the transition bonds, the total outstanding principal balance of and interest accrued on the series 2001-1 transition bonds will be payable without priority of interest over principal or principal over interest and without regard to series or class, in the proportion that the total outstanding principal balance of, and accrued interest on, the series 2001-1 transition bonds bears to the total outstanding principal balances of and interest accrued on all transition bonds. For purposes of the preceding sentence, interest includes net swap payments with respect to any class of series 2001-1 floating rate transition bonds.

Optional Redemption

      The issuer may redeem all of the outstanding series 2001-1 transition bonds, at its option, on any payment date if (1) the outstanding principal balance of the series 2001-1 transition bonds, after giving effect to payments to be made on that payment date, is less than 5% of the total initial principal balance of the series 2001-1 transition bonds, and (2) no interest rate swap agreement remains in effect. In the case of redemption, the issuer will pay the outstanding principal balance of the series 2001-1 transition bonds and interest accrued and unpaid up to the redemption date. The trustee will give notice of the redemption to transition bondholders not less than five days nor more than 45 days prior to the redemption date.

      The series 2001-1 transition bonds will not be redeemed before the expected final payment date in any other circumstances, except in the case of acceleration due to those events of default specified in the indenture.

Interest Payments Generally

      Holders of transition bonds in each class of series 2001-1 transition bonds will receive interest at the rate for that class as set forth in Table 1 above.

      Interest on each class of series 2001-1 transition bonds which bears interest at a fixed rate will accrue from and including the date of issuance to but excluding the first payment date, and thereafter from and including the previous payment date to but excluding the applicable payment date until the transition bonds have been paid in full, at the interest rate indicated in Table
1. Each of those periods is referred to as an interest accrual period. The issuer is required to pay interest quarterly on September 15, December 15, March 15 and June 15 of each year, beginning September 15, 2001, or, if any such day is not a business day, the following business day. Each such day is referred to as a payment date.

      On each payment date, the issuer will pay interest on each class of the series 2001-1 transition bonds as follows:

      o if there has been a payment default, any interest payable but unpaid on any prior payment dates, together with any accrued interest on that unpaid interest; and

      o accrued interest on the principal balance of each class of series 2001-1 transition bonds as of the close of business on the preceding payment date, or the date of issuance of the class of series 2001-1 transition bonds, as applicable, after giving effect to all payments of principal made on the preceding payment date.

      The issuer will pay interest on the series 2001-1 transition bonds prior to paying principal of the series 2001-1 transition bonds. See "The Transition Bonds -- Payments of Interest on and Principal of the Transition Bonds" in the prospectus. If there is a shortfall in the amount necessary to make interest payments from the amount available to pay interest on the series 2001-1 transition bonds, the trustee will distribute interest to each class of the series 2001-1 transition bonds in the manner described in "THE INDENTURE -- How Funds in the Collection Account Will Be Allocated" in the prospectus.

      Interest on all classes of series 2001-1 transition bonds paying interest at a fixed rate will be calculated by the trustee on the basis of a 360-day year of twelve 30-day months.

Interest Payments on Floating Rate Transition Bonds

      Interest on each class of series 2001-1 transition bonds paying interest at a floating rate, each referred to as a floating rate class, will be paid, for all interest accrual periods other than the first interest accrual period, at the rate equal to the London interbank offered rate, referred to as LIBOR, for three-month United States dollar deposits, except with respect to the period from the date of issuance to and including March 14, 2001 when the rate will be based on LIBOR for one-month United States dollar deposits, in each case, determined on the applicable floating rate interest determination date, as described below, plus the percentage spread above LIBOR applicable to that class. The spread above LIBOR for any floating rate class is referred to as the floating rate spread. LIBOR plus the floating rate spread payable on each floating rate class is referred to as the floating rate.

      The floating rate spread for the series 2001-1 class A-4 transition bonds will be 0.30% per annum.

      Interest on each floating rate class will be calculated on the basis of the actual number of days from and including the preceding payment date, or, for the first payment date, from and including the date of issuance of that class, to but excluding the next payment date, divided by 360. The Luxembourg Stock Exchange will be advised of the floating rate and the amount of the interest payment on any floating rate class listed on that exchange for each payment date.

      For the first interest accrual period, interest on each floating rate class will be paid based on (1) for the period from and including the date of issuance of that class until and including March 14, 2001, LIBOR determined two London banking days before the date of issuance of that class, plus (2) for the period from and including March 15, 2001 until and including June 14, 2001, LIBOR determined on March 13, 2001, plus (3) for the period from and including June 15, 2001 up to but excluding the September 15, 2001 payment date, LIBOR determined on June 13, 2001. Payment of the sum of the amounts calculated for these three periods will be made on the September 15, 2001 payment date.

      On or prior to each payment date, the trustee, using LIBOR, will calculate the amount of interest payable on each floating rate class for the relevant interest accrual period.

      There will be no minimum or maximum interest rate on any floating rate class.

      With respect to any floating rate class, if the interest rate swap agreement relating to that class is terminated for any reason, interest on that class will be paid at the gross fixed rate for that class, as described below, until alternate arrangements can be made to pay the floating rate for that class. If the swap counterparty defaults in its obligation to make floating rate payments due under an interest rate swap agreement, the interest rate swap agreement may terminate under the circumstances described below. See "-- Interest Rate Swap Agreements -- Amounts Payable Under Interest Rate Swap Agreements" and " Interest Rate Swap Agreement Events of Default and Termination Events" below and "RISK FACTORS RELATING TO SERIES 2001-1 FLOATING RATE TRANSITION BONDS" in this prospectus supplement.

Floating Rate Interest Determination

      The interest determination date for each floating rate class and each payment date will be the day two London banking days prior to (1) the preceding payment date or (2) in the case of the first payment date, the dates specified above. A London banking day is a day on which commercial banks in London are open for general business.

      After the first payment date, interest on each floating rate class will be paid at the rate equal to LIBOR as determined on each interest determination date, plus the floating rate spread for that class.

      The trustee will determine LIBOR in accordance with the following provisions:

            1. On each interest determination date, the trustee will determine LIBOR based on the offered rate for deposits in United States dollars commencing on the first day of that period that appears on page 3750 of Telerate Services as of 11:00 a.m., London time, on that interest determination date. That display page is referred to as the Telerate page. If no offered rate appears on that Telerate page, LIBOR for that period will be determined as described in clause 2. below.

            2. With respect to an interest determination date on which no offered rate appears on the Telerate page, the trustee will request each of four major banks in the London interbank market, selected by the trustee, to provide the trustee with that bank's offered quotation for deposits in United States dollars for the applicable period, commencing on the second London banking day immediately following that interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. The applicable period is three months, except for the period from the date of issuance of the series 2001-1 transition bonds to and including March 14, 2001, when the applicable period is one month. If at least two such quotations are provided, LIBOR will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR for that period will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. in the City of New York on that interest determination date by major banks in the City of New York selected by the swap counterparty for loans in United States dollars to leading European banks, for the period commencing on the second London banking day immediately following that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time.

      If LIBOR cannot be determined in accordance with clauses 1. or 2. above, then that rate will be determined to be the same as the rate which applied (a) during the previous period or (b) on the date of issuance in the case of a failure to determine LIBOR for the first payment date.

      On each interest determination date, the trustee will notify the servicer, the issuer and the swap counterparty of LIBOR for the applicable period as determined by the trustee, and the issuer will notify the Luxembourg Stock Exchange of that rate to the extent any series 2001-1 transition bonds are listed on that exchange and the rules of that exchange so require.

Interest Rate Swap Agreements

      The issuer will enter into an interest rate swap agreement with a swap counterparty for each floating rate class, on or before the date of issuance of that class. The purpose of each interest rate swap agreement is to convert the cash flows allocable to each floating rate class, which for purposes of the transition bond charge are determined based on the gross fixed rate for each floating rate class, into cash flows that are based on a floating rate of interest.

      Amounts Payable Under Interest Rate Swap Agreements. Under each interest rate swap agreement, for each interest accrual period the issuer will be obligated to pay the related swap counterparty an amount equal to interest on the related floating rate class at a fixed rate of interest, referred to as the gross fixed rate for the related floating rate class, and the swap counterparty will be obligated to pay the issuer an amount equal to interest at the floating rate for that class. Those obligations will then be netted on the business day before each payment date. Therefore, for each interest accrual period, either the issuer will pay the swap counterparty only the amount, if any, by which interest at the gross fixed rate exceeds interest at the floating rate, referred to as the net swap payment, or the swap counterparty will pay the issuer only the amount, if any, by which interest at the floating rate exceeds interest at the gross fixed rate, referred to as the net swap receipt, as discussed below.

      With respect to any payment date, the notional amount in effect under each interest rate swap agreement for the interest accrual period prior to that payment date will equal the principal balance of the related floating rate class as of the close of business on the preceding payment date. With respect to the first payment date, the notional amount in effect under each interest rate swap agreement prior to that payment date will be equal to the initial principal balance of the related floating rate class.

      For each payment date with respect to each floating rate class, the trustee will allocate to the subaccount established for that class, referred to as a class subaccount, an amount equal to interest at the gross fixed rate for that class times the outstanding principal amount of that class for the preceding interest accrual period, referred to as the gross fixed amount for that class on that payment date. See "THE INDENTURE -- How Funds in the Collection Account Will be Allocated" in the prospectus. In addition, any net swap receipt under the related interest rate swap agreement will be deposited in that class subaccount, and will be available, together with the gross fixed amount for that class, to pay interest due on that class on that payment date. Any net swap payment will be paid to the related swap counterparty only out of funds on deposit in that class subaccount and the remaining amount in that class subaccount will be available to pay interest due on that class.

      Specifically, for the first payment date, the issuer will pay a net swap payment equal to the amount, if positive, equal to (1) an amount equal to the interest calculated on the outstanding principal amount for the related floating rate class at the applicable gross fixed rate for the period from and including the issuance date of the series 2001-1 transition bonds to but excluding the September 15, 2001 payment date minus (2) the sum of (a) the interest calculated on the notional amount for that class at the applicable floating rate for the period from and including that issuance date to and including March 14, 2001, plus (b) the interest calculated on that notional amount at the applicable floating rate for the period from and including March 15, 2001 to and including June 14, 2001, plus (c)the interest calculated on that notional amount at the applicable floating rate for the period from and including June 15, 2001 up to but excluding the September 15, 2001 payment date. If this amount is a negative number, a net swap receipt in this amount will be paid to the issuer by the swap counterparty.

      For each payment date after the first payment date, the issuer will pay a net swap payment equal to the amount, if positive, equal to (1) the interest calculated on the outstanding principal amount of the related floating rate class at the applicable gross fixed rate for the period from and including the previous payment date to but excluding that payment date minus (2) the interest calculated on the notional amount for that class at the applicable floating rate for that period. If this amount is a negative number, a net swap receipt in this amount will be paid to the issuer by the swap counterparty.

      The gross fixed rate for the floating rate class A-4 transition bonds will be 6.2875% percent per annum.

      Each interest rate swap agreement may terminate under the circumstances described under " -- Interest Rate Swap Agreement Events of Default and Termination Events" below. In the event an interest rate swap agreement terminates without a replacement interest rate swap agreement being established, the interest payable on the related floating rate class will convert to the gross fixed rate for that class. The gross fixed rate will be used to calculate interest payable on that class starting on the last payment date at which interest has been paid at the floating rate. See "RISK FACTORS RELATING TO SERIES 2001-1 FLOATING RATE TRANSITION BONDS" in this prospectus supplement.

      Swap Counterparty Ratings. The required long-term senior unsecured or financial program ratings of each swap counterparty under each interest rate swap agreement will be at least "Aa3" by Moody's Investors Service, Inc., referred to as Moody's, either at least "A+" or, for short-term obligations, "A-1" by Standard & Poor's Ratings Services, referred to as S&P and, if a swap counterparty is rated by Fitch, Inc., referred to as Fitch, "A+" or, for short-term obligations, "F1" for Fitch. These ratings are referred to as the swap counterparty minimum ratings.

      Swap Counterparty Downgrade Event. An event referred to as a swap counterparty downgrade event will occur if the swap counterparty no longer meets the swap counterparty minimum ratings.

      If a swap counterparty downgrade event occurs, the swap counterparty will be required, within 30 days following that event, to either:

      a. re-establish the swap counterparty minimum ratings, or

      b. establish alternative arrangements to maintain or restore the ratings of the affected floating rate class that were in effect prior to the swap counterparty downgrade event. These alternative arrangements by the swap counterparty may include:

      1. posting collateral, arranging for a guarantee or taking similar action to maintain or restore the ratings, or

      2. assigning its rights and obligations under the interest rate swap agreement to a replacement swap counterparty that meets the swap counterparty minimum ratings, or that has itself made arrangements which will maintain or restore the ratings.


      Posting collateral, arranging for a guarantee and other arrangements as described in clauses 1. and 2. above are referred to in this prospectus supplement as satisfactory arrangements to maintain or restore the ratings prior to the swap counterparty downgrade event.

      At the end of that 30-day period, if the swap counterparty has failed to make satisfactory arrangements to maintain or restore the ratings of that floating rate class that were in effect prior to the swap counterparty downgrade event, the issuer will appoint a recognized swap dealer that is a member of the International Swaps and Derivatives Association, Inc. with capital and surplus of at least $50 million, referred to as the swap agent, to, within an additional 30 days, either:

      1. find a replacement swap counterparty that meets the swap counterparty minimum ratings or that has made satisfactory arrangements to maintain or restore the ratings of the related floating rate class, referred to as a qualified replacement counterparty, or

      2. if a qualified replacement counterparty cannot be found, find the highest rated replacement swap counterparty available, in terms of long-term senior unsecured or financial program credit rating assigned by Moody's or S&P, that is higher than that of the existing swap counterparty and that is approved by the holders of at least 66 2/3% of the total outstanding principal amount of the related floating rate class, referred to as an approved replacement counterparty.

In the case of a qualified replacement counterparty or an approved replacement counterparty, if there is more than one available replacement swap counterparty with the same credit rating, the counterparty offering the interest rate swap terms with the lowest overall cost to the issuer will be selected by the issuer as the replacement swap counterparty. That replacement swap counterparty must be willing to intermediate between the issuer and the prior swap counterparty by entering into an interest rate swap agreement with the prior swap counterparty that is substantially the same as the prior interest rate swap agreement to hedge or offset the risk that the replacement swap counterparty has to the issuer.

      If a qualified replacement counterparty or an approved replacement counterparty has been found, the prior swap counterparty will be required to assign its rights and obligations under the interest rate swap agreement to that replacement swap counterparty and the replacement swap counterparty will enter into a new interest rate swap agreement with substantially the same terms as the terminated agreement. If a replacement swap counterparty satisfying the above criteria has not been found within that second 30 day period, a termination event will occur under the interest rate swap agreement and the interest rate swap agreement will terminate unless holders representing 66 2/3% of the total outstanding principal amount of the related floating rate class vote to continue the interest rate swap agreement with the existing swap counterparty.

      If the interest rate swap agreement is not terminated as described above, the swap agent will be obligated every three months thereafter to renew the search for a qualified replacement counterparty or an approved replacement counterparty according to the above procedures. However, the replacement counterparty will not be required to intermediate between the prior swap counterparty and the issuer, as described above. At the end of each of these three-month periods, if a swap counterparty meeting the above criteria has not been found, the interest rate swap agreement will terminate unless holders representing 66 2/3% of the total outstanding principal amount of the related floating rate class vote to continue the interest rate swap agreement with the existing swap counterparty.

      All searches for replacement swap counterparties will be at the reasonable cost of the swap counterparty being replaced.

      Interest Rate Swap Agreement Events of Default and Termination Events. The events referred to as swap events of default under each interest rate swap agreement include:

      o the failure of the issuer or the swap counterparty to pay any amount when due under the interest rate swap agreement if that failure is not remedied on or before the fifth business day after that failure, unless, in the case of a failure by the swap counterparty, the holders of 66 2/3% of the total outstanding principal amount of the related floating rate class vote to waive that default within 30 days following notice of the default, by the issuer or the trustee to the swap counterparty,

      o certain events of bankruptcy of the issuer or the swap counterparty or a credit support provider of the swap counterparty, or

      o a merger of the issuer or the swap counterparty without an assumption of its obligations under the interest rate swap agreement.

      The events referred to as termination events under the interest rate swap agreement are:

      o  illegality, as described below,

      o  an acceleration of the related floating rate class,

      o a swap counterparty downgrade event, as described above, that is not cured within the applicable time periods,

      o any change in any applicable laws or in the interpretation of any applicable laws which revokes or renders unenforceable any of the swap counterparty's obligations under the interest rate swap agreement, or

      o any amendment, without the consent of the swap counterparty, of the formation documents of the issuer, the sale agreement, the bill of sale, the servicing agreement, the administration agreement, the indenture, the underwriting agreement, the hedge agreement, the interest rate swap agreement or the securities account control agreement which, in the swap counterparty's reasonable and good faith judgment, adversely affects its rights or obligations under the interest rate swap agreement.


      Each interest rate swap agreement may be terminated by either the issuer or the swap counterparty upon an illegality, as described below. In addition, upon acceleration of the transition bonds, other than as a result of an uncured covenant default not involving a payment failure, either party may elect to terminate. Any other swap event of default or a termination event can lead to a termination of the interest rate swap agreement by the party not responsible for that event. Moreover, as described above, the interest rate swap agreement will terminate following a swap counterparty downgrade event if that event is not cured, there is no replacement swap counterparty and the requisite holders of the related floating rate class do not vote to continue with the existing swap counterparty. Except in the cases described above, the issuer may terminate only at the direction of the holders of 66 2/3% of the total outstanding principal amount of the related floating rate class.

      The issuer will not be obligated to pay any termination payment or any other breakage amounts to the swap counterparty under any interest rate swap agreement as a result of any termination event, any swap event of default, any swap counterparty downgrade event or for any other reason, except following an acceleration of the transition bonds and a liquidation of the collateral as described under "THE INDENTURE -- How Funds in the Collection Account Will Be Allocated" in the prospectus. Any payment made by a replacement swap counterparty to enter into a replacement interest rate swap agreement will be paid to the terminated swap counterparty.

      Upon a termination of an interest rate swap agreement resulting from a swap event of default, swap counterparty downgrade event or other termination event, the swap counterparty may be liable to pay a termination payment to the issuer, based on the market value of the interest rate swap agreement determined in accordance with specified procedures set forth therein. Any termination payment paid by the swap counterparty, including interest thereon, will first be used to make any payment required to be paid to any replacement swap counterparty and to the extent not so used will be deposited in the related class subaccount and paid pursuant to the indenture to the holders of the related floating rate class on the next payment date, pro rata based on the principal amount held by each holder, as described under "CREDIT ENHANCEMENT -- Collection Account and Subaccounts -- The Class Subaccounts" in this prospectus supplement.

      Illegality means that due to the adoption of, or any change in, any applicable law after the date on which a swap transaction is entered into, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after that date, it becomes unlawful for the issuer or the swap counterparty:

      o to perform any absolute or contingent obligation to make a payment or delivery or to receive a payment or delivery in respect of that swap transaction or to comply with any other material provision of the interest rate swap agreement; or

      o to perform, or for any credit support provider of that party to perform, any contingent or other obligation which the party or that credit support provider has under any credit support document relating to that swap transaction.

      Replacement of Interest Rate Swap Counterparty. Upon a termination event or a swap event of default under an interest rate swap agreement, the issuer is required to appoint a swap agent. Upon its appointment, the swap agent will be required, for a period not exceeding 30 days, either:

      1. find a replacement swap counterparty who meets the swap counterparty minimum ratings or who has made such other arrangements as will result in the related floating rate class receiving ratings from the rating agencies not less than the ratings that would be received if such replacement swap counterparty met the swap counterparty minimum ratings, or

      2. if a replacement swap counterparty satisfying clause 1. above cannot be found, find the available replacement swap counterparty with the highest available long-term senior unsecured or financial program credit rating which is approved by the holders of at least 66 2/3% of the total outstanding principal amount of the related floating rate class.

      In case of clause 1. or 2. above, if there is more than one available replacement swap counterparty with the same credit rating, the counterparty offering the interest rate swap terms with the lowest overall cost to the issuer will be selected by the issuer as the replacement swap counterparty. If a replacement swap counterparty satisfying the above criteria has been found, upon the termination of the interest rate swap agreement, the replacement swap counterparty will enter into an interest rate swap agreement with the issuer having terms substantially the same as the original interest rate swap agreement, effective as of the payment date immediately following the date of the replacement agreement. If a replacement swap counterparty has not been found, the swap agent will be required to renew such search every three months until a replacement swap counterparty satisfying the above criteria has been found and a replacement interest rate swap agreement has been entered into.

      Assignment of Interest Rate Swap Agreements. Any swap counterparty may assign its obligations under any interest rate swap agreement with the prior written consent of the issuer or, without that consent, either:

      o in a consolidation or amalgamation with or merger with or into, or transfer of all or substantially all of its assets to another entity which expressly assumes in a written agreement the obligations of the swap counterparty under the interest rate swap agreement, although if upon that consolidation, amalgamation or merger, a swap counterparty downgrade event has occurred, it will be a termination event as described above; or

      o to a replacement swap counterparty following a swap counterparty downgrade event as described above.


      Enforcement, Amendment, Modification or Waiver of Interest Rate Swap Agreements. If a swap event of default or termination event occurs and is continuing, the trustee may, and at the direction of at least 66 2/3% of the total outstanding principal amount of the related floating rate class shall, exercise all rights, remedies, powers, privileges and claims of the issuer against the related swap counterparty, and any right of the issuer to take this action shall be suspended.

      An interest rate swap agreement may be amended with the consent of the trustee and the related swap counterparty, as long as each of Moody's, S&P, and Fitch confirm that the amendment will not result in the reduction or withdrawal of its then current rating of the related floating rate class, which confirmation is referred to as satisfaction of the rating agency condition, provided that, in some circumstances, so long as Moody's has been notified of a proposed amendment, the rating agency condition may be satisfied with respect to Moody's without such a confirmation. However, this amendment may not adversely affect in any material respect the interests of the transition bondholders of the related floating rate class unless the holders of at least 66 2/3% of the total outstanding principal amount of that class direct the trustee to consent to the amendment. Moreover, that amendment may not adversely affect in any material respect the interests of any other transition bondholders or the counterparty to any other hedge or other interest rate swap agreement without the consent of the holders of at least 66 2/3% of the total outstanding principal balance of the transition bonds of all of those other series or classes, and each counterparty to any other hedge or other interest rate swap agreement, materially and adversely affected thereby.

      Except as set forth above under "-- Swap Counterparty Downgrade Event" or "Interest Rate Swap Agreement Events of Default and Termination Events," with respect to any action proposed by the issuer to amend, modify, waive, supplement or surrender the terms of any interest rate swap agreement, or waive timely performance or observance by the swap counterparty under any interest rate swap agreement, in a way which would materially and adversely affect the interests of transition bondholders of the related class, the issuer must satisfy the rating agency condition. Thereafter, the trustee will consent to this proposed action only with the consent of (1) 66 2/3% of the total outstanding principal amount of the transition bonds of the related class, and (2) the consent of the holders of at least 66 2/3% of the total outstanding principal balance of each other series or class, and each counterparty to any other hedge or interest rate swap agreement, materially and adversely affected thereby.

Swap Counterparty

      The swap counterparty is Westdeutsche Landesbank Girozentrale, New York Branch ("WestLB New York"). WestLB New York is licensed and subject to supervision and regulation by the Superintendent of Banks of the State of New York. WestLB New York is examined by the New York State Banking Department and is subject to banking laws and regulations applicable to a foreign bank that operates a New York branch.

      Westdeutsche Landesbank Girozentrale ("WestLB") traces its history to 1832 and was created by the merger of two central banks, or Landesbanks (German State Banks), in the State of North Rhine-Westphalia, the Federal Republic of Germany ("Germany") on January 1, 1969. As a German universal bank, WestLB provides commercial and investment banking services regionally, nationally and internationally to public, corporate and bank customers. WestLB is the largest of the Landesbanks and, on the basis of total assets at December 31, 1999, was the fourth largest bank in Germany. At December 31, 1999, WestLB had total assets of approximately Euro 308 billion (U.S. $309 billion).

      Upon written request, WestLB will provide without charge to each person to whom this prospectus supplement and the accompanying prospectus is delivered a copy of its most recent annual report. Written requests for such annual reports or any additional information concerning WestLB should be directed to Westdeutsche Landesbank Girozentrale, New York Branch, 1211 Avenue of the Americas, New York, New York 10036, Attention: Branch Management.

      WestLB's ratings for long-term obligations are "Aa1" from Moody's, "AA+" from S&P and "AAA" from Fitch.

                     RISK FACTORS RELATING TO SERIES 2001-1
                         FLOATING RATE TRANSITION BONDS

      In addition to the following risk factors applicable to the floating rate classes, additional risk factors apply to all of the transition bonds of any series. See "RISK FACTORS" in the prospectus.

Termination of Swap Could Cause a Loss

      Termination events, swap events of default or swap counterparty downgrade events under any interest rate swap agreement may result in termination of that interest rate swap agreement. Each interest rate swap agreement will terminate if the related swap counterparty defaults in its obligation to make payments under the interest rate swap agreement and the holders representing 66 2/3% of the total outstanding principal amount of the related floating rate class do not vote to waive that default. If any interest rate swap agreement is terminated, the holders of the related floating rate class will receive a fixed rate of interest equal to the gross fixed rate for that class, which will take effect from the last payment date to which interest has been paid at a floating rate. See "THE SERIES 2001-1 TRANSITION BONDS -- Interest Rate Swap Agreements" in this prospectus supplement. This rate could be substantially less than the floating rate for that class at the time of the termination, which could adversely affect the yield to maturity, and holders of the related floating rate class could suffer a loss on their investment.

Ratings Downgrade of Any Floating Rate Class of Transition Bonds Could Cause a Loss for Holders of Those Transition Bonds

      If a swap counterparty downgrade event occurs, and (1) the swap counterparty fails to make satisfactory arrangements to maintain or restore the prior ratings and (2) holders representing 66 2/3% of the total outstanding principal amount of the related floating rate class either approve a replacement swap counterparty that does not maintain or restore the prior ratings or such holders vote to continue the existing interest rate swap agreement, that class of transition bonds may be downgraded by the rating agencies. See "THE SERIES 2001-1 TRANSITION BONDS -- Interest Rate Swap Agreements" in this prospectus supplement. In that event, the trading price of these transition bonds may be reduced, and holders of these transition bonds could suffer a loss on their investment.

Interest Payments on Series 2001-1 Transition Bonds at Floating Rates Are Dependent on Swap Counterparties

      If any swap counterparty defaults in its obligation to make any net swap payment, the related interest rate swap agreement may terminate in the absence of the required waiver by the holders of the related class, and the holders of the related class of series 2001-1 floating rate transition bonds will receive interest at the gross fixed rate for that class. There can be no assurance that any alternate arrangements will be made to obtain a suitable replacement swap counterparty or otherwise to obtain payment of the floating rate for that class. The gross fixed rate for that class could be substantially less than the floating rate for that class at the time of that failure to pay, and holders of that class of transition bonds could suffer a loss on their investment. See "THE SERIES TRANSITION 2001-1 BONDS -- Interest Rate Swap Agreements" in this prospectus supplement.

                               Credit Enhancement

      Credit enhancement for the series 2001-1 transition bonds is intended to protect you against losses or delays in scheduled payments on your transition bonds. See "RISK FACTORS -- Transition Bondholders May Experience Payment Delays or Losses as a Result of the Limited Sources of Payment for the Transition Bonds and Limited Credit Enhancement" in the prospectus.

Periodic Adjustment of the Transition Bond Charge

      Credit enhancement for the transition bonds includes mandatory periodic adjustments by the BPU to the transition bond charge to be billed to customers, upon petition by PSE&G, as servicer. Under the BPU financing order, the servicer may petition the BPU for an adjustment to the transition bond charge. Under the servicing agreement PSE&G, as servicer, will be required to petition for an adjustment at least annually through December 1, 2014 and quarterly commencing on March 1, 2015. The periodic adjustments will be designed to provide, among other things, sufficient funds for timely payments of interest on and principal of the transition bonds in accordance with the expected amortization schedule set forth in Table 2 above. See "THE BPU FINANCING ORDER AND THE TRANSITION BOND CHARGE -- The BPU's Transition Bond Charge Adjustment Process" in the prospectus. The adjustments will be made if there are excess collections or if the transition bond charge does not produce sufficient collections:

      1.    to pay transaction fees and expenses;

      2. to make scheduled payments of principal of and interest on the transition bonds, which in the case of interest on any floating rate class will be calculated at the applicable gross fixed rate; and

      3. to fund or replenish any of the subaccounts, including the capital subaccount and the overcollateralization subaccount, to their required levels.

Collection Account and Subaccounts

      The trustee will establish a collection account to hold the capital contribution from PSE&G to the issuer and the amounts remitted by the servicer from time to time. The collection account will contain the funds securing the transition bonds. The collection account will consist of subaccounts including the following:

      o     the general subaccount;

      o     one or more series subaccounts;

      o     one or more class subaccounts;

      o one or more series capital subaccounts, including the capital reserve subaccount with respect to the series 2001-1 transition bonds, as discussed below;

      o     one or more series overcollateralization subaccounts; and

      o     the reserve subaccount.

Withdrawals from and deposits to all of these subaccounts will be made as described under "THE INDENTURE -- The Collection Account for the Transition Bonds" and "-- How Funds in the Collection Account Will Be Allocated" in the prospectus.

      The General Subaccount. Transition bond charge collections remitted by the servicer to the trustee will be deposited into the general subaccount. On each payment date, the trustee will allocate amounts in the general subaccount to make the allocations described under "THE INDENTURE -- How Funds in the Collection Account Will Be Allocated" in the prospectus.

      The Series Subaccount. Upon the issuance of the series 2001-1 transition bonds, a series subaccount will be established with respect to that series. On each payment date, or the day before the payment date in the case of interest allocated to the applicable class subaccounts, as described below, the trustee will allocate from amounts on deposit in the general subaccount to the series subaccount for each series an amount sufficient to pay, to the extent available:


      o interest payable on that series on that payment date to each class on a pro rata basis based on the amount of interest payable to that class, or in the case of any floating rate class, based on the gross fixed amount for that class, which gross fixed amount will in turn be allocated to the related class subaccount;

      o the principal of that series due on any class or series on the final maturity date of that class or series, on a redemption date or upon acceleration; and

      o principal scheduled to be paid on that series on that payment date, as set forth in the expected amortization schedule, excluding amounts provided for in the immediately preceding clause above.

On each payment date, allocations will be made to each series subaccount as described under "THE INDENTURE -- How Funds in the Collection Account Will Be Allocated" in the prospectus. On each payment date, the trustee will withdraw funds from each series subaccount to make payments on the related series of transition bonds.

      The Series Capital Subaccount. Upon the issuance of the series 2001-1 transition bonds, a capital subaccount will be established for that series, into which PSE&G will deposit $12,625,000, which represents the required capital amount for the series. Further, the trustee will establish a subaccount within the capital subaccount, which will be referred to as the capital reserve subaccount. The trustee will fund the capital reserve subaccount with $100,000 from the required capital amount for the series 2001-1 transition bonds. The capital reserve subaccount will not be subject to the lien of the indenture or included in the collateral securing any transition bonds. If amounts available in the general subaccount, the series subaccount, the reserve subaccount and the series overcollateralization subaccount are not sufficient on any payment date to make scheduled payments of principal and interest to the series 2001-1 transition bondholders and to pay the expenses, fees and charges specified in the indenture, the trustee will draw on amounts in the series capital subaccount, other than the amounts in the capital reserve subaccount, to make those payments. The required capital amount has been set at a level sufficient to obtain the ratings on the series 2001-1 transition bonds described below under "RATINGS FOR THE SERIES 2001-1 TRANSITION BONDS" in this prospectus supplement.

      The Class Subaccounts. Upon the issuance of any floating rate class, a subaccount, referred to as the class subaccount, will be established for that floating rate class. On the business day preceding each payment date, the trustee will allocate to each class subaccount from the related series subaccount an amount equal to the gross fixed amount for the related floating rate class and that payment date. On that day, any net swap payment will be paid to the related swap counterparty from that class subaccount, or any net swap receipt from the related swap counterparty will be deposited into that class subaccount. On the related payment date, amounts in each class subaccount will be paid as interest to the holders of the related floating rate class. See "THE INDENTURE -- How Funds in the Collection Account Will Be Allocated" in the prospectus. In the event of a shortfall of funds in a class subaccount to make a net swap payment due to the related swap counterparty and to pay interest on the related floating rate class of transition bonds, those amounts will be paid on a pro rata basis based on the relative amounts due in respect of the swap and the interest on the class of transition bonds. Any termination payment paid by a swap counterparty upon termination of the related interest rate swap agreement, to the extent not paid to a replacement swap counterparty, will be deposited in the class subaccount for the related floating rate class and will be paid pursuant to the indenture to the holders of the related floating rate class on the next payment date pro rata based on the principal amount held by each holder. Any balance remaining in any class subaccount after payments have been made to the holders of the related floating rate class on a payment date will be transferred to the collection account for allocation on the next payment date.

      The Series Overcollateralization Subaccount. Upon the issuance of the series 2001-1 transition bonds, an overcollateralization subaccount will be established for the series 2001-1 transition bonds. The overcollateralization amount for the series 2001-1 transition bonds is $12,625,000, which represents 0.50% of the initial outstanding principal balance of the series. On each payment date, the trustee will deposit in the series overcollateralization subaccount the transition bond charge collections, together with any earnings on investments in the collection account, up to a specified amount for that payment date which is referred to as the scheduled overcollateralization level for that date. The scheduled overcollateralization level for each payment date is set forth below. The overcollateralization amount and the scheduled overcollateralization levels have been set at amounts sufficient to obtain the ratings on the series 2001-1 transition bonds which are described below under "RATINGS FOR THE SERIES 2001-1 TRANSITION BONDS" in this prospectus supplement. The required overcollateralization amount will not be less than 0.5% of the initial outstanding principal balance of the series 2001-1 transition bonds. See also "THE TRANSITION BONDS -- Credit Enhancement for the Transition Bonds" in the prospectus.

      If amounts available in the general subaccount, the series subaccount and the reserve subaccount are not sufficient on any payment date to make scheduled payments to the series 2001-1 transition bondholders and to pay the expenses, fees and charges specified in the indenture, the trustee will draw on amounts in the series 2001-1 overcollateralization subaccount to make those payments.

                                     Table 3
                     Scheduled Overcollateralization Levels

                      Scheduled                                 Scheduled
Payment         Overcollateralization         Payment     Overcollateralization
  Date                  Level                  Date               Level
--------        ---------------------        --------     ---------------------
09/15/01 .........    $ 496,489              12/15/08         $ 6,667,135
12/15/01 .........      709,270              03/15/09           6,879,916
03/15/02 .........      922,051              06/15/09           7,092,697
06/15/02 .........    1,134,831              09/15/09           7,305,478
09/15/02 .........    1,347,612              12/15/09           7,518,258
12/15/02 .........    1,560,393              03/15/10           7,731,039
03/15/03 .........    1,773,174              06/15/10           7,943,820
06/15/03 .........    1,985,955              09/15/10           8,156,601
09/15/03 .........    2,198,736              12/15/10           8,369,382
12/15/03 .........    2,411,517              03/15/11           8,582,163
03/15/04 .........    2,624,298              06/15/11           8,794,944
06/15/04 .........    2,837,079              09/15/11           9,007,725
09/15/04 .........    3,049,860              12/15/11           9,220,506
12/15/04 .........    3,262,640              03/15/12           9,433,287
03/15/05 .........    3,475,421              06/15/12           9,646,067
06/15/05 .........    3,688,202              09/15/12           9,858,848
09/15/05 .........    3,900,983              12/15/12          10,071,629
12/15/05 .........    4,113,764              03/15/13          10,284,410
03/15/06 .........    4,326,545              06/15/13          10,497,191
06/15/06 .........    4,539,326              09/15/13          10,709,972
09/15/06 .........    4,752,107              12/15/13          10,922,753
12/15/06 .........    4,964,888              03/15/14          11,135,534
03/15/07 .........    5,177,669              06/15/14          11,348,315
06/15/07 .........    5,390,449              09/15/14          11,561,096
09/15/07 .........    5,603,230              12/15/14          11,773,876
12/15/07 .........    5,816,011              03/15/15          11,986,657
03/15/08 .........    6,028,792              06/15/15          12,199,438
06/15/08 .........    6,241,573              09/15/15          12,412,219
09/15/08 .........    6,454,354              12/15/15          12,625,000

      The Reserve Subaccount. The reserve subaccount will be funded with any transition bond charge collections and earnings on amounts in the collection account, other than the capital subaccount, in excess of the amount necessary to pay on any payment date:

      1. fees and expenses of the trustee and the servicer and other transaction fees, expenses, costs and charges,

      2. scheduled principal of and interest on the transition bonds, which in the case of interest on any floating rate class will be the gross fixed amount for that class and that payment date, of each series payable on that payment date,

      3. any amount required to replenish the capital subaccount for each series, and

      4. the amounts required to fund or replenish the overcollateralization subaccount for each series to the required levels for that payment date.

      The transition bond charge will be adjusted periodically to eliminate any amounts on deposit in the reserve subaccount. See also "THE TRANSITION BONDS -- Credit Enhancement for the Transition Bonds" and "THE BPU FINANCING ORDER AND THE TRANSITION BOND CHARGE -- The BPU's Transition Bond Charge Adjustment Process" in the prospectus.

      On any payment date, if amounts available in the general subaccount and the series subaccount are not sufficient to make scheduled payments to the series 2001-1 transition bondholders, and to pay the expenses, fees and charges specified in the indenture, the trustee will draw first on any amounts in the reserve subaccount to make those payments.

      No amounts in the series overcollateralization subaccount, the series capital subaccount or the reserve subaccount may be used to cover any shortfalls in interest on a floating rate class to the extent that shortfall is due to the swap counterparty's failure to pay any net swap receipt due under the related interest rate swap agreement. However, amounts in those subaccounts will be available to pay the applicable gross fixed amount with respect to each floating rate class.

                   DESCRIPTION OF BONDABLE TRANSITION PROPERTY

      Bondable transition property is a property right created by New Jersey state legislation. Bondable transition property represents the irrevocable right of an electric public utility to charge, collect and receive, and be paid from collections of, transition bond charges, in amounts sufficient to recover the following, referred to as bondable stranded costs:

      1. the stranded costs of an electric utility approved by the BPU for recovery through the issuance of transition bonds;

      2. the costs of retiring existing debt or equity capital of the electric utility, including accrued interest and premiums, and other related fees, costs and charges, approved by the BPU; and

      3. the costs incurred to issue, service or refinance the transition bonds, including accrued interest and acquisition or redemption premium, and other financing costs and related fees, costs and charges, including but not limited to credit enhancements, service charges, overcollateralization, interest rate caps, swaps or collars, yield maintenance, maturity guarantees and other hedging agreements or to sell or transfer the bondable transition property, or to assign, sell or otherwise transfer bondable transition property, approved by the BPU.

      Bondable transition property also includes the right of an electric public utility to obtain periodic adjustments of the transition bond charge and all revenues, collections, payments, money and proceeds with respect to the above.

                           THE TRANSITION BOND CHARGE

      The bondable stranded costs authorized in the BPU financing order are to be recovered from electric customers of PSE&G through the transition bond charge. A customer is a person that is an end user of electricity, is connected to any part of PSE&G's transmission and distribution system and is located within PSE&G's service territory. PSE&G, in its capacity as servicer of the bondable transition property under the servicing agreement, will bill or arrange for the billing of the transition bond charge to each customer.

      PSE&G Will Assess the Transition Bond Charge on Customers. PSE&G, in its capacity as servicer of the bondable transition property under the servicing agreement, will assess the transition bond charge on the bills of each customer. Each customer who accesses PSE&G's transmission and distribution system must pay the transition bond charge, even if that customer elects to purchase electricity from another supplier. See "THE COMPETITION ACT -- PSE&G and Other Utilities May Securitize Stranded Costs -- Customers Cannot Avoid Paying the Transition Bond Charge" in the prospectus. In certain limited circumstances, only customers who self-generate will be able to avoid the transition bond charge, as described under "THE COMPETITION ACT -- PSE&G and

Other Utilities May Securitize Stranded Costs -- Customers Cannot Avoid Paying the Transition Bond Charge." The transition bond charge is assessed as a uniform per kilowatt-hour charge against all customers of all classes, the amount of the charge depending on the amount of electricity delivered to the customer through PSE&G's distribution system. Any third party supplier of electricity to PSE&G's customers must pay PSE&G the transition bond charge billed by that third party supplier to PSE&G's customers.

      PSE&G Will Calculate the Transition Bond Charge. PSE&G, as servicer, will calculate the transition bond charge based on the total amount required to be billed to customers to generate transition bond charge collections sufficient to provide funds for the timely payment of scheduled principal of and interest on the transition bonds and the other amounts required to be paid by the issuer. The charge will be reflected in each customer's bill. Transition bond charge collections will vary from projections because total electricity consumption revenues are affected by changes in usage, number of customers, rates of delinquencies and write-offs or other factors. See Tables 1 through 9 under "THE SELLER AND SERVICER OF THE BONDABLE TRANSITION PROPERTY" in the prospectus. PSE&G, as servicer, is required to seek adjustments to the transition bond charge on each calculation date as described under "THE BPU FINANCING ORDER AND THE TRANSITION BOND CHARGE" in the prospectus, in order to adjust for these variations on each calculation date.

      The initial transition bond charge will be calculated on the basis of:

      o     the issuance of $2.525 billion of series 2001-1 transition bonds,

      o the projected total payments required in relation to the transition bonds during the period commencing immediately after the date of issuance of the series 2001-1 transition bonds and ending December 31, 2001, and

      o the estimated amount of kilowatt-hours of electricity delivered, and for which PSE&G bills and collects during that period.

      The BPU's Transition Bond Charge Adjustment Process. Transition bond charge collections are intended to be neither more nor less than the amount necessary to pay the principal balance of the transition bonds of each series in accordance with the expected amortization schedule, to pay interest on each series, which in the case of interest on any floating rate class will be calculated at the applicable gross fixed rate, to pay related fees, costs and expenses and to fund or replenish the subaccounts. The BPU financing order does not limit the number of transition bond charge adjustments except to provide that adjustments may not occur more frequently than quarterly. Furthermore, the BPU is obliged to continue to approve transition bond charge adjustments calculated in accordance with the formula until there are no transition bonds outstanding and all fees, costs, and expenses of the issuer have been paid. In order to enhance the likelihood of a proper amount of transition bond charge collections, the servicing agreement requires the servicer to petition the BPU to approve adjustments to the transition bond charge. Those petitions will be filed annually through December 1, 2014, and quarterly commencing on March 1, 2015 for so long as the series 2001-1 transition bonds are outstanding. The adjustments will adjust the transition bond charge so that the charge will be sufficient to pay scheduled principal of and interest on the series 2001-1 transition bonds which in the case of the Class A-4 transition bonds, will be the gross fixed rate of interest on that class and will be in an amount required to provide revenues sufficient to provide for the full recovery of bondable stranded costs. Each periodic adjustment will become effective on an interim basis 30 days after filing, and final after 60 days, in each case, absent a determination by the BPU of manifest error.

      There will be a single per kilowatt-hour transition bond charge for all customers of all classes. Initially, PSE&G estimates that the transition bond charge will be approximately 0.66 cents per kilowatt-hour for all customers of all classes, beginning immediately after the issuance date of the series 2001-1 transition bonds. See "The Competition Act" and "THE BPU FINANCING ORDER AND THE TRANSITION BOND CHARGE" in the prospectus.

                              INFORMATION REGARDING
                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY

      For the year ended December 31, 1999, PSE&G reported a net loss of $160 million on revenue of $5.890 billion as compared with earnings of $593 million on revenue of $5.568 billion for the year ended December 31, 1998. The loss was attributable to an extraordinary charge of $804 million primarily resulting from the write-off by PSE&G of its nuclear and fossil generating stations and related assets in accordance with generally accepted accounting principles as a result of the BPU's decision directing PSE&G to transfer these stations and assets to a non-utility affiliate. Without this extraordinary charge, PSE&G would have had earnings of $644 million during this period. For the year ended December 31, 1999, approximately 71% and 29% of revenues were derived from electricity and gas, respectively. For the quarter ending September 30, 2000, approximately 69% and 31% of revenues were derived from electricity and gas, respectively.

      For the three quarters ending September 30, 2000, PSE&G reported earnings of $494 million on revenue of $4.365 billion as compared to earnings of $(277) million on revenues of $4.421 billion for the three quarters ending September 30, 1999.

      PSE&G is a wholly owned subsidiary of Public Service Enterprise Group Incorporated. As of September 30, 2000, PSE&G's assets comprised approximately 75% of Enterprise's consolidated assets.

                 UNDERWRITING THE SERIES 2001-1 TRANSITION BONDS

      Subject to the terms and conditions set forth in the underwriting agreement among the issuer, PSE&G and the underwriters for whom Lehman Brothers Inc. is acting as the representative, the issuer has agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal balance of series 2001-1 transition bonds set forth opposite each underwriter's name below:


Name                                        Class A-1      Class A-2      Class A-3     Class A-4
-----                                       ---------      ---------      ---------     ---------
Lehman Brothers Inc. ...................  $ 62,623,699  $219,543,326   $108,660,036   $295,480,823
Salomon SmithBarney Inc. ...............  $ 14,208,738  $ 49,812,351   $ 24,653,958   $ 67,041,867
Merrill Lynch, Pierce,
  Fenner & Smith Incorporated ..........  $ 13,682,489  $ 47,967,449   $ 23,740,848   $ 64,558,835
Banc One Capital Markets, Inc. .........  $  2,631,248  $  9,224,510   $  4,565,548   $ 12,415,161
The Williams Capital Group, L.P. .......  $  2,631,248  $  9,224,510   $  4,565,548   $ 12,415,161
Banc of America Securities LLC .........  $  2,104,998  $  7,379,608   $  3,652,438   $  9,932,129
Chase Securities Inc. ..................  $  2,104,998  $  7,379,608   $  3,652,438   $  9,932,129
First Union Securities, Inc. ...........  $  2,104,998  $  7,379,608   $  3,652,438   $  9,932,129
Commerce Capital Markets,Inc.             $  1,578,749  $  5,534,706   $  2,739,329   $  7,449,096
Scotia Capital (USA) Inc. ..............  $  1,578,749  $  5,534,706   $  2,739,329   $  7,449,096
                                          ------------  ------------   ------------   ------------
Total ..................................  $105,249,914  $368,980,380   $182,621,909   $496,606,425
                                          ============  ============   ============   ============


Name                                        Class A-5      Class A-6      Class A-7     Class A-8
-----                                       ---------      ---------      ---------     ---------
Lehman Brothers Inc. ...................  $195,179,614  $269,867,981   $130,714,878   $220,304,643
Salomon Smith Barney Inc. ............... $ 44,284,450  $ 61,230,550   $ 29,657,997   $ 49,985,087
Merrill Lynch, Pierce,
  Fenner & Smith Incorporated ..........  $ 42,644,285  $ 58,962,752   $ 28,559,553   $ 48,133,788
Banc One Capital Markets, Inc. .........  $  8,200,824  $ 11,338,991   $  5,492,222   $  9,256,498
The Williams Capital Group, L.P. .......  $  8,200,824  $ 11,338,991   $  5,492,222   $  9,256,498
Banc of America Securities LLC .........  $  6,560,659  $  9,071,193   $  4,393,777   $  7,405,198
Chase Securities Inc. ..................  $  6,560,659  $  9,071,193   $  4,393,777   $  7,405,198
First Union Securities, Inc. ...........  $  6,560,659  $  9,071,193   $  4,393,777   $  7,405,198
Commerce Capital Markets, Inc. .......... $  4,920,494  $  6,803,394   $  3,295,333   $  5,553,899
Scotia Capital (USA) Inc. ..............  $  4,920,494  $  6,803,394   $  3,295,333   $  5,553,899
 .......................................  ------------  ------------   ------------   ------------
Total ..................................  $328,032,965  $453,559,632   $219,688,870   $370,259,905
                                          ============  ============   ============   ============

      Under the underwriting agreement, the underwriters will take and pay for all of the series 2001-1 transition bonds offered hereby, if any are taken.

The Underwriters' Sales Price for the Series 2001-1 Transition Bonds

      Series 2001-1 transition bonds sold by the underwriters to the public will be initially offered at the prices set forth on the cover of this prospectus supplement. The underwriters propose initially to offer the transition bonds to dealers at such prices, less a selling concession not to exceed the percentage set forth below, and the underwriters may allow and dealers may reallow a discount not to exceed the percentage set forth below.

                                                   Selling         Reallowance
Class                                            Concession          Discount
-----                                            ----------        -----------
Class A-1 ...................................     0.210000%         0.105000%
Class A-2 ...................................     0.240000%         0.120000%
Class A-3 ...................................     0.270000%         0.135000%
Class A-4 ...................................     0.300000%         0.150000%
Class A-5 ...................................     0.300000%         0.150000%
Class A-6 ...................................     0.330000%         0.165000%
Class A-7 ...................................     0.360000%         0.180000%
Class A-8 ...................................     0.390000%         0.195000%

      After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

      No Assurance as to Resale Price or Resale Liquidity for the Transition Bonds The series 2001-1 transition bonds are a new issue of securities with no established trading market. They will not be listed on any securities exchange, with the exception of any floating rate class which may be listed on the Luxembourg Stock Exchange. The issuer has been advised by the underwriters that they intend to make a market in the transition bonds but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the transition bonds.

United Kingdom Offering

      Each underwriter has represented and agreed that (a) it only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of any floating rate class to a person who is of a kind described in

Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or who is a person to whom the document may otherwise lawfully be issued or passed on, (b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relation to any floating rate class of in, from or otherwise involving the United Kingdom and (c) if that underwriter is an authorized person under the Financial Services Act 1986, it has only promoted and will only promote (as that term is defined in Regulation 1.02 of the Financial Services (Promotion of Unregulated Schemes) Regulations 1991) to any person in the United Kingdom the scheme described herein if that person is of a kind described either in Section 76(2) of the Financial Services Act 1986 or in Regulation 1.04 of the Financial Services (Promotion of Unregulated Schemes) Regulations 1991.

Various Types of Underwriter Transactions Which May Affect the Price of the Transition Bonds

      The underwriters may engage in overallotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids with respect to the transition bonds in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment transactions involve syndicate sales in excess of the offering size, which create a syndicate short position. Stabilizing transactions are bids to purchase the transition bonds which are permitted, so long as the stabilizing bids do not exceed a specified maximum price. Syndicate covering transactions involve purchases of the transition bonds in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the transition bonds originally sold by the syndicate member are purchased in a syndicate covering transaction. These overallotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids may cause the prices of the transition bonds to be higher than they would otherwise be. None of the seller, the issuer or the trustee or any of the underwriters represent that the underwriters will engage in any of these transactions or that these transactions, once commenced, will not be discontinued without notice at any time.

      In the ordinary course of business, each underwriter and its affiliates have engaged and may engage in transactions with the issuer and its affiliates, including PSE&G. In addition, each underwriter may from time to time take positions in the transition bonds.

      Under the terms of the underwriting agreement, the issuer and PSE&G have agreed to reimburse the underwriters for some expenses. The issuer and the seller have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act of 1933.

      Lehman Brothers Inc., as financial advisor to PSE&G, has rendered certain financial advisory services to PSE&G with regard to the issuer and has received a customary fee from the issuer for such services.

                 RATINGS FOR THE SERIES 2001-1 TRANSITION BONDS

      It is a condition of any underwriter's obligation to purchase the series 2001-1 transition bonds that each class of the series 2001-1 transition bonds be rated "AAA" by S&P, "Aaa" by Moody's and "AAA" by Fitch.

      A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the rating agency. No person is obligated to maintain the ratings on the transition bonds, and, accordingly, there can be no assurance that the ratings assigned to any class of the transition bonds upon initial issuance will not be revised or withdrawn by a rating agency at any time thereafter. If a rating of any class of the transition bonds is revised or withdrawn, the liquidity of that class may be adversely affected. In general, ratings address credit risk and do not represent any assessment of any particular rate of principal payments on the transition bonds other than payment in full of each class of the transition bonds by the applicable final maturity date, as well as the timely payment of interest.

      For so long as any floating rate class is listed on the Luxembourg Stock Exchange and the rules of that exchange so require, the issuer will notify the Luxembourg Stock Exchange if any rating assigned to those transition bonds is reduced or withdrawn and will cause this notice to be published in a daily newspaper published in Luxembourg, which is expected to be the Luxemburger Wort.

                         LISTING AND GENERAL INFORMATION
                        RELATED TO FLOATING RATE CLASSES

      Application will be made to list each floating rate class on the Luxembourg Stock Exchange. There can be no assurance that any floating rate class will be listed on the Luxembourg Stock Exchange or any other stock exchange. Purchasers of any class of series 2001-1 transition bonds should not rely on these transition bonds being listed on the Luxembourg Stock Exchange or any other stock exchange. You should consult with Kredietbank S.A. Luxembourgeoise, the Luxembourg listing agent for each floating rate class, Boulevard Royal 43, L-2955 Luxembourg, phone number 352 47971, referred to as the listing agent, to determine whether or not a particular floating rate class is listed on the Luxembourg Stock Exchange.

      In connection with the listing application, the certificate of incorporation and by-laws of PSE&G, the amended and restated certificate of formation and amended and restated limited liability company agreement of the issuer, as well as legal notice relating to the issuance of the series 2001-1 transition bonds, will be deposited prior to listing with the Chief Registrar of the District Court of Luxembourg, where copies thereof may be obtained, free of charge, upon request. Once any floating rate class has been so listed, trading of those transition bonds may be effected on the Luxembourg Stock Exchange. Each floating rate class will be submitted for clearing through the facilities of DTC, Clearstream and Euroclear. See "THE TRANSITION BONDS -- Transition Bonds Will Be Issued in Book-Entry Form" in the prospectus.

      The International Securities Identification Number (ISIN), Common Code number and the CUSIP number for each floating rate class are as follows:

    Class                    ISIN              Common Code              CUSIP
    -----                    ----           -----------------           -----
    A-1 ..............   US69361YAA10            12336357             69361YAA1
    A-2 ..............   US69361YAB92            12336365             69361YAB9
    A-3 ..............   US69361YAC75            12336403             69361YAC7
    A-4 ..............   US69361YAD58            12336489             69361YAD5
    A-5 ..............   US69361YAE32            12336535             69361YAE3
    A-6 ..............   US69361YAF07            12336586             69361YAF0
    A-7 ..............   US69361YAG89            12336691             69361YAG8
    A-8 ..............   US69361YAH62            12336829             69361YAH6

      The issuer represents that, as of the date of this prospectus supplement, there has been no material adverse change in its financial position since the date of its creation. The issuer is not involved in litigation or arbitration proceedings relating to claims on amounts which are material in relation to the issuance of any floating rate class nor, so far as the issuer is aware, is any litigation or arbitration of this type involving it pending or threatened. Except as disclosed in this prospectus supplement or the prospectus, as of the date of this prospectus supplement, the issuer has no outstanding loan capital, borrowings, indebtedness or contingent liabilities, nor has the issuer created any mortgages, charges or guarantees.

      The transactions contemplated in this prospectus supplement were authorized by resolutions adopted by PSE&G's Board of Directors on or about December 19, 2000 and by the issuer's managers on or about January 23, 2001.

      If any floating rate class is listed on the Luxembourg Stock Exchange, copies of the indenture, the series 2001-1 supplemental indenture, the sale agreement, the servicing agreement, the administration agreement, the reports of independent certified public accountants described in "THE SERVICING AGREEMENT -- PSE&G, as Servicer, Will Provide Statements to the Issuer and to the Trustee" and "-- PSE&G to Provide Compliance Reports Concerning the Servicing Agreement" in the prospectus, the documents listed under "PUBLIC SERVICE ELECTRIC AND GAS COMPANY" and "INFORMATION AVAILABLE TO THE TRANSITION BONDHOLDERS" and the reports to transition bondholders referred to under "REPORTS TO TRANSITION BONDHOLDERS" and "THE INDENTURE -- Reports to Holders of the Transition Bonds" and "-- The Trustee Must Provide a Report to All Transition Bondholders" in the prospectus, will be available free of charge at the offices of the trustee in the City of New York and the listing agent in Luxembourg. Financial information regarding PSE&G is included in its annual report on Form 10-K for the fiscal year ended December 31, 1999, and is also available at the offices of the trustee in the City of New York and the listing agent in Luxembourg. For so long as any floating rate class is outstanding and listed on the Luxembourg Stock Exchange, copies of each annual report on Form 10-K for subsequent fiscal years will also be available at the offices of the trustee in the City of New York and the listing agent in Luxembourg.

      In the event that any floating rate class is listed on the Luxembourg Stock Exchange, certificated transition bonds are issued and the rules of the Luxembourg Stock Exchange require a Luxembourg transfer agent, the Luxembourg paying agent will be appointed as a transfer agent.

      The indenture provides that the trustee and the paying agent shall pay to the issuer upon request any amounts held by them for the payment of principal of and interest on any class of transition bonds, including without limitation, any floating rate class, which amounts remain unclaimed for two years after they become due and payable. After payment to the issuer, holders of any class of series 2001-1 transition bonds entitled to these funds must look to the issuer for payment as general creditors unless an abandoned property law designates otherwise.

      According to Chapter VI, Article 3, point A/II/2 of the Rules and Regulations of the Luxembourg Stock Exchange, the floating rate transition bonds will be freely transferable and therefore no transaction made on the Luxembourg Stock Exchange will be cancelled.

      The indenture, the series 2001-1 supplemental indenture, the sale agreement, the servicing agreement and the administration agreement are governed by the laws of the State of New Jersey. The amended and restated certificate of formation and the amended and restated limited liability company agreement are governed by the laws of the State of Delaware.

                      [This page intentionally left blank]

PROSPECTUS

                       [LOGO] PSE&G Transition Funding LLC
                         Issuer of the Transition Bonds

                                Transition Bonds

                     Public Service Electric and Gas Company
                               Seller and Servicer

   Consider carefully the risk factors beginning on page 13 of this prospectus before buying the transition bonds.


The transition bonds represent obligations of PSE&G Transition Funding LLC only, which is the issuer, and are backed only by the assets of the issuer. Neither PSE&G, its parent, Public Service Enterprise Group Incorporated, nor any of their respective affiliates, other than the issuer, is liable for payments on the transition bonds.

There currently is no secondary market for the transition bonds, and there is no assurance that one will develop.

This prospectus, together with the applicable prospectus supplement, constitutes a summary of material terms of the offering of a series of transition bonds. Prospective investors are urged to read both this prospectus and the prospectus supplement in full. Sales of the transition bonds may not be consummated unless the purchaser has received both this prospectus and the prospectus supplement.

--------------------------------------------------------------------------------
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

                                JANUARY 25, 2001

                                Table of Contents

                                                                     Page
                                                                     ----
IMPORTANT NOTICE ABOUT INFORMATION PRESENTED
   IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT .............      1
SUMMARY OF TERMS ................................................      2
PARTIES TO THE TRANSACTION ......................................      4
   The Collateral ...............................................      5
   Payment Sources ..............................................      5
   Priority of Distributions ....................................      6
   Floating Rate Transition Bonds ...............................      7
   Credit Enhancement and Accounts ..............................      7
   State Pledge .................................................      8
ALLOCATIONS AND DISTRIBUTIONS ...................................     10
   Payments of Interest and Principal ...........................     11
   Optional Redemption ..........................................     11
   Payment Dates and Record Dates ...............................     11
   Material Income Tax Considerations ...........................     11
   ERISA Considerations .........................................     11
REPORTS TO TRANSITION BONDHOLDERS ...............................     11

RISK FACTORS ....................................................     13
   Transition Bondholders May Experience
     Payment Delays or Losses as a Result
     of the Limited Sources of Payment for
     the Transition Bonds and Limited
     Credit Enhancement .........................................     13
   Judicial, Legislative Or Regulatory Action
     That May Adversely Affect Your
     Investment .................................................     13
   The Law Which Underpins the Transition
     Bonds May Be Invalidated By Judicial Action ................     13
   The Competition Act May Be Overturned
     by the Federal Government Without
     Full Compensation ..........................................     15
   Future State Legislative Action May
     Invalidate the Transition Bonds or
     Their Underlying Assets ....................................     15
   The BPU May Take Action Which Reduces
      the Value of the Transition Bonds .........................     16
   Servicing Risks ..............................................     17
   Inaccurate Consumption Forecasting or
     Unanticipated Delinquencies or Charge-Offs
     Could Result in Insufficient Funds to
     Make Scheduled Payments on the Transition Bonds ............     17
   Initially, the Calculation of the Transition
     Bond Charge May Be Affected
     by Limited Experience With the
     Transition Bond Charge .....................................     18
   PSE&G May Encounter Unexpected Problems
     in the Initial Administration
     of the Transition Bond Charge ..............................     18

   If the Servicer Defaults or Becomes Bankrupt,
     It May Be Difficult to Find a Successor
     Servicer and Payments on the
     Transition Bonds May Be Suspended ..........................     18
   Billing and Collection Practices May
     Reduce the Amount of Funds
     Available for Payments on the
     Transition Bonds ...........................................     19
   It May Be Difficult to Collect the
     Transition Bond Charge from Third Parties
     Who Provide Electricity to PSE&G's Customers ...............     19
   PSE&G's Customer Payments May
     Decline Due to Confusion ...................................     20
   Inability to Terminate Service to Certain
     Delinquent Customers During the
     Heating Season May Temporarily
     Reduce Amounts Available for
     Payments on the Transition Bonds ...........................     20
   The Risks Associated With Potential
     Bankruptcy Proceedings .....................................     20
   PSE&G Will Commingle the Transition
     Bond Charge with Other Revenues
     Which May Obstruct Access to the Issuer's
     Funds in Case of Bankruptcy
     of PSE&G ...................................................     20
   Bankruptcy of PSE&G Could Result in
     Losses or Delays in Payments on the
     Transition Bonds ...........................................     21
   The Sale of the Bondable Transition
     Property Could Be Construed as a
     Financing  and  Not a  Sale  in a  Case
     of  PSE&G's  Bankruptcy                                          22
   A BPU Sequestration Order for Bondable
     Transition Property in Case of
     Default Might Not Be Enforceable in Bankruptcy                   22
   Other Risks Associated With An
     Investment In The Transition Bonds .........................     23

                                                                     Page
                                                                     ----
   Risks Associated with the Use of Interest
     Rate Swap Transactions .....................................     23
   Absence of Secondary Market for
     Transition Bonds Could Limit Your
     Ability to Resell Transition Bonds .........................     23
   PSE&G's Ratings May Affect the Market
     Value of the Transition Bonds ..............................     23
   The Issuer May Issue Additional Series
     of Transition Bonds Whose Holders
     Have Conflicting Interests .................................     23
   The Ratings Have a Limited Function
     and They Are No Indication of the
     Expected Rate of Payment of Principal
     on the Transition Bonds ....................................     23
   PSE&G's Obligation to Indemnify the
     Issuer for a Breach of a Representation
     or Warranty May Not Be Sufficient to
     Protect Your Investment ....................................     24
FORWARD-LOOKING STATEMENTS ......................................     24
PUBLIC SERVICE ELECTRIC AND GAS COMPANY .........................     25
USE OF PROCEEDS .................................................     26
THE COMPETITION ACT .............................................     27
   Recovery of Stranded Costs Is Allowed
     for PSE&G and Other New Jersey
     Utilities ..................................................     28
   PSE&G and Other Utilities May
     Securitize Stranded Costs ..................................     28
PSE&G'S RESTRUCTURING ...........................................     31
THE BPU FINANCING ORDER AND THE
   TRANSITION BOND CHARGE .......................................     32
   The BPU Financing Order ......................................     32
   The BPU's Transition Bond Charge
     Adjustment Process .........................................     35
   Appeals from the BPU Restructuring Order
     and the BPU Financing Order ................................     36
THE SELLER AND SERVICER OF THE BONDABLE
   TRANSITION PROPERTY ..........................................     36
   PSE&G ........................................................     36
   PSE&G's Customer Classes .....................................     36
   Electric Revenues, Average Number of
     Customers and Billed Electric Consumption ..................     36
   Percentage Concentration Within
      PSE&G's Large Commercial and Industrial Customers .........     37

   How PSE&G Forecasts the Number of
     Customers and the Amount of
     Electricity Consumption ....................................     37
   Forecast Variances ...........................................     38
   Credit Policy; Billing; Collections and
     Write-Offs; Termination of Service .........................     38
   Write-off and Delinquency Experience .........................     40
   How PSE&G Will Apply Partial
     Payments by its Customers ..................................     42
PSE&G TRANSITION FUNDING LLC,
   THE ISSUER ...................................................     42
INFORMATION AVAILABLE TO THE TRANSITION BONDHOLDERS .............     46
THE TRANSITION BONDS ............................................     47
   General Terms of the Transition Bonds ........................     47
   Payments of Interest on and Principal of
     the Transition Bonds .......................................     47
   Floating Rate Transition Bonds ...............................     48
   Redemption of the Transition Bonds ...........................     49
   Credit Enhancement for the Transition
     Bonds ......................................................     49
   Transition Bonds Will Be Issued in
     Book-Entry Form ............................................     50
   Certificated Transition Bonds ................................     53
WEIGHTED AVERAGE LIFE AND YIELD CONSIDERATIONS
   FOR THE TRANSITION BONDS .....................................     54
THE SALE AGREEMENT ..............................................     55
   PSE&G's Sale and Assignment of
     Bondable Transition Property ...............................     55
   PSE&G's Representations and
     Warranties .................................................     56
   PSE&G's Obligation to Indemnify the
     Issuer and the Trustee and to Take
     Legal Action ...............................................     59
   Successors to PSE&G ..........................................     60
THE SERVICING AGREEMENT .........................................     61
   PSE&G's Servicing Procedures .................................     62
   The BPU's Transition Bond Charge
     Adjustment Process .........................................     63
   PSE&G's Transition Bond Charge Collections ...................     64
   PSE&G's Compensation for its Role as
     Servicer and its Release of Other Parties ..................     64

                                                                     Page
                                                                     ----
   PSE&G's Duties as Servicer ...................................     64
   PSE&G's Representations and Warranties
     as Servicer ................................................     65
   PSE&G, as Servicer, Will Indemnify
     the Issuer and Other Related Entities ......................     66
   PSE&G, as Servicer, Will Provide
     Statements to the Issuer and to the
     Trustee ....................................................     66
   PSE&G to Provide Compliance
     Reports Concerning the Servicing
     Agreement ..................................................     67
   Matters Regarding PSE&G as Servicer ..........................     67
   Events Constituting a Default by PSE&G
     in its Role as Servicer ....................................     68
   The Trustee's Rights if PSE&G Defaults
     as Servicer ................................................     69
   The Obligations of a Servicer That
     Succeeds PSE&G .............................................     69
The Indenture ...................................................     70
   The Security for the Transition Bonds ........................     70
   Transition Bonds May Be Issued in
     Various Series or Classes ..................................     71
   The Collection Account for the
     Transition Bonds ...........................................     72
   How Funds in the Collection Account
     Will Be Allocated ..........................................     76
   Reports to Holders of the Transition
     Bonds ......................................................     79
   The Issuer and the Trustee May Modify
     the Indenture; the Issuer Must Enforce
     the Sale Agreement, the Servicing Agreement
     and any Interest Rate Swap Agreement .......................     79
   What Constitutes an Event of Default
     on the Transition Bonds ....................................     83
   Covenants of the Issuer ......................................     86
   Access to the List of Holders of the Transition Bonds ........     88
   The Issuer Must File an Annual
     Compliance Statement .......................................     88
   The Trustee Must Provide a Report to
     All Transition Bondholders .................................     88
   What Will Trigger Satisfaction and
     Discharge of the Indenture .................................     88

   The Issuer's Legal Defeasance and
     Covenant Defeasance Options ................................     89
   The Trustee ..................................................     90
   Governing Law ................................................     90
HOW A BANKRUPTCY OF THE SELLER OR
   SERVICER MAY AFFECT YOUR INVESTMENT ..........................     91
   Sale or Financing ............................................     91
   Consolidation of the Issuer and PSE&G ........................     92
   Claims in Bankruptcy; Challenge to
     Indemnity Claims ...........................................     92
   Status of Bondable Transition Property
     as Current Property ........................................     93
   Enforcement of Rights by Trustee .............................     93
   Bankruptcy of Servicer .......................................     94
MATERIAL INCOME TAX MATTERS FOR
     THE TRANSITION BONDS .......................................     94
   Material Federal Income Tax Matters ..........................     94
   Income Tax Status of the Transition
     Bonds ......................................................     94
   General ......................................................     94
   Tax Consequences to U.S. Holders .............................     95
   Tax Consequences to Non-U.S. Holders .........................     97
   Backup Withholding ...........................................     98
   Material State Of New Jersey Tax
     Matters ....................................................     99
ERISA CONSIDERATIONS ............................................     99
   Plan Asset Issues for an Investment in
     the Transition Bonds .......................................    100
   Prohibited Transaction Exemptions ............................    100
   General Investment Considerations for
     Prospective Plan Investors in the
     Transition Bonds ...........................................    102
PLAN OF DISTRIBUTION FOR THE
   TRANSITION BONDS .............................................    102
RATINGS FOR THE TRANSITION
   BONDS ........................................................    103
VARIOUS LEGAL MATTERS RELATING TO THE
   TRANSITION BONDS .............................................    104
INDEPENDENT AUDITORS ............................................    104
INDEX TO FINANCIAL STATEMENTS OF
   PSE&G TRANSITION FUNDING LLC .................................    F-1

                  IMPORTANT NOTICE ABOUT INFORMATION PRESENTED
                IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT

      You should rely only on information related to the transition bonds provided in this prospectus and in the related prospectus supplement. No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and the prospectus supplement and, if given or made, the information or representations must not be relied upon as having been authorized by the issuer, PSE&G, the underwriters or any dealer, salesperson or other person. This prospectus and the related prospectus supplement do not constitute an offer to sell, or a solicitation of an offer to buy, any security in any jurisdiction in which it is unlawful to make any similar offer or solicitation.

      We include cross-references to sections where you can find additional information. Check the table of contents to locate these sections.

--------------------------------------------------------------------------------
                                SUMMARY OF TERMS

      This summary contains a brief description of the transition bonds that applies to all series of transition bonds issued under this prospectus. Information that relates to a specific series of transition bonds can be found in the prospectus supplement related to that series. You will find a detailed description of the terms of the offering of the transition bonds in "THE TRANSITION BONDS" in this prospectus.

      Consider carefully the risk factors beginning on page 13 of this prospectus.

The Issuer ...........................  PSE&G Transition Funding LLC, a Delaware
                                        limited liability company, wholly owned
                                        by PSE&G. The issuer was formed solely
                                        to purchase bondable transition property and to issue one or more series of transition bonds secured by the bondable transition property.

Issuer's Address .....................  80 Park Plaza, T-4D,
                                        Newark, New Jersey 07102

Issuer's Telephone Number ............  (973) 297-2227

Seller of the Bondable
  Transition .........................  Property to the Issuer Public Service
                                        Electric and Gas Company, referred to as PSE&G, an operating electric and gas utility, incorporated under the laws of the State of New Jersey in 1924. As of December 31, 1999, PSE&G served approximately 1.9 million electric customers and 1.6 million gas customers, covering areas in which approximately
                                        5.5 million people reside. Approximately
                                        70% of the State's population resides in PSE&G's service territory which encompasses approximately 2,600 square miles, including New Jersey's six largest cities.

Seller's Address .....................  80 Park Plaza, T-8E,
                                        Newark, New Jersey 07102

Seller's Telephone Number ............  (973) 430-7000

Servicer of the Bondable
  Transition .........................  Property PSE&G, acting as servicer, and any successor servicer, will service the bondable transition property pursuant to a servicing agreement with the issuer.

 .....................................  PSE&G will be entitled to a monthly servicing fee, in an amount specified in the prospectus supplement, which the servicer may withhold on a monthly basis from the transition bond charge collections.

Trustee ..............................  The Bank of New York
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
The Assets of the Issuer                The issuer will own:

                                        o     the bondable transition property
                                              transferred to the issuer (see
                                              "THE SALE AGREEMENT -- PSE&G's
                                              Sale and Assignment of Bondable
                                              Transition Property" in this
                                              prospectus);

                                        o     trust accounts held by the
                                              trustee;

                                        o     other credit enhancement acquired
                                              or held to provide for the payment
                                              of the transition bonds; and

                                        o     rights under any interest
                                              rate swap agreements.

Transaction Overview The Electric       Discount and Energy Competition Act,
                                        enacted in State of New Jersey in
                                        February 1999, which is referred to as
                                        the Competition Act, authorizes electric public utilities, such as PSE&G, to recover stranded costs. Stranded costs are the costs of generation-related investments and other obligations that cannot be recouped through market-based rates in a competitive electricity generation retail market. A public utility may recover stranded costs through an irrevocable non-bypassable charge called a transition bond charge that is assessed on all retail electric customers. The Competition Act permits special purpose entities formed by electric public utilities to issue debt securities secured by the right to receive revenues arising from the transition bond charge. The bondable transition property includes this right.
                                        See "THE TRANSITION BONDS" in this
                                        prospectus.

                                        The following sets forth the primary
                                        steps of the transaction underlying the
                                        offering of the transition bonds:

                                        o    PSE&G will sell the bondable
                                             transition property to the
                                             issuer in exchange for the net
                                             proceeds from the sale of the
                                             transition bonds.

                                        o    The issuer, whose primary
                                             asset is the bondable
                                             transition property, will sell
                                             the transition bonds to the
                                             underwriters named in the
                                             prospectus supplement.

                                        o    PSE&G will act as the servicer
                                             of the bondable transition
                                             property and as the
                                             administrator of the issuer.

                                        The transition bonds and the bondable
                                        transition property securing the
                                        transition bonds are not obligations of
                                        PSE&G or any of its affiliates, other
                                        than the issuer. The transition bonds
                                        and the bondable transition property are
                                        also not obligations of the State of New
                                        Jersey or any governmental agency,
                                        authority or instrumentality of the
                                        State.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                           PARTIES TO THE TRANSACTION



                                   applies, as servicer, for
                                   transition bond charge
------------------------------     adjustments                                     -----------------------------
            PSE&G                --------------------------------------->                      BPU
    (seller and servicer)        <---------------------------------------          (State agency, not affiliated
------------------------------     issued the BPU financing                           with issuer or PSE&G)
                                   order and approves adjustments                  -----------------------------
    sells bondable          /\     to the transition bond charge
    transition property     |
    for cash pursuant       |
    to sale agreement       |
                            |
                            |
                            |
    services the bondable   |
    transition property     |
    of the issuer and       \/
    receives the servicing
    fee pursuant to the
    servicing agreement                                                           ---------------------
                                                                                    PROVIDER OF CREDIT
------------------------------                                                    ENHANCEMENT, INTEREST
       PSE&G TRANSITION         <-------------------------------------------->           RATE SWAP
     FUNDING LLC (issuer)                                                                OR HEDGE
------------------------------                                                            IF ANY
                   /\   /\                                                        ---------------------
sells transition   |    |
bonds for cash,    |    |
pursuant to        |    |
underwriting       |    |
agreement          |    |
                   |    |
                   |    |                                                         -------------------------
                   |    |----------------------------------------------->                   TRUSTEE
                   \/  \/                                                          (acts for and on behalf of
------------------------------                                                      transition bondholders
         UNDERWRITERS                                                               pursuant to indenture)
------------------------------                                                    -------------------------
                     /\                                                                        /\
sells transition      |                                                                        |
bonds for cash        |                                                                        |
                     \/                                                                        |
------------------------------                                                                 |
          TRANSITION                                                                           |
          BONDHOLDERS            <--------------------------------------------------------------
------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
The Collateral

      The transition bonds will be secured by bondable transition property, a property right created under the Competition Act and the BPU financing order. The State of New Jersey Board of Public Utilities, referred to as the BPU, issued to PSE&G on September 17, 1999 an order providing, among other things, for the issuance of transition bonds. This order is referred to as the BPU financing order. In general terms, the bondable transition property represents the irrevocable right to recover, through a non-bypassable transition bond charge payable by all of PSE&G's retail electric customers within its service territory who access PSE&G's transmission and distribution system, referred to as customers, an amount sufficient to pay:

      o     the principal of and interest on the transition bonds, and

      o the expenses, fees, charges, credit enhancement and other amounts associated with the transition bonds.

      PSE&G will sell bondable transition property to the issuer. The bondable transition property is described in more detail under "THE SALE AGREEMENT -- PSE&G's Sale and Assignment of Bondable Transition Property" in this prospectus. PSE&G, as servicer of the bondable transition property, will collect the transition bond charge from customers within its service territory on behalf of the issuer. Third party suppliers of electricity to PSE&G's customers may be allowed to collect the transition bond charge from customers within PSE&G's service territory. The third party suppliers will be required to pay the billed amounts to the servicer. See "THE SELLER AND SERVICER OF THE BONDABLE TRANSITION PROPERTY" in this prospectus.

      The net proceeds from the sale of the transition bonds will permit PSE&G to recover a portion of its stranded costs. Stranded costs are the amount, determined by the BPU, by which an electric utility's net electric generation related costs which traditionally would be recoverable under a regulated retail electric generation market exceed those costs recoverable in a competitive retail electric generation market.

Payment Sources

      On each payment date, the trustee will pay amounts due on the transition bonds from:

      o transition bond charge collections remitted by the servicer to the issuer;

      o     any third party credit enhancement;

      o investment earnings on amounts held in accounts established under the indenture;

      o amounts payable to the issuer under any interest rate swap agreement;

      o amounts received as payment of any indemnity obligation by PSE&G under the sale agreement or the servicing agreement; and

      o other amounts available in the trust accounts held by the trustee. These accounts are described in greater detail under "THE INDENTURE -- The Collection Account for the Transition Bonds" in this prospectus.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Priority of Distributions

      The trustee will apply transition bond charge collections remitted by the servicer together with all investment earnings on the trust accounts, to the extent funds are available in the general subaccount of the collection account, in the following order of priority:

      (a) Monthly, to the payment of the trustee fee, together with any legal fees and other expenses and, so long as payment of any indemnity amounts will not cause an event of default, any indemnity amounts owed to the trustee. So long as The Bank of New York is the trustee, the monthly trustee fee will be $1,250.

      (b) Monthly, to the payment of the servicing fee and any unpaid monthly servicing fees, if these fees have not been withheld by the servicer from transition bond charge collections for that purpose. So long as PSE&G is the servicer, the monthly servicing fee will be a fixed fee equal to one-twelfth of 0.05% of the initial principal balance of each series of transition bonds.

      (c) On each payment date or before, if so specified in the related prospectus supplement, to:

            (1) payment of the administration fee in an amount specified in the administration agreement and payment of the fees of the independent managers of the issuer;

            (2) so long as no event of default has occurred and is continuing or would be caused by this payment, payment of any operating expenses of the issuer, excluding items (a), (b) and (c)(1) above, up to a total of $100,000 for that payment date for all series;

            (3) payment of the interest then due on the transition bonds or the gross fixed amount payable under any interest rate swap agreement, excluding any termination or similar non-recurring payments;

            (4) payment of the principal balance of the transition bonds then due as follows:

                  o the outstanding principal balance of all series of the transition bonds upon an acceleration following an event of default; plus

                  o on the final maturity date of any transition bonds, the outstanding principal balance of those transition bonds; plus

                  o on the redemption date of any transition bonds, the outstanding principal balance of those transition bonds called for redemption;

            (5) payment of the principal then scheduled to be paid on the transition bonds according to the expected amortization schedule other than principal paid under item (c)(4) above;

            (6) payment of any remaining unpaid operating expenses, including indemnity amounts;

            (7) replenishment of each series capital subaccount, pro rata, up to the required capital amount for each series;

            (8) replenishment and funding of each series overcollateralization subaccount, pro rata, up to the scheduled overcollateralization level for each series as of that payment date;

            (9) payment of any amounts payable by the issuer under any hedging arrangement;

            (10) so long as no event of default has occurred and is continuing, release to the issuer of an amount equal to investment earnings since the previous payment date (or in the case of the first payment date, since the issuance date) on amounts in each series capital subaccount; and
--------------------------------------------------------------------------------

            (11) allocation of the remainder, if any, to the reserve subaccount.

      See also "THE INDENTURE -- How Funds in the Collection Account Will Be Allocated" in this prospectus. A diagram depicting how the transition bond charge collections will be allocated may be found on page 10 of this prospectus.

Floating Rate Transition Bonds

      If, in connection with the issuance of any class of transition bonds paying interest at a floating rate, referred to as a floating rate class, the issuer arranges for any interest rate swap transactions, the material terms of those transactions will be described in the related prospectus supplement.

Credit Enhancement and Accounts

      Unless otherwise specified in any prospectus supplement, the primary form of credit enhancement for the transition bonds will be mandatory periodic adjustments to the transition bond charge. The BPU is required to make periodic adjustments to the transition bond charge upon petition by PSE&G, as servicer, on behalf of the issuer, to provide revenues sufficient to cover all amounts owed by the issuer, including:

      o interest on the transition bonds, which in the case of interest on any floating rate class of any series will be calculated at the applicable gross fixed rate;

      o for each series of transition bonds, payment of the principal of each class of that series according to the expected amortization schedule;

      o     other ongoing transaction costs and expenses as specified in items
            (a) through (c)(6) and (c)(9) above;

      o for each payment date, for each series of transition bonds, the amount to be deposited in the capital subaccount for that series such that the amount in that subaccount equals the required capital amount for that series; and

      o for each payment date, for each series of transition bonds, the amount to be deposited in the overcollateralization subaccount for that series such that the amount in that subaccount equals the scheduled overcollateralization level for that series as of that payment date;

and to cause the reserve subaccount to equal zero, all by the earlier of (1) the payment date immediately preceding the next adjustment and (2) the expected final payment date.

      Transition bond charge adjustments are required to include an amount sufficient to fully compensate for delays or losses that would otherwise result from either the delinquent payment or non-payment of the transition bond charge. The servicer will petition the BPU to approve these adjustments to make up for any shortfall or excess in transition bond charge collections. Under the BPU financing order, PSE&G, as servicer, is permitted to petition the BPU for adjustments at least annually but not more frequently than quarterly. Under the servicing agreement, the servicer is required to petition for adjustments at least annually through the December 1, 2014 petition, and quarterly commencing with the March 1, 2015 petition. Those adjustments will become effective on an interim basis 30 days after filing and final after 60 days, in each case absent a determination by the BPU of manifest error. Expressed generally, the most likely causes of a shortfall or excess in transition bond charge collections include the following situations:

      o the actual electric consumption by PSE&G's customers varies from PSE&G's forecasts; and
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      o the actual rate of collection of the transition bond charge varies from PSE&G's expected rate of collection.

      See "RISK FACTORS -- Servicing Risks" in this prospectus. The transition bond charge collections will fund the collection account and various subaccounts as set forth below.

      Collection Account. Under the indenture, the trustee will hold a single collection account, divided into various subaccounts, some of which may be series specific and some of which may be held for all series of transition bonds. The primary subaccounts for credit enhancement purposes are:

      o Capital Subaccount -- An amount specified in the prospectus supplement for each series of transition bonds will be deposited into that series' capital subaccount on the date of issuance of that series. Any shortfall in the capital subaccount for an existing series not made up prior to the following adjustment date will be replenished by adjustments to the transition bond charge.

      o Overcollateralization Subaccount -- The prospectus supplement for each series of transition bonds will specify a funding level for that series' overcollateralization subaccount. That amount will be funded over the term of the transition bonds.

      o Reserve Subaccount -- Any excess amount of transition bond charge collections, indemnity payments and investment earnings, other than earnings on any series capital subaccount, after payments have been made on a payment date, will be held in the reserve subaccount for all series of transition bonds.

      Each of the capital subaccount and the overcollateralization subaccount for each series will be available to make payments for that series on each payment date and other amounts allocable to that series as described in items
(a) through (c)(5) above under "--Priority of Distributions" for that series. The reserve subaccount will be available to make payments for all series on each payment date and other amounts as described in items (a) through (c)(5) and in
(c)(7) and (c)(8) above for all series. To the extent that amounts on deposit in the reserve subaccount are required to be applied to make payments in relation to more than one series, but are insufficient, the amounts on deposit will be allocated to each series, in proportion to the amounts then payable with respect to that series.

      Additional forms of credit enhancement, if any, for each series will be specified in the related prospectus supplement. Nevertheless, it is not anticipated that there will be any additional third party credit enhancement, such as letters of credit or insurance, for any series. However, the servicer may, but is not obligated to, obtain insurance or a letter of credit in support of its obligation to remit transition bond charge collections to the trustee. Credit enhancement for the transition bonds is intended to protect you against losses or delays in scheduled payments on your transition bonds.

State Pledge

      Under the Competition Act, the State of New Jersey pledges and agrees with the holders of the transition bonds and with the issuer not to limit, alter or impair the bondable transition property or the other rights vested in an electric public utility or any assignee or pledgee of the utility or any financing entity, such as the issuer, or vested in the holders of any transition bonds pursuant to a bondable stranded cost rate order until the transition bonds are fully paid and discharged. In addition, the State pledges and agrees not in any way to limit, alter, impair or reduce the value or amount of the bondable transition property
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
approved by a bondable stranded cost rate order except as contemplated by the periodic adjustments to the transition bond charge. The BPU financing order is a bondable stranded cost rate order of this type.

      The State of New Jersey may not be required to adhere to its pledge and agreement if its actions to the contrary are a reasonable exercise of the State of New Jersey's sovereign powers and of a character reasonable and appropriate to the public purpose justifying such action. However, there is no existing case law addressing such exercise of the State of New Jersey's sovereign powers with respect to transition bonds. Alternatively, the State of New Jersey may not be required to adhere to its pledge and agreement if it pays just compensation to transition bondholders. There is also no existing case law addressing the issue of just compensation in the context of transition bonds.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                         ALLOCATIONS AND DISTRIBUTIONS

  ------------------------------
  |                            |
  |                            |
  |          CUSTOMERS         |
  |       AND THIRD PARTY      |
  |          SUPPLIERS         |
  |                            |
  |                            |
  ------------------------------
                 |
                 |    payment of the transition
                 |    bond charge to servicer
                 \/
  ------------------------------                  ------------------------------
  |                            |                  |           Liquidity        |
  |           PSE&G            |------------------|           Facility         |
  |         (SERVICER)         |                  |           (if any)         |
  |                            |                  |                            |
  ------------------------------                  ------------------------------
                 |
                 |   remittance of transition
                 |   bond charge collections
                 |   (net of any servicing fees
                 |   withheld)
                 \/
  ------------------------------                  -------------------------------
  |                            |                  |                             |
  |         COLLECTION         |                  |   Defeasance Subaccount:    |
  |           ACCOUNT          |------------------|                             |
  |                            |                  |for payment of principal and |
  ------------------------------                  |   interest pursuant to a    |
                 |                                | discharge of the indenture  |
                 |   application of amounts in    |  upon exercise of the legal |
                 |   collection account           |  defeasance option or the   |
                 |                                |  covenant defeasance option,|
                 |                                |    as described under the   |
                 \/                               |   caption "The Indenture"   |
  ------------------------------                  |                             |
  |                            |                  |                             |
  |          GENERAL           |                  |                             |
  |         SUBACCOUNT         |                  -------------------------------
  |                            |
  ------------------------------
                 |
                 |
          --------
         |
         |
         \/
     ---------              ---------            ---------               ---------               ---------
     |       |              |       |            |       |               |       |               |       |
     |   A   |------------->|   B   |----------->|   C   |-------------->|   D   |-------------->|   E   |
     |       |              |       |            |       |               |       |               |       |
     ---------              ---------            ---------               ---------               ---------
         |                      |                    |                       |                       |
         |                      |                    |                       |                       |
 -----------------       ---------------     -----------------        --------------     ----------------------------
 |               |       |             |     |               |        |            |     |                          |
 |               |       |             |     |               |        |            |     |                          |
 |    Trustee:   |       |             |     | Administrator |        |    Issuer: |     |         Series           |
 |      fees,    |       |             |     | and Managers: |        |    other   |     |      Subaccount:         |
 |  expenses and |       |  Servicer:  |     | administration|        |  operating |     |                          |
 |    indemnity  |       |servicing fee|     |    fee and    |        |   expenses |     |o interest or gross       |
 |     amounts   |       |             |     |  independent  |        |    up to   |     |  fixed amount payable    |
 |as specified in|       |             |     |managers' fees |        |$100,000 on |     |  under the interest rate |
 |  the indenture|       |             |     |               |        |each payment|     |  swap agreement for      |
 |               |       |             |     |               |        |    date    |     |  applicable payment date |
 |               |       |             |     |               |        |            |     |                          |
 |               |       |             |     |               |        |            |     |o principal payable as a  |
 -----------------       ---------------     -----------------        --------------     |  result of acceleration, |
                                                                                         |  redemption or           |
                                                                                         |  payable on a final      |
                                                                                         |  maturity date           |
                                                                                         |                          |
                                                                                         |o principal for           |
                                                                                         |  applicable payment      |
                                                                                         |  date in accordance      |
                                                                                         |  with expected           |------
                                                                                         |  amortization schedule   |     |
                                                                                         |                          |     |
                                                                                         ----------------------------     |
                                                                                                                          |
                                                                                                                          \/
     -------               -------              -------                -------                -------                  -------
     |     |               |     |              |     |                |     |                |     |                  |     |
     |  K  |<--------------|  J  |<-------------|  I  |<---------------|  H  |<---------------|  G  |<-----------------|  F  |
     |     |               |     |              |     |                |     |                |     |                  |     |
     -------               -------              -------                -------                -------                  -------
        |                     |                    |                      |                      |                        |
        |                     |                    |                      |                      |                        |
 ---------------       ---------------      ----------------     -------------------    ---------------------   -------------------
 |             |       |             |      |              |     |      Over-      |    |                   |   |                 |
 |             |       |             |      |    Hedge     |     |collateralization|    |     Capital       |   |                 |
 |             |       |    Issuer:  |      |Counterparty: |     |   Subaccount:   |    |    Subaccount:    |   |     Issuer:     |
 |   Reserve   |       |  release of |      |payments under|     |    funding or   |    | replenishment of  |   |  all remaining  |
 | Subaccount: |       | earnings on |      | any hedging  |     | replenishment of|    |capital required to|   |unpaid operating |
 |all remaining|       |   capital   |      | arrangement  |     |       over-     |    |  be maintained by |   |    expenses,    |
 |   amounts   |       |  subaccount |      |              |     |collateralization|    |   the issuer for  |   |    including    |
 |             |       |             |      |              |     |  subaccount for |    |   each series of  |   |    indemnity    |
 |             |       |             |      |              |     |  each series of |    |  transition bonds |   |     amounts     |
 |             |       |             |      |              |     | transition bonds|    |                   |   |                 |
 |             |       |             |      |              |     |                 |    |                   |   |                 |
 ---------------       ---------------      ----------------     -------------------    ---------------------   -------------------


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Payments of Interest and Principal

      Interest on each class of transition bonds will accrue at the interest rate specified in the related prospectus supplement. On each payment date, the trustee will distribute interest accrued on each class of transition bonds and the scheduled principal payment for that class, if any, to the extent funds are available therefor, until the outstanding principal balance of that class has been reduced to zero.

      Failure to pay the entire outstanding balance of the transition bonds of any class or series by the expected final payment date will not result in a default with respect to that class or series until the final maturity date for that class or series. The expected final payment date and the final maturity date of each class and series of transition bonds are specified in the related prospectus supplement.

Optional Redemption

      Provisions for optional redemption of the transition bonds, if any, are specified in the related prospectus supplement.

Payment Dates and Record Dates

      The payment dates and record dates for each series of transition bonds are specified in the related prospectus supplement.

Material Income Tax Considerations

      In the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, for federal income tax purposes, and in the opinion of Wilentz, Goldman & Spitzer, P.C., for New Jersey state income tax purposes, the transition bonds will constitute debt of PSE&G.

      The issuer and PSE&G have received a private letter ruling from the Internal Revenue Service regarding the federal income tax aspects of the transactions described above. Tax counsel have relied on that ruling in rendering their opinion that transition bonds will be treated as debt of PSE&G. If you purchase a transition bond, you agree to treat it as debt of PSE&G for tax purposes.

ERISA Considerations

      Pension plans and other investors subject to ERISA may acquire the transition bonds subject to specified conditions. The acquisition and holding of the transition bonds could be treated as an indirect prohibited transaction under ERISA. Accordingly, by purchasing the transition bonds, each investor purchasing on behalf of a pension plan will be deemed to certify that the purchase and subsequent holding of the transition bonds by the investor would be exempt from the prohibited transaction rules of ERISA. For further information regarding the application of ERISA, see "ERISA CONSIDERATIONS" in this prospectus.

                        REPORTS TO TRANSITION BONDHOLDERS

      With respect to each series and class of transition bonds, on or prior to each payment date, the trustee will deliver a statement prepared by the trustee to each transition bondholder of that series. This statement will include, to the extent applicable, the following information, as well as any other information so specified in the related supplemental indenture, as to the transition bonds of that series and class with respect to that payment date or the period since the previous payment date, or in the case of the first payment date, from the issuance date:

--------------------------------------------------------------------------------

      1. the amount to be paid to transition bondholders of that series and class as principal;

      2. the amount to be paid to transition bondholders of that series and class as interest;

      3. the projected transition bond balance and the actual transition bond balance for that series and class as of that payment date;

      4. the amount on deposit in the overcollateralization subaccount for that series and the scheduled overcollateralization level for that series as of that payment date;

      5. the amount on deposit in the capital subaccount for that series as of that payment date;

      6. the amount, if any, on deposit in the reserve subaccount as of that payment date;

      7.    the amount to be paid to any counterparty under any hedge agreement;

      8. the amount to be paid to any swap counterparty under any interest rate swap agreement;

      9.    the amounts paid to the trustee since the preceding payment date;

      10.   the amounts paid to the servicer since the preceding payment date;
            and


      11.   other transfers and payments pursuant to the indenture.

      If any transition bonds are listed on the Luxembourg Stock Exchange, and the rules of that exchange so require, notice that this report is available with the listing agent in Luxembourg will be given to holders of those listed transition bonds by publication in a daily newspaper in Luxembourg, which is expected to be the Luxemburger Wort.
--------------------------------------------------------------------------------

                                  RISK FACTORS

      You should consider the following risk factors in deciding whether to purchase transition bonds.

Transition Bondholders May Experience Payment Delays or Losses as a Result of the Limited Sources of Payment for the Transition Bonds and Limited Credit Enhancement

      You may suffer payment delays or losses on your transition bonds if the assets of the issuer are insufficient to pay the principal amount of the transition bonds in full. The only source of funds for payments on the transition bonds will be the assets of the issuer. These assets are limited to:

      o the bondable transition property, including the right to collect the transition bond charge and to adjust the transition bond charge at least annually;

      o     the funds on deposit in the trust accounts held by the trustee; and

      o     contractual rights under various contracts.

      The transition bonds will not be insured or guaranteed by PSE&G, including in its capacity as servicer, or by its parent, Public Service Enterprise Group Incorporated, any of its affiliates, the trustee or any other person or entity. Furthermore, it is not anticipated that the transition bonds will have the benefit of any liquidity facility or of any third party credit enhancement, such as letters of credit or insurance. The servicer may, however, obtain insurance or a letter of credit in support of its obligation to remit transition bond charge collections to the trustee. Thus, you must rely for payment of the transition bonds solely upon collections of the transition bond charge, funds on deposit in the trust accounts held by the trustee and any other credit enhancement described in the related prospectus supplement. See "PSE&G TRANSITION FUNDING LLC, THE ISSUER" in this prospectus.

                   Judicial, Legislative Or Regulatory Action
                    That May Adversely Affect Your Investment

The Law Which Underpins the Transition Bonds May Be Invalidated By Judicial
Action

      The bondable transition property is the creation of the Competition Act and a financing order issued by the BPU pursuant to the Competition Act. The Competition Act was adopted in February 1999. PSE&G is the first utility to issue transition bonds pursuant to the Competition Act. A court decision might seek to overturn or otherwise invalidate either the Competition Act or the BPU financing order. If this occurs, you may lose some or all of your investment or you may experience delays in recovering your investment. Because the bondable transition property is a creation of statute, any event affecting the validity of the relevant legislative provisions would have an adverse effect on the transition bonds because the transition bonds are secured primarily by the bondable transition property. For example, if the provisions of the Competition Act which create bondable transition property as existing property were invalidated, PSE&G, as servicer, could lose the right to collect the transition bond charge. As another example, if the provisions of the Competition Act which allow for periodic adjustment of the transition bond charge were invalidated, PSE&G, as servicer, could be prevented from obtaining the adjustments required to provide sufficient funds for the scheduled payments on the transition bonds.

      There is uncertainty associated with investing in bonds payable from an asset which depends for its existence on recently enacted legislation because of an absence of any judicial decisions implementing and interpreting the legislation. See "THE BPU FINANCING ORDER AND THE TRANSITION BOND CHARGE" in this prospectus. If a court were to determine that the relevant provisions of the Competition Act or the BPU financing order are unlawful, invalid or unenforceable in whole or in part or in any way impair the security of the transition bondholders, it could adversely affect the validity of the transition bonds, the bondable transition property or the issuer's ability to make payments on the transition bonds. Although a judicial determination of that kind will cause PSE&G to indemnify you, the amount of any indemnification may not be sufficient for you to recover all of your loss on the transition bonds.

      In October and November 1999, appeals were filed challenging the validity of the BPU financing order, as well as the BPU order authorizing PSE&G's related restructuring which was also issued pursuant to the Competition Act, referred to as the BPU restructuring order. On April 13, 2000, the Appellate Division of the New Jersey Superior Court unanimously, rejected the arguments made by appellants and affirmed the restructuring and financing orders of the BPU. On May 22, 2000, one of the appellants requested the New Jersey Supreme Court to review certain aspects of the Appellate Division decision. On July 14, 2000, the Supreme Court granted that request. On December 6, 2000, by a vote of 4 to 1, the New Jersey Supreme Court issued its order affirming the judgment of the Appellate Division. The 10 day period during which a party may request reconsideration of this order has expired and thus the New Jersey Supreme Court decision is final. As with any New Jersey Supreme Court decision, a party may request the court to enlarge this ten day period under its rules. However, the Company believes that, in light of the language of the court's order determining that it is in the public interest to expedite the disposition of the appeals, this relief would be extraordinary and that reconsideration would not be granted in any event. Although the opinions of the Supreme Court justices relating to the order have not been issued as of the date of this prospectus, that does not affect the finality of the order . See "THE BPU FINANCING ORDER AND THE TRANSITION BOND CHARGE -- Appeals from the BPU Restructuring Order and the BPU Financing Order" in this prospectus.

      Generally, appellants have 90 days from the date of a final order of a state's highest court to file a petition for a review of that court's order by the United States Supreme Court. Any such petition would require a party to demonstrate to the Court's satisfaction that an important federal question had been raised or decided in the state court proceedings. The Company believes that the issues presented and decided in the New Jersey Supreme Court proceedings do not present an important federal question. However, the filing of a petition for review by the United States Supreme Court, irrespective of the merits of the petition, could adversely affect the value of your transition bonds.

      Electricity generation deregulation laws similar to the Competition Act have been enacted in other states, including Arkansas, California, Connecticut, Illinois, Massachusetts, Michigan, Montana, New Hampshire, Pennsylvania and Texas. The validity of similar legislation in other states has been upheld in those states where court challenges have been made and the judicial process has been completed. A court might yet overturn a similar statute in another state in response to a pending or future claim. Such a decision would not automatically invalidate the Competition Act or the BPU financing order, but it might give rise to a challenge to the Competition Act or the BPU financing order. Therefore, legal activity in other states may indirectly affect the value of your investment.

The Competition Act May Be Overturned by the Federal Government Without Full Compensation

      In the past, bills have been introduced in Congress prohibiting the recovery of stranded costs, and this prohibition could negate the existence of bondable transition property. Although Congress has never passed such a bill, no prediction can be made as to whether any future bills that prohibit the recovery of stranded costs, or securitized financing for the recovery of these costs, will become law or, if they become law, what their final form or effect will be. There is no assurance that the courts would consider this preemption a "taking" from the transition bondholders. Moreover, even if this preemption of the Competition Act and/or the BPU financing order by the federal government were considered a "taking" under the U.S. Constitution for which the government had to pay just compensation to transition bondholders, there is no assurance that this compensation would be sufficient to pay the full amount of principal of and interest on the transition bonds or to pay these amounts on a timely basis.

      Neither the issuer nor PSE&G will indemnify you for any changes in federal law that may affect the value of your transition bonds.


Future State Legislative Action May Invalidate the Transition Bonds or Their Underlying Assets

      Unlike the citizens of the States of California, Massachusetts and some other states, the citizens of the State of New Jersey do not have the constitutional right to adopt or revise laws by initiative or referendum. Thus, the Competition Act cannot be amended or repealed by the electorate.

      Under the Competition Act, the State of New Jersey has pledged not to diminish the value of the bondable transition property. For a description of this pledge, see "THE COMPETITION ACT -- PSE&G and Other Utilities May Securitize Stranded Costs" in this prospectus. Despite this pledge, the legislature of the State of New Jersey may attempt in the future to repeal or amend the Competition Act in a manner which might limit or alter the bondable transition property so as to reduce its value or the value of the transition bonds.

      To date, no cases addressing these issues in the context of transition bonds have been decided. There have been cases in which courts have applied the contract clause of the United States Constitution and parallel state constitutional provisions to strike down legislation reducing or eliminating taxes, public charges or other sources of revenues servicing bonds issued by public instrumentalities or private issuers, or otherwise reducing or eliminating the security for bonds. Based upon this case law, in the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to PSE&G, under the contract clauses of the United States and New Jersey Constitutions, the State of New Jersey, including the BPU, could not take any action of a legislative character, including the repeal or amendment of the Competition Act, that would substantially limit, alter or impair the bondable transition property or other rights vested in the transition bondholders pursuant to the BPU financing order, or substantially limit, alter, impair or reduce the value or amount of the bondable transition property, unless that action is a reasonable exercise of the State of New Jersey's sovereign powers and of a character reasonable and appropriate to the public purpose justifying that action.

      Moreover, in the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, under the takings clauses of the United States and New Jersey Constitutions, the State of New Jersey could not repeal or amend the Competition Act, or take any other action in contravention of its pledge and agreement described above, without paying just compensation to the transition bondholders, as determined by a court of competent jurisdiction, if doing so would constitute a permanent appropriation of a substantial property interest of the transition bondholders in the bondable transition property and deprive the transition bondholders of their reasonable expectations arising from their investments in the transition bonds. There is no assurance, however, that, even if a court were to award just compensation, it would be sufficient to pay the full amount of the principal of and interest on the transition bonds.

      There can be no assurance that a repeal of or amendment to the Competition Act will not be sought or adopted or that any action by the State of New Jersey may not occur, any of which might constitute a violation of the State of New Jersey's pledge and agreement with the transition bondholders. In any event, costly and time-consuming litigation might ensue. Any litigation might adversely affect the price and liquidity of the transition bonds and the dates of payments of interest on and principal of and, accordingly, the weighted average lives of the transition bonds. Moreover, given the lack of judicial precedent directly on point and the novelty of the security for the transition bondholders, the outcome of any litigation cannot be predicted with certainty and, accordingly, transition bondholders could incur a loss of their investment.

      Neither the issuer nor PSE&G will indemnify you for any changes in the law that may affect the value of your transition bonds.


The BPU May Take Action Which Reduces the Value of the Transition Bonds

      Pursuant to the Competition Act, the BPU financing order issued to PSE&G is irrevocable upon issuance and effectiveness of the order, and the BPU may not directly or indirectly, by any subsequent action, rescind or amend the BPU financing order or reduce or impair the amount of bondable stranded costs authorized under the BPU financing order. The BPU nevertheless might attempt to revise or rescind any of its regulations or orders in ways that ultimately have an adverse impact upon the bondable transition property or the transition bond charge. Apart from the terms of the BPU financing order, the BPU retains the power to adopt, revise or rescind rules or regulations affecting PSE&G or a successor electric public utility. Any new or amended regulations or orders by the BPU, for example, could affect the ability of the servicer to collect the transition bond charge on a full and timely basis. PSE&G has agreed to take legal or administrative actions, including instituting and prosecuting legal actions, as may be reasonably necessary to block or overturn any attempts to cause a repeal, modification or supplement to the Competition Act, the BPU financing order, the letter to be delivered by PSE&G to the BPU within five business days following issuance of each series of transition bonds specifying the terms of that series (referred to as an issuance advice letter), the BPU restructuring order (to the extent it affects the rights of transition bondholders or the validity or value of the bondable transition property) or the rights of transition bondholders.

      PSE&G has also agreed to resist proceedings of third parties, which, if successful, would result in a breach of its representations concerning the bondable transition property, the BPU financing order or the Competition Act. See "THE SALE AGREEMENT" in this prospectus. However, there is no assurance that any action PSE&G takes would be successful. Future BPU regulations or orders may affect the rating of the transition bonds, a their price or the rate of transition bond charge collections and, accordingly, the amortization of transition bonds and their weighted average lives, and may not trigger any obligation of PSE&G to indemnify you. As a result, you could suffer a loss of your investment.

      PSE&G, as servicer, is required to file with the BPU, on behalf of the issuer, periodic adjustments of the transition bond charge. These adjustments are intended to provide, among other things, for timely payment of the transition bonds. The BPU may challenge PSE&G's calculation of a proposed adjustment, which may cause delay, or refuse to permit an adjustment to take effect, on the ground that the adjustment contains a manifest error. Under the BPU financing order, manifest error means an arithmetic error evident on the face of the filing. Any such delay in the implementation of the adjustment could cause a delay in the payments on the transition bonds.

                                 Servicing Risks

Inaccurate Consumption Forecasting or Unanticipated Delinquencies or Charge-Offs Could Result in Insufficient Funds to Make Scheduled Payments on the Transition Bonds

      Because the transition bond charge is assessed based on estimates which are projected from historical consumption of electricity by PSE&G's customers, a shortfall of payments arising from the transition bond charge could result if the servicer inaccurately forecasts electricity consumption or underestimates customer delinquencies or charge-offs when setting the transition bond charge. A shortfall in transition bond charge collections could result in shortfalls in payments of interest on the transition bonds, or in principal of the transition bonds not being paid according to the expected amortization schedule, thereby lengthening the weighted average lives of the transition bonds, or in payments of principal and interest not being made at all.

      Inaccurate forecasting of electricity consumption by the servicer could result from, among other things:

      o warmer winters or cooler summers, resulting in less electricity consumption than forecasted;

      o general economic conditions being worse than expected, causing customers to migrate from PSE&G's service territory or reduce their electricity consumption;

      o the occurrence of a natural disaster, such as a hurricane or blizzard, unexpectedly disrupting electrical service and reducing consumption;

      o problems with energy generation, transmission or distribution resulting from a change in the market structure of the electric industry;

      o     customers ceasing business or departing PSE&G's service territory;

      o customers consuming less electricity because of increased conservation efforts; or

      o customers switching to self-generation of electric power without being required to pay transition bond charges under the Competition Act. See "THE COMPETITION ACT" in this prospectus.

      Inaccurate forecasting of delinquencies or charge-offs by the servicer could result from, among other things:

      o unexpected deterioration of the economy or the occurrence of a natural disaster, causing greater delinquencies and charge-offs than expected or forcing PSE&G or a successor electric public utility to grant additional payment relief to more customers;

      o a change in law, rules or regulations that makes it more difficult for PSE&G or a successor electric public utility to disconnect nonpaying customers, or that requires PSE&G or a successor distribution company to apply more lenient credit standards in accepting customers; or

      o the introduction into the energy markets of less creditworthy third party energy suppliers who collect payments arising from the transition bond charge, but who fail to remit transition bond charges in a timely manner. See "-- It May Be More Difficult to Collect the Transition Bond Charge from Third Parties Who Provide Electricity to PSE&G's Retail Customers" below.

Initially, the Calculation of the Transition Bond Charge May Be Affected by Limited Experience With the Transition Bond Charge

      Although PSE&G has had limited experience in imposing a non-bypassable, market transition charge, PSE&G has not previously calculated a transition bond charge for customers, nor made all of the associated calculations and projections which are inherent in the calculations. The projections are based on forecasts of customer energy usage and historical customer payment patterns. These usage and payment records reflect only limited experience with customers' payment patterns or energy usage in a competitive market as competition is being introduced now in New Jersey for the first time. These records do not reflect any experience with consolidated billing by third party suppliers. Because that kind of billing is new in New Jersey, there are potentially unforeseen factors in that billing which may have an impact on payments. Therefore, the records which PSE&G has to date may have limited value in calculating the initial transition bond charge and transaction bond charge adjustments.

PSE&G May Encounter Unexpected Problems in the Initial Administration of the Transition Bond Charge

      The servicer has not previously administered the transition bond charge on behalf of a third party such as the issuer. As a result, the servicer may encounter unexpected problems in billing and collecting the transition bond charge and in managing customer payments on behalf of the issuer.

If the Servicer Defaults or Becomes Bankrupt, It May Be Difficult to Find a Successor Servicer and Payments on the Transition Bonds May Be Suspended

      PSE&G, as servicer, will be responsible for billing and collecting the transition bond charge and for filing with the BPU to adjust this charge. If PSE&G ceased servicing the bondable transition property, it might be difficult to find a successor servicer. Upon a servicer default based upon the commencement of a case by or against the servicer under the United States Bankruptcy Code, referred to as the Bankruptcy Code, or similar laws, the trustee and the issuer may be prevented from effecting a transfer of servicing. Upon a servicer default because of a failure to make required remittances, the issuer or the trustee would have the right to apply to the BPU for sequestration and payment of revenues arising from the bondable transition property. However, federal bankruptcy law may prevent the BPU from issuing or enforcing this order. In either case of a servicer default, payments on the transition bonds may be suspended. See "-- The Risks Associated With Potential Bankruptcy Proceedings" below.

Billing and Collection Practices May Reduce the Amount of Funds Available for Payments on the Transition Bonds

      The methodology of determining the amount of the transition bond charge the issuer may impose on each customer is specified in the BPU financing order. Thus, PSE&G cannot change this methodology. However, PSE&G, as servicer, may set its own billing and collection arrangements with each customer. For example, to recover part of an outstanding electricity bill, PSE&G may agree to extend a customer's payment schedule or to write off the remaining portion of the bill. Also, PSE&G, or a successor to PSE&G as servicer, in its discretion, may change billing and collection practices. Any change to billing and collection practices may have an adverse or unforeseen impact on the timing and amount of customer payments and may reduce the amount of transition bond charge collections. This could limit the issuer's ability to make scheduled payments on the transition bonds. See "THE SELLER AND SERVICER OF THE BONDABLE TRANSITION PROPERTY -- How PSE&G Forecasts the Number of Customers and the Amount of Electricity Consumption" in this prospectus. Similarly, the BPU may require changes to these practices. Any changes in billing and collection regulation might adversely affect the billing terms and the terms of remittances by third party suppliers to the servicer or make it more difficult for the servicer to collect the transition bond charge. These changes may adversely affect the value of the transition bonds and their amortization and, accordingly, their weighted average lives. See "THE BPU FINANCING ORDER AND THE TRANSITION BOND CHARGE" in this prospectus.

It May Be Difficult to Collect the Transition Bond Charge from Third Parties Who Provide Electricity to PSE&G's Customers

      In the future, customers may pay the transition bond charge to third parties who supply them with electric power. These third parties are obligated to forward the charge to PSE&G, as servicer. These entities must pay PSE&G the transition bond charge even if they do not collect the charge from retail electric customers. PSE&G will have limited rights to collect the transition bond charge directly from those customers who receive their electricity bills from a third party. If many customers within PSE&G's service territory elect to receive their electricity from third parties, the issuer may have to rely on a relatively small number of entities for the collection of the bulk of the transition bond charge. Third parties might use more permissive standards in bill collection and credit appraisal than PSE&G uses towards its retail customers or might be less effective in billing and collecting. As a result, those entities may not be as successful in collecting the transition bond charge as PSE&G anticipated when setting the transition bond charge. A default by a third party which collects from a large number of retail customers would have a greater impact than a default by a single retail customer and therefore have a greater impact on transition bond charge collections and, in turn, on the issuer's ability to make timely payments on the transition bonds.

      Neither the seller nor the servicer will pay any shortfalls resulting from the failure of any third party supplier to forward transition bond charge collections to PSE&G, as servicer. There can be no assurance that third party suppliers will use the same customer credit standards as the servicer. It is possible that third party suppliers may have a higher rate of delinquencies and write-offs than PSE&G. There can be no assurance that the servicer will be able to mitigate credit risks relating to these third party suppliers to the same extent to which it mitigates the risks relating to its customers. The adjustment mechanism, the deposits which may be required from third party suppliers and any other credit enhancement will be available to compensate for a failure by a third party supplier to remit the billed transition bond charge over to the issuer. However, the amount of credit enhancement funds may not be sufficient to prevent a delay in payments on the transition bonds.

PSE&G's Customer Payments May Decline Due to Confusion

      Although a similar non-bypassable market transition charge has been imposed upon customers since August 1999, the transition bond charge is being introduced to customers for the first time. Any change in customer billing and payment arrangements may result in customer confusion and the misdirection or delay of payments, which could have the effect of causing delays in transition bond charge collections. Any problems arising from new and untested systems or any lack of experience on the part of the third party suppliers or other third parties with customer billing and collections could also cause delays in billing and collecting the transition bond charge. These delays could result in shortfalls in transition bond charge collections and, therefore, reduce the ability of the issuer to make timely payments on the transition bonds.

Inability to Terminate Service to Certain Delinquent Customers During the Heating Season May Temporarily Reduce Amounts Available for Payments on the Transition Bonds

      A winter moratorium prevents PSE&G from terminating service to certain delinquent residential customers without special approval from the BPU during the heating season, currently from November 15 of each year until at least March 15 of the following year. As a result, PSE&G must provide service to those residential customers during this period without recouping the transition bond charge from those customers. This reduces the amount of transition bond charge collections available for payments on the transition bonds, although the expected associated reduction in payments will be factored into the transition bond charge adjustment. See "THE SELLER AND SERVICER OF THE BONDABLE TRANSITION PROPERTY -- Credit Policy; Billing; Collections and Write-Offs; Termination of Service" in this prospectus.

           The Risks Associated With Potential Bankruptcy Proceedings

PSE&G Will Commingle the Transition Bond Charge with Other Revenues Which May Obstruct Access to the Issuer's Funds in Case of Bankruptcy of PSE&G

      PSE&G will not segregate the transition bond charge collections from the other funds it collects from its customers. The transition bond charge collections will be segregated only after PSE&G pays them to the trustee. PSE&G will be permitted to remit collections on a monthly basis only if:

      o at any time PSE&G has the requisite credit ratings from the rating agencies; or

      o PSE&G provides credit enhancement satisfactory to the rating agencies to assure remittance by PSE&G to the trustee of the transition bond charge collections it collects or otherwise obtains rating agency approval regarding how frequently it remits transition bond charge collections.

      Otherwise, PSE&G will be required to remit transition bond charge collections within two business days of the estimated collection date. Despite these requirements, PSE&G might fail to pay the full amount of the transition bond charges to the trustee or might fail to do so on a timely basis. This failure could materially reduce the value of your investment and cause material delays in payment.

      The Competition Act provides that the rights of the issuer to the bondable transition property are not affected by the commingling of these funds with PSE&G's other funds. In a bankruptcy of PSE&G, however, a bankruptcy court might rule that federal bankruptcy law takes precedence over the Competition Act and does not recognize the right of the issuer to collections of the transition bond charge that are commingled with other funds of PSE&G as of the date of bankruptcy. If so, the collections of the transition bond charge held by PSE&G as of the date of bankruptcy would not be available to pay amounts owing on the transition bonds. In this case, the issuer would have a general unsecured claim against PSE&G for those amounts. This scenario could cause material delays in payment or an inability of the issuer to gain access to the funds required for scheduled payments on the transition bonds.

Bankruptcy of PSE&G Could Result in Losses or Delays in Payments on the Transition Bonds

      The Competition Act and the BPU financing order provide that as a matter of New Jersey state law:

      o bondable transition property constitutes presently existing property of PSE&G for all purposes;

      o PSE&G may sell, assign and otherwise transfer that property and PSE&G or the issuer may pledge or grant a security interest in the property as collateral for transition bonds; and

      o a transfer of the bondable transition property from PSE&G to the issuer is a sale or other absolute transfer of the bondable transition property, not a pledge of the bondable transition property to secure a financing by PSE&G.

See "THE COMPETITION ACT" in this prospectus. These three provisions are important to maintaining payments on the transition bonds in accordance with their terms during any bankruptcy of PSE&G. In addition, the transaction has been structured with the objective of keeping the issuer separate from PSE&G in the event of a bankruptcy of PSE&G.

      A bankruptcy court generally follows state property law on issues such as those addressed by the three provisions described above. However, a bankruptcy court has authority not to follow state law if it determines that the state law is contrary to a paramount federal bankruptcy policy or interest. If a bankruptcy court in a PSE&G bankruptcy refused to enforce one or more of the state property law provisions described above for this reason, the effect of this decision on you as a transition bondholder would be similar to the treatment you would receive in a PSE&G bankruptcy if the transition bonds had been issued directly by PSE&G. A decision by the bankruptcy court that, despite the separateness of PSE&G and the issuer, the two companies should be consolidated, would have a similar effect on you as a transition bondholder. That treatment could cause material delays in payment of, or losses on, your transition bonds and could materially reduce the value of your investment. For example:

      o the trustee could be prevented from exercising any remedies against PSE&G on your behalf, from recovering funds to repay the transition bonds or from replacing PSE&G as servicer, without permission from the bankruptcy court;

      o the bankruptcy court could order the trustee to exchange the bondable transition property for other property, which might be of lower value;

      o tax or other government liens on PSE&G's property that arose after the transfer of the bondable transition property to the issuer might nevertheless have priority over the trustee's lien and might be paid from transition bond charge collections before payments on the transition bonds;

      o the trustee's lien might not be properly perfected in transition bond charge collections that were commingled with other funds PSE&G collects from its customers as of the date of PSE&G's bankruptcy, or might not be properly perfected in all of the bondable transition property, and the lien could therefore be set aside in the bankruptcy, with the result that the transition bonds would represent only general unsecured claims against PSE&G;

      o the bankruptcy court might rule that the transition bond charge collected by the issuer should be used to pay a portion of the cost of providing electric service; or

      o the bankruptcy court might rule that the remedy provisions of the bondable transition property sale agreement are unenforceable, leaving the issuer with a claim of actual damages against PSE&G, which may be difficult to prove.

The Sale of the Bondable Transition Property Could Be Construed as a Financing and Not a Sale in a Case of PSE&G's Bankruptcy

      The Competition Act provides that the characterization of a transfer of bondable transition property as a sale or other absolute transfer will not be affected or impaired in any manner by treatment of the transfer as a financing for federal or state tax purposes or financial accounting purposes. PSE&G and the issuer will treat the transaction as a sale under applicable law, although for financial reporting and federal and state income and franchise tax purposes the transition bonds will be treated as a financing and not a sale. In the event of a bankruptcy of PSE&G, a party in interest in the bankruptcy may assert that the sale of the bondable transition property to the issuer was a financing transaction and not a "sale or other absolute transfer" and that the treatment of the transaction for financial reporting and tax purposes as a financing and not a sale lends weight to that position. If a court were to characterize the transaction as a financing, the issuer would be treated as a secured creditor of PSE&G in the bankruptcy proceedings. Although the issuer would in that case have a security interest in the bondable transition property, it would not likely be entitled to access to the transition bond charge collections during the bankruptcy. As a result, repayment on the transition bonds could be significantly delayed and a plan of reorganization in the bankruptcy might permanently modify the amount and timing of payments to the issuer of transition bond charge collections and therefore the amount and timing of funds available to the issuer to pay transition bondholders.

A BPU Sequestration Order for Bondable Transition Property in Case of Default Might Not Be Enforceable in Bankruptcy

      If PSE&G defaults on its obligations as servicer, the Competition Act allows the BPU or any court of competent jurisdiction to order the sequestration and payment of all transition bond charge collections to the transition bondholders. The Competition Act states that this BPU or court order would be effective even if made while PSE&G or its successor is in bankruptcy. However, federal bankruptcy law may prevent the BPU from issuing or enforcing this order. The indenture requires the trustee to request an order from the bankruptcy court to permit the BPU to issue and enforce the order. However, the bankruptcy court may deny the request. In this scenario, the issuer would lose access to the transition bond charge collections and thereby lose its source of funds for scheduled payments on the transition bonds.

        Other Risks Associated With An Investment In The Transition Bonds

Risks Associated with the Use of Interest Rate Swap Transactions

      The related prospectus supplement will contain the risk factors, if any, associated with any interest rate swap that may be entered into by the issuer with respect to a series or class of floating rate transition bonds.

Absence of Secondary Market for Transition Bonds Could Limit Your Ability to Resell Transition Bonds

      The underwriters for the transition bonds may assist in resales of the transition bonds but they are not required to do so. A secondary market for the transition bonds may not develop. If it does develop, it may not continue or it may not be sufficiently liquid to allow you to resell any of your transition bonds.

PSE&G's Ratings May Affect the Market Value of the Transition Bonds

      A downgrading of the credit ratings on the debt of PSE&G could have an adverse effect, at least temporarily, on the market value of your transition bonds.

The Issuer May Issue Additional Series of Transition Bonds Whose Holders Have Conflicting Interests

      The issuer may issue other series of transition bonds without your prior review or approval. These series may include terms and provisions which would be unique to that particular series. A new series of transition bonds may not be issued if it would result in the credit ratings on any outstanding series of transition bonds being reduced or withdrawn. There can be no assurance, however, that the issuance of additional series of transition bonds would not cause reductions or delays in payments on your transition bonds. Any additional series of transition bonds issued by the issuer will have the right to share equally in all of the bondable transition property owned by the issuer with all of the outstanding transition bonds. Moreover, PSE&G may sell bondable transition property to one or more entities other than the issuer in connection with the issuance of a new series of transition bonds. In that case, PSE&G will need to obtain a separate financing order from the BPU. That separate financing order will specify an additional amount of bondable transition charges to be collected from customers for the additional series of transition bonds. Any additional series of transition bonds issued by another entity will have an equal right to share in transition bond charge collections with the issuer. See "THE TRANSITION BONDS" and "THE INDENTURE" in this prospectus. In addition, some matters may require the vote of the holders of all series and classes of transition bonds. Your interests in these votes may conflict with the interests of the transition bondholders of another series or of another class. Thus, these votes could result in an outcome that is materially unfavorable to you.


The Ratings Have a Limited Function and They Are No Indication of the Expected Rate of Payment of Principal on the Transition Bonds

      The transition bonds will be rated by one or more established rating agencies. The ratings merely analyze the probability that the issuer will repay the total principal balance of each class of the transition bonds at its final maturity and will make timely interest payments. The ratings do not otherwise assess the speed at which the issuer will repay the principal of the transition bonds. Thus, the issuer may repay the principal of your transition bonds earlier or later than you expect, which may materially reduce the value of your investment. A rating is not a recommendation to buy, sell or hold transition bonds. The rating may change at any time. A rating agency has the authority to revise or withdraw its rating based solely upon its own judgment. See "RATINGS FOR THE TRANSITION BONDS" in this prospectus.

PSE&G's Obligation to Indemnify the Issuer for a Breach of a Representation or Warranty May Not Be Sufficient to Protect Your Investment

      If PSE&G breaches a representation or warranty in the sale agreement, it is obligated to indemnify the issuer and the trustee for any liabilities, obligations, claims, actions, suits or payments resulting from that breach, as well as any reasonable costs and expenses incurred. In addition, PSE&G is obligated to indemnify the issuer and the trustee, for itself and on behalf of the transition bondholders, for (1) required payments of principal of and interest on the transition bonds in accordance with their terms and (2) required deposits of amounts with the issuer, in each case, required to have been made, which are not made when so required as a result of a breach of a representation or warranty. However, the amount of any indemnification paid by the servicer or the seller may not be sufficient for you to recover all of your loss on the transition bonds. See "THE SALE AGREEMENT -- PSE&G's Obligation to Indemnify the Issuer and the Trustee and to Take Legal Action" in this prospectus. PSE&G will not be obligated to indemnify any party for any changes of law. In addition, PSE&G will not be obligated to repurchase the collateral in the event of a breach of any of its representations and warranties, and neither the trustee nor the transition bondholders will have the right to accelerate payments on the transition bonds as a result of a breach of any of PSE&G's representations and warranties, absent an event of default under the indenture as described in "THE INDENTURE -- What Constitutes an Event of Default on the Transition Bonds." If PSE&G becomes obligated to indemnify transition bondholders, the ratings on the transition bonds will likely be downgraded as a result of the circumstances causing the breach and the fact that the transition bondholders will be unsecured creditors of PSE&G with respect to any of those indemnification amounts.

                           FORWARD-LOOKING STATEMENTS

      Some statements contained in this prospectus and the related prospectus supplement concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts, are forward-looking statements within the meaning of the federal securities laws. Although PSE&G and the issuer believe that the expectations and the underlying assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to have been correct. The forward-looking statements involve a number of risks and uncertainties and actual results may differ materially from the results discussed in the forward-looking statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

      o     state and federal legal or regulatory developments;

      o     national or regional economic conditions;

      o     market demand and prices for energy;

      o     weather variations affecting customer energy usage;

      o     the effect of continued electric industry restructuring;

      o operating performance of PSE&G's facilities and third party suppliers; and

      o the payment patterns of customers including the rate of delinquencies and the accuracy of the collections curve.

Any forward-looking statements should be considered in light of these important factors and in conjunction with PSE&G's other documents on file with the SEC.

      New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time. It is not possible for PSE&G or the issuer to predict all of these factors, or the extent to which any factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which the statement is made and neither PSE&G nor the issuer undertakes any obligation to update the information contained in the statement to reflect subsequent developments or information.

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY

      PSE&G, a wholly owned subsidiary of Public Service Enterprise Group Incorporated, referred to as Enterprise, is an operating electric and gas public utility incorporated under the laws of the State of New Jersey in 1924. Enterprise is an exempt public utility holding company under the Public Utility Holding Company Act of 1935. PSE&G is engaged principally in the transmission, distribution and sale of electric energy and in the transmission, distribution and sale of gas in New Jersey. PSE&G supplies electric and gas service in areas of New Jersey, including its principal cities, where approximately 5.5 million people or about 70% of the State's population reside. PSE&G's electric and gas service area is a corridor of approximately 2,600 square miles running diagonally across New Jersey from Bergen County in the northeast to an area below the City of Camden in the southwest. The greater portion of this area is served with both electricity and gas, but some parts are served with electricity only and other parts with gas only. This heavily populated, commercialized and industrialized territory encompasses most of New Jersey's largest municipalities, including its six largest cities, Newark, Jersey City, Paterson, Elizabeth, Trenton and Camden, in addition to approximately 300 suburban and rural communities. This service territory contains residential areas and a diversified mix of commerce and industry, including major facilities of many corporations of national prominence. While PSE&G believes that it has all the franchises and consents necessary for its electric and gas transmission and distribution operations in the territory it serves, such franchises are not exclusive.

      Enterprise, a holding company formed in 1985, has three principal, direct, wholly owned subsidiaries, PSE&G, PSEG Power LLC and PSEG Energy Holdings Inc. The financial condition and results of operation of PSE&G are principal factors affecting the financial condition and results of operations of Enterprise. PSEG Energy Holdings Inc., formerly Enterprise Diversified Holdings Incorporated, is the parent of Enterprise's non-utility businesses.

      In compliance with the Competition Act, on August 21, 2000, PSE&G sold all of its generation and generation-related assets and transferred all of its electric trading and wholesale electric marketing business to PSEG Power LLC, a Delaware limited liability company formed in 1999 as a wholly owned direct subsidiary of Enterprise which is referred to as PSEG Power. See "THE COMPETITION ACT" in this prospectus. PSE&G is required to provide basic energy service to its electric customers who do not choose to purchase electric generation services from third party suppliers until July 2003. PSEG Power is obligated to supply all of PSE&G's electric energy pursuant to a full requirements contract until July 2002. After July 2002, PSE&G will bid out its basic generation service requirement to qualified third party suppliers, including PSEG Power. The Competition Act provides that PSE&G will be permitted full and timely recovery from customers of all reasonable and prudently incurred costs associated with meeting its basic generation service requirement pursuant to those bids.

      Where to Find Information About PSE&G. PSE&G files periodic reports with the SEC as required by the Exchange Act. Reports filed with the SEC are available for inspection without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located as follows: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of periodic reports and exhibits thereto may be obtained at the above locations at prescribed rates and, for so long as any transition bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, will be available for inspection by the holders of any listed transition bonds at the office of the listing agent in Luxembourg. Information as to the operation of the public reference facilities is available by calling the SEC at 1-800-SEC-0330. Information filed with the SEC can also be inspected at the SEC site on the World Wide Web at http://www.sec.gov. PSE&G also provides information through Enterprise's website at http://www.pseg.com.


                                 USE OF PROCEEDS

      How the Issuer Will Use the Proceeds of the Transition Bonds. The issuer will use the entire net proceeds from the sale of the transition bonds to purchase bondable transition property from PSE&G. See "THE SALE AGREEMENT" in this prospectus. As required by the Competition Act, the BPU financing order and a restructuring order which was issued by the BPU on August 24, 1999 and is referred to as the BPU restructuring order, PSE&G will apply the proceeds from the sale of the bondable transition property to the retirement of outstanding debt and equity securities in a manner which will not substantially alter PSE&G's overall capital structure. PSE&G will make the final decisions with respect to the use of proceeds on the basis of market conditions and other factors existing at the relevant time.

                               THE COMPETITION ACT

      The Electric Discount and Energy Competition Act, referred to as the Competition Act, signed into law in February 1999, provides, among other things, for the restructuring of the electric utility industry in New Jersey. Through the enactment of the Competition Act, the New Jersey Legislature endeavored to lower energy costs and to allow New Jersey electricity customers to choose their electric power supplier. The Competition Act deregulated the electric power generation market in order to promote efficient energy service to consumers and to diversify the sources of supply of electricity in the State. The traditional retail monopoly for electric power generation was eliminated and competition has been introduced to the electricity generation retail market. Pursuant to the Competition Act, the BPU directed PSE&G to transfer its electric generation facilities and generation-related assets to an affiliate, PSEG Power. Customers' bills have been unbundled into separate line items for electric distribution, transmission and generation services, among others. In this competitive electric generation retail market, the traditional electric utility rate regulation has been replaced by a combination of modified regulation and some competition.

      To maintain the financial integrity of electric utilities during the transition to a competitive electric generation retail market, the Competition Act provides each electric utility the opportunity to recover certain stranded costs associated with generation-related assets through a transition bond charge and other limited charges. In general, stranded costs are an amount, determined by the BPU, by which an electric utility's net electric generation related costs which traditionally would be recoverable under a regulated electric generation retail market exceed those costs recoverable in a competitive electric generation retail market. Stranded costs result from the necessity to lower rates in order to compete in a competitive electricity generation retail market. PSE&G will recover the stranded costs related to the newly introduced competitive retail market in electric power generation which are non-recoverable in competitive retail markets, as well as other reasonably incurred costs, to the extent permitted by the BPU. These stranded costs are, in PSE&G's case, primarily related to generation-related facilities.

      The fossil and nuclear fueled electric generation plants formerly owned by PSE&G, which produce electric power and current are referred to as generation-related facilities. PSE&G's high voltage electric lines and related step up and step down transformers and substations which transmit electric power and current at higher voltages and usually over longer distances than distribution facilities are referred to as transmission facilities. PSE&G's lower voltage electric lines, transformers and substations which interconnect with the high voltage transmission lines and distribute the power and current to the end-use customers at lower voltage levels consistent with the customers' use are referred to as distribution facilities.

      The Competition Act requires the unbundling of electric services into separate generation, transmission and distribution services with open retail competition for generation services. While electric utilities will continue to provide transmission and distribution services, the Competition Act authorizes third party electric power suppliers licensed by the BPU, referred to as third party suppliers, to provide electric generation services to retail customers. Under the Competition Act, third party suppliers are subject to some limited financial and other requirements and some customer protection requirements, but are generally not regulated by the BPU. Electric distribution and transmission services remain regulated.

      Even with the enactment of the Competition Act, the BPU continues to regulate aspects of the electric utility industry in New Jersey with respect to electric companies. The BPU has also established guidelines governing customer billing and collection and metering and disclosure requirements applicable to third party suppliers participating in the new market in New Jersey.

Recovery of Stranded Costs Is Allowed for PSE&G and Other New Jersey Utilities

      The Competition Act allows electric public utilities an opportunity to recover their stranded costs. Stranded costs are costs of generation-related investments and other obligations that cannot be recouped through market based rates in a competitive electricity generation market. The Competition Act also permits the recovery of restructuring related costs which the BPU approves as appropriate for recovery. As a mechanism to recover these stranded costs, the Competition Act provides for the imposition and collection of a transition bond charge on customers' bills. Because the transition bond charge is a usage-based charge based on access to the utility's transmission and distribution system, the customers will be assessed regardless of whether the customers purchase electricity from the utility or a third party supplier. Also, if on-site generation facilities that are connected to the utility's transmission and distribution system produce power that is delivered to off-site retail customers in New Jersey, the transition bond charge will apply to the sale or delivery of that power.

      The BPU restructuring order authorizes PSE&G to recover $2.940 billion of its net of tax stranded costs, of which $2.4 billion may be recovered through securitization pursuant to the BPU financing order, and the remaining $540 million net of tax of generation-related stranded costs may not be securitized. In addition to this $2.940 billion in stranded costs, the BPU restructuring order also authorizes PSE&G to recover up to $125 million of additional related costs that may be securitized. The stranded costs which will not be securitized will be recovered through a non-bypassable market transition charge imposed by PSE&G as of August 1, 1999 on the same customer base from which PSE&G will collect the transition bond charge. The Competition Act permits the BPU to authorize PSE&G to recover additional stranded costs through either an additional market transition charge or an additional securitized transition bond charge. PSE&G does not, however, anticipate applying for recovery of additional stranded costs at this time. See "PSE&G'S RESTRUCTURING" in this prospectus. Moreover, the Competition Act requires the BPU to review any market transition charge used to recover stranded costs to ensure that the utility imposing the charge will not collect charges which exceed its actual stranded costs. Any periodic review of market transition charges will not affect transition bonds secured by the transition bond charge.

PSE&G and Other Utilities May Securitize Stranded Costs

      The Recovery of Stranded Costs May be Facilitated by the Issuance of Transition Bonds. The Competition Act authorizes the BPU to issue "bondable stranded cost rate orders," such as the BPU financing order, approving, among other things, the issuance of transition bonds to recover bondable stranded costs and related expenses of an electric public utility. A utility, a finance subsidiary of a utility or a third party assignee of a utility may issue transition bonds. Under the Competition Act, proceeds of transition bonds are required to be used to reduce the utility's stranded costs through the retirement of its debt or equity, or both. Transition bonds are secured by and payable from bondable transition property and may have a scheduled amortization upon issuance of up to 15 years. The BPU financing order allows the final maturity date of the transition bonds issued by the issuer to extend to 17 years from date of issuance of the transition bonds.

      The Competition Act contains a number of provisions designed to facilitate the securitization of stranded costs and related expenses.

      A Bondable Stranded Cost Rate Order is Irrevocable. Under the Competition Act, bondable transition property is created by the issuance by the BPU of a bondable stranded cost rate order, such as the BPU financing order. The Competition Act provides that each bondable stranded cost rate order, including the BPU financing order, will become irrevocable upon issuance and effectiveness of the order. Upon the transfer of the bondable transition property to an assignee, such as the issuer, and the receipt of consideration for the sale of the transition bonds, the bondable stranded cost rate order, the transition bond charge and the bondable transition property become a vested, presently existing property right, vested ab initio in the assignee.

      Under the Competition Act, neither the BPU nor any other governmental entity has the authority, directly or indirectly, legally or equitably, to rescind, alter, repeal, modify or amend a bondable stranded cost rate order, to revalue, re-evaluate or revise the amount of bondable stranded costs, to determine that the transition bond charge or the revenues required to recover bondable stranded costs are unjust or unreasonable, or in any way to reduce or impair the value of bondable transition property, neither will the amount of revenues from the transition bond charge be subject to reduction, impairment, postponement or termination. In addition, under the Competition Act, the State of New Jersey pledges and agrees with the holders of the transition bonds, and with any assignee or financing entity, such as the issuer, not to limit, alter or impair the bondable transition property or the other rights vested in an electric public utility or any assignee or pledgee of the utility or any financing entity or vested in the holders of any transition bonds pursuant to a bondable stranded cost rate order until the transition bonds are fully paid and discharged. In addition, the State pledges and agrees in the Competition Act that it will not in any way limit, alter, impair or reduce the value or amount of the bondable transition property approved by a bondable stranded cost rate order except as contemplated by the periodic adjustments to the transition bond charge authorized by the Competition Act. The BPU financing order is a bondable stranded cost rate order. See "-- The Transition Bond Charge is Adjusted Periodically" below. See also "RISK FACTORS -- Judicial, Legislative or Regulatory Action That May Adversely Affect Your Investment" in this prospectus. A bondable stranded cost rate order does not constitute a debt or liability of the State, nor does it constitute a pledge of the full faith and credit of the State. The issuance of transition bonds does not, directly, indirectly or contingently, obligate the State to levy or pledge any form of taxation or make any appropriation for their payment.

      The Transition Bond Charge is Adjusted Periodically. The Competition Act requires each bondable stranded cost rate order to provide for mandatory adjustment of the transition bond charge, at least once a year, upon petition of the electric public utility or its assignee or financing entity. The BPU financing order permits PSE&G, as servicer, to petition the BPU for adjustments at least annually but not more frequently than quarterly. These adjustments are formula-based to provide revenues sufficient to provide for the full recovery of bondable stranded costs, including, without limitation, the timely payment of the principal of, and interest which in the case of interest on any floating rate class of any series will be calculated at the applicable gross fixed rate and acquisition or redemption premium on, the transition bonds in accordance with the expected amortization schedule. PSE&G agrees in the servicing agreement to file with the BPU each proposed adjustment calculated in accordance with the formula. See "THE SERVICING AGREEMENT" in this prospectus.

      Customers Cannot Avoid Paying the Transition Bond Charge. The Competition Act provides that the transition bond charge is "non-bypassable" which means that the charge will be payable by retail consumers of electricity within the utility's service territory who access a utility's transmission and distribution system, even if those customers elect to purchase electricity from a third party supplier. A sole exception to this is a single industrial customer with whom PSE&G has a retail contract expiring in 2005 and providing an exemption from paying the transition bond charge until the expiration of the contract. Also, if on-site generation facilities that are connected to the utility's transmission and distribution system produce power that is delivered to off-site retail customers in New Jersey, the transition bond charge will apply to the sale or delivery of that power. However, if consumers self-generate and are not connected to the utility's transmission and distribution system, they will not be obligated to pay the transition bond charge. If power from on-site facilities is consumed by on-site consumers that are connected to the utility's transmission and distribution system, the transition bond charge also will not apply to that power unless the new on-site generation facilities in the aggregate reduce the utility's energy distribution to 92.5% or below of its 1999 energy distribution. In that case, the transition bond charge will be imposed on those on-site customers.

      The Competition Act Provides Procedures for Perfecting the Transfer and Pledge of Bondable Transition Property. The Competition Act provides procedures for assuring that the transfer of the bondable transition property from PSE&G to the issuer will be perfected under New Jersey law and that the security interest granted by the issuer to the trustee in the bondable transition property will be perfected under New Jersey law. The Competition Act provides that a transfer of bondable transition property will be perfected against any third party when:

      o the BPU has issued its bondable stranded cost rate order with respect to that bondable transition property,

      o the agreement to transfer the bondable transition property has been executed and delivered by the electric public utility or its assignee, and

      o a financing statement with respect to the transfer has been filed in accordance with the New Jersey Uniform Commercial Code, referred to as the Uniform Commercial Code.

      The Competition Act provides that security interests in the bondable transition property are perfected by means of a separate filing under the Uniform Commercial Code. Upon perfection, a security interest under the Uniform Commercial Code attaches to bondable transition property, whether or not the revenues or proceeds thereof have accrued. Perfection of the trustee's security interest in the bondable transition property is necessary in order to establish the priority of the trustee's security interest over claims of other parties to the bondable transition property. The Competition Act provides that priority of security interests in bondable transition property will not be defeated or adversely affected by:

      o commingling of transition bond charge collections with other funds of the utility or its assignee, or

      o the periodic adjustment of the transition bond charge under the Competition Act.

      The Competition Act Characterizes the Transfer of Bondable Transition Property as a Sale or Other Absolute Transfer. The Competition Act provides that a transfer by the utility or an assignee of bondable transition property will be treated as a sale or other absolute transfer of the transferor's right, title and interest and not as a borrowing secured by the bondable transition property, if the parties expressly state in governing documents that a transfer is to be a sale or other absolute transfer. The characterization of the transfer as a sale is not affected or impaired by the fact that:

      o the assignor retains or acquires an equity interest of equal priority in the bondable transition property;

      o     only a portion of the bondable transition property is transferred;

      o the assignor retains or acquires a subordinated equity interest or other credit enhancement provisions on terms commensurate with market practices;

      o the electric public utility acts as collector or servicer of the related transition bond charge;

      o the assignor retains mere legal title to the bondable transition property for servicing or supervising services and collections relating to the bondable transition property; or

      o the transfer is treated as a financing for federal, state or local tax purposes or financial accounting purposes.

      See "RISK FACTORS -- The Risks Associated With Potential Bankruptcy Proceedings" in this prospectus.

                              PSE&G'S RESTRUCTURING

      The BPU Restructuring Order. The BPU final restructuring order issued on August 24, 1999, referred to as the BPU restructuring order, directed PSE&G to sell all of its generation facilities and generation-related assets to an affiliate, PSEG Power, and authorized PSE&G to recover a total of $2.940 billion of its net of tax stranded costs. That amount includes $2.4 billion of PSE&G's bondable stranded costs that may be recovered through the issuance of transition bonds, plus an additional $540 million of unsecuritized generation-related net of tax stranded costs on a present-value basis through a separate market transition charge. The BPU further authorized the recovery through the issuance of transition bonds of an additional $125 million in transaction costs and related expenses of the financing from transition bond proceeds, for a total of $2.525 billion in authorized transition bonds. In addition, the BPU authorized the recovery of federal and state taxes associated with the collection of the transition bond charge through a separate market transition charge.

      PSE&G Unbundled its Electric Rates. PSE&G unbundled its retail electric rates on August 1, 1999. As a result, customers' bills were divided into separate line items for distribution charges, transmission charges, generation services, the market transition charge, the transition bond charge and the societal benefits charge. If a customer chooses a third party supplier for generation services, the customer may receive separate billings for those services directly from the third party supplier or it may receive combined billings for all charges, either from PSE&G or, if permitted by the BPU, from the third party supplier, in either case pursuant to an agreement between PSE&G and the third party supplier. If the third party supplier bills the combined charges, it must remit to PSE&G the amount it bills to customers on behalf of PSE&G. See "THE BPU FINANCING ORDER AND THE TRANSITION BOND CHARGE -- The BPU Financing Order -- PSE&G Must Allow Other Entities to Provide Metering and Billing Services" and "RISK FACTORS -- Servicing Risks -- It may be Difficult to Collect the Transition Bond Charge from Third Parties Who Provide Electricity to PSE&G's Customers" in this prospectus. PSE&G has not yet entered into any arrangements with third party suppliers for billings and collections.

      PSE&G May Collect a Societal Benefits Charge. Under the Competition Act, an electric public utility is permitted, with BPU approval, to collect a non-bypassable societal benefits charge from all of its retail customers to recover:

      o     nuclear plant decommissioning costs,

      o     demand side management program costs,

      o     customer education program costs,

      o     environmental remediation costs, and

      o previously approved social program costs such as costs for programs to assist customers unable to pay their utility bills in full and on time.

      The BPU restructuring order provided that PSE&G may impose a societal benefits charge commencing August 1, 1999.

      PSE&G Must Reduce its Electric Rates. Pursuant to the stipulation and the BPU restructuring order, PSE&G's rates for generating, transmitting and distributing electric power to its customers were reduced on August 1, 1999 by 5% from prior rates, which includes a 1% reduction due to the anticipated savings from securitization. The second rate reduction, which will take place upon the sale of the transition bonds, will provide an additional reduction of at least 2%, so that customers receive the full benefit of the securitization. A further rate reduction of up to an additional 2% will take place on August 1, 2001, bringing the total estimated reduction to 9% from rates in effect prior to August 1, 1999. In the event that the securitization has not occurred by August 1, 2001, this additional reduction will not occur. The final rate reduction of 4.9% will take place on August 1, 2002 and will result in an overall rate reduction from the rates in effect prior to August 1, 1999 of 13.9% (10% from the rates as of April 30, 1997), regardless of the amount of reduction achieved from securitization. PSE&G's rates will not be subject to any legislative cap after July 31, 2003, although PSE&G's rates for transmission and distribution services will continue to be subject to BPU approval.

      Pursuant to the Competition Act and the BPU restructuring order, customers may choose to purchase power from alternative third party suppliers and later return to PSE&G as their supplier of basic generation service until July 31, 2003. Any third party supplier will be required to provide the servicer with total monthly kilowatt-hour usage information for each customer in a timely manner for the servicer to fulfill the obligations of the servicer. PSE&G is required to provide basic energy service to its electric customers who do not choose to purchase electric generation services from third party suppliers until July 2003. PSEG Power is obligated to supply all of PSE&G's electric energy pursuant to a full requirements contract until July 2002. After July 2002, PSE&G will bid out its basic generation service requirement to qualified third party suppliers, including PSEG Power. The Competition Act provides that PSE&G will be permitted full and timely recovery from customers of all reasonable and prudently incurred costs associated with meeting its basic generation service requirement pursuant to those bids.

             The BPU Financing Order and the Transition Bond Charge

The BPU Financing Order

      PSE&G's Petition and the BPU Financing Order. On June 8, 1999, PSE&G filed a petition with the BPU requesting the issuance by the BPU of a bondable stranded cost rate order under the Competition Act to allow PSE&G to recover up to $2.4 billion of its bondable stranded costs, plus $125 million of associated transaction costs and the cost of retiring equity and debt securities of PSE&G. These costs are recoverable through the issuance of up to $2.525 billion of transition bonds and the imposition of a transition bond charge. In response to the petition the BPU issued its financing order on September 17, 1999, referred to as the BPU financing order.

      The BPU Authorizes PSE&G to Issue Transition Bonds. Consistent with the BPU restructuring order, the BPU financing order authorizes the issuance of transition bonds with an initial total principal balance not to exceed $2.525 billion, secured by bondable transition property. The transition bonds may have a final stated maturity not later than 17 years from the date of issuance.

      The final structure, pricing and other terms of the transition bonds will be subject to approval of the BPU or its designee. This approval will be obtained prior to the issuance of the transition bonds.

      The BPU Authorizes PSE&G to Enter into Hedging Arrangements. The BPU financing order authorizes the issuer to enter into hedging arrangements (other than interest rate swap agreements) with one or more third party counterparties, including PSE&G, to protect against interest rate movements prior to the pricing of the transition bonds. The BPU financing order also authorizes payments required to be made by the issuer under any hedging arrangement to be paid from proceeds of the transition bonds, or to be paid over the term of the transition bonds, together with interest, and for such on-going payments to be included in the transition bond charge adjustment process and recovered through the transition bond charge. The issuer entered into a hedging agreement as permitted by the BPU financing order. That agreement now requires on-going payments to be made by the issuer on each payment date. Those payments will be made after all payments of principal of and interest on the transition bonds scheduled to be made on that payment date and after any required funding or replenishment of each series capital subaccount and each series overcollateralization subaccount on that payment date. See "THE INDENTURE -- How Funds in the Collection Account Will be Allocated" in this prospectus.

      The BPU Authorizes PSE&G to Impose the Transition Bond Charge. Under the BPU financing order, the BPU authorized PSE&G to impose, meter, charge, bill, collect and receive from customers, the transition bond charge in an amount sufficient to recover the principal amount of transition bonds in accordance with an expected amortization schedule and interest on the transition bonds, plus an amount sufficient to provide for any credit enhancement, to fund any reserves, and to pay acquisition or redemption premiums, if any, servicing fees and other expenses relating to the transition bonds.

      The transition bond charge will be a single per kilowatt-hour charge assessed against all customers, regardless of customer class, on a monthly basis as part of each customer's regular monthly billings. PSE&G will set the initial per kilowatt-hour transition bond charge, based upon the formula approved in the BPU financing order. The transition bond charge and the charge for related federal and state taxes associated with the collection of the transition bond charge are intended to provide an approximately level combined charge throughout the term of the transition bonds. The transition bond charge and the related charge for taxes will be reflected in each customer's bill in a single line item with an explanation in the bill that the line item includes the transition bond charge.

      The transition bond charge for each series of transition bonds will be assessed on all customer bills, with the exception of the single industrial customer with whom PSE&G has a retail-based contract providing for an exemption from paying the transition bond charge until the expiration of the contract. The transition bond charge will be pro-rated in the case of the first bill after issuance of a series of transition bonds to account for any partial month since the date of issuance. For instance, if a particular series issuance date is August 15, bills that include current charges for services provided before August 15 will not be assessed the transition bond charge with respect to that series for the period prior to and including August 15. Upon each adjustment of the transition bond charge or issuance of additional series of transition bonds, the adjusted transition bond charge will be assessed in the same manner.

      The   initial transition bond charge will be calculated on the basis of:

      o     the issuance of $2.525 billion of transition bonds,

      o the projected total payments required in relation to the transition bonds during the period commencing on the date of issuance of the transition bonds and ending December 31, 2001, and

      o the estimated amount of kilowatt-hours of electricity to be delivered, billed and collected during that period.

      The periodic adjustments to the transition bond charge are designed to ensure that transition bond charge collections are not more or less than the amount necessary to meet all of the required payments in relation to the transition bonds and related costs and expenses and to maintain the required balances in each series overcollateralization subaccount and each series capital subaccount. In requesting periodic adjustments, the servicer is required to take into account updated projections of consumption levels and timing of collections and any amounts held in the reserve subaccount.

      The BPU financing order also grants PSE&G, as servicer, the authority to make "non-routine" filings for adjustments. This authority would permit filings to be made to accommodate changes in the formula specified in the BPU financing order for the mandatory periodic adjustments which PSE&G deems appropriate to remedy a significant and recurring variance between actual and expected transition bond charge collections. Any such filing is required to be made at least 90 days prior to the proposed effective date and would be subject to BPU approval.

      PSE&G Must Allow Other Entities to Provide Metering and Billing Services. Under the Competition Act, the BPU may establish specific standards for metering, billing and other activities by third party suppliers participating in the competitive electric generation retail market in New Jersey. In order to qualify to serve as a third party supplier, an electric supplier must maintain at least a "BBB" or the equivalent long-term unsecured credit rating from Moody's Investors Service, referred to as Moody's, or Standard & Poor's Ratings Services, referred to as S&P, or lodge with the servicer a cash deposit or comparable security equal to two months' maximum estimated collections of all charges payable to PSE&G. The BPU financing order allows qualified third party suppliers, approved by the BPU, to bill and collect the transition bond charge on behalf of the issuer. In doing so, third party suppliers must comply with all applicable BPU billing and collection requirements. Each third party supplier must also agree to remit the full amount of all charges it bills to customers for the electric generation, transmission and distribution services PSE&G or its successor provides, together with the transition bond charge, regardless of whether these payments are received from the customers, within 15 days of PSE&G's or its successor's bill for these charges. If a third party supplier fails to remit charges within a further seven days, PSE&G, as servicer, or its successor may assume responsibility for billing or transfer responsibility to another qualified third party supplier. While a third party supplier collecting the transition bond charge may request termination of service to delinquent customers, only PSE&G or a successor electric public utility may disconnect or reconnect a customer's distribution service.

      The BPU May Designate a Replacement Servicer. The Competition Act provides that in the event of a default by the electric public utility in respect of charging, collecting and receiving revenues derived from the transition bond charge and upon the application of the secured party, such as the trustee, or an assignee, such as the issuer, the BPU or any court of competent jurisdiction will by order designate a trustee or other entity to act in place of the electric public utility to impose, meter, charge, bill, collect and receive the transition bond charge. The BPU may, in its discretion, establish criteria for the selection of any entity that may become a servicer of bondable transition property upon the default or other material adverse change in the financial condition of the electric public utility. The appointment of a successor servicer must not result in the downgrade or withdrawal of a rating on any outstanding transition bonds. See "RISK FACTORS -- Servicing Risks -- If the Servicer Defaults or Becomes Bankrupt, It May Be Difficult to Find a Successor Servicer and Payments on the Transition Bonds May Be Suspended" in this prospectus.

The BPU's Transition Bond Charge Adjustment Process

      The servicing agreement requires the servicer to seek adjustments to the transition bond charge in order to enhance the likelihood that transition bond charge collections, including any amounts on deposit in the reserve subaccount, are neither more nor less than the amount necessary to amortize the transition bonds of each series in accordance with the related expected amortization schedule, to pay interest which in the case of interest on any floating rate class of any series will be calculated at the applicable gross fixed rate, to fund or replenish the series overcollateralization subaccounts to the amount required to be on deposit in the series overcollateralization subaccounts, to replenish any shortfalls in the series capital subaccounts, and to pay the trustee's fee, the servicing fee and the other expenses and costs included in bondable stranded costs. These adjustments are formula-based, incorporating transition bond charge collections, as well as updated assumptions by the servicer as to projected future usage of electricity by customers, expected delinquencies and charge-offs and future expenses relating to bondable transition property and the transition bonds, and the issuance of any additional series of transition bonds. They are designed to achieve each of the above goals by the payment date immediately preceding the next date on which the transition bond charge is adjusted or the expected final payment date, as applicable, taking into account any amounts on deposit in the reserve subaccount. If at the time of issuance of a series, the servicer determines any additional adjustments are required, the dates for these adjustments will be specified in the prospectus supplement for the series.

      The Schedule for Making Adjustments to the Transition Bond Charge. Under the Competition Act, the servicer must file an adjustment request at least annually. Under the BPU financing order, adjustments may not be made more frequently than quarterly, except in the case of non-routine adjustments. Under the servicing agreement, the servicer will file a request for an adjustment to the transition bond charge with the BPU on December 1 of each year and on any additional date or dates specified in the prospectus supplement for any series of transition bonds. Each proposed adjustment will become effective on an interim basis 30 days after filing, and final 60 days after filing, in each case, absent a determination by the BPU of manifest error. In the case of a finding of manifest error by the BPU, BPU will issue an order correcting such manifest error before the adjustment becomes final 60 days after filing. Manifest error means an arithmetic error evident on the face of the filing. The date on which an adjustment request is filed is referred to as a calculation date.

      The BPU Authorized PSE&G to Sell Bondable Transition Property to the Issuer. Under the BPU financing order, the BPU authorized PSE&G to assign, sell, transfer or pledge bondable transition property to the issuer.

Appeals from the BPU Restructuring Order and the BPU Financing Order

      In October and November 1999, two appeals of the BPU financing order and the BPU restructuring order were filed in the Appellate Division of the New Jersey Superior Court on behalf of several customers, who were joined in some respects by the New Jersey Division of the Ratepayers' Advocate. One appellant alleged that the imposition of the transition bond charge would impair its unique power supply contract, representing approximately one percent of PSE&G's total sales. On April 13, 2000, a three-judge panel of the Appellate Division of the New Jersey Superior Court hearing these matters unanimously rejected the arguments made by the appellants and affirmed the restructuring and financing orders of the BPU. As a result of the unanimous decision, the appellants had the right to request the New Jersey Supreme Court to exercise its discretion to review the matter but not the right to require a review. In May 2000, the appellants requested the New Jersey Supreme Court to review certain aspects of the Appellate Division decision. On July 14, 2000, the Court granted the requests in part. On December 6, 2000, by a 4 to 1 vote the New Jersey Supreme Court issued its order affirming the judgment of the Appellate Division. The decision of the New Jersey Supreme Court has become final. See "Risk Factors -- Judicial, Legislative or Regulatory Action That May Adversely Affect Your Investment -- The Law Which Underpins the Transition Bonds May Be Invalidated by Judicial Action" in this prospectus.

                     THE SELLER AND SERVICER OF THE BONDABLE
                              TRANSITION PROPERTY

PSE&G

      PSE&G is both the seller and the servicer of the bondable transition property. See "PUBLIC SERVICE ELECTRIC AND GAS COMPANY" in this prospectus.

PSE&G's Customer Classes

      PSE&G's customer base is divided into three classes: residential, commercial and industrial. Several rate classes are included within each category differentiated by type and level of service.

Electric Revenues, Average Number of Customers and Billed Electric Consumption

      The following table shows the amount of PSE&G's billed electric revenues per customer class for the past five years and through the third quarter of 2000 and the percentage of each customer class of the total billed revenues.

                                     Table 1
                            Billed Electric Revenues
                                 (in thousands)

                                                                                                                   Sept 30,
                1995        %        1996       %         1997       %         1998      %         1999     %        2000       %
             ----------  -----   ----------   -----   ----------  -----   ----------  -----   ----------  -----   ----------  -----
Residential  $1,258,773  32.72%  $1,255,691   32.78%  $1,228,098  32.94%  $1,266,509  33.35%  $1,323,111  34.12%  $  957,479  35.13%
Commercial . $1,892,093  49.17%  $1,904,274   49.71%  $1,856,899  49.80%  $1,904,794  50.16%  $1,944,066  50.13%  $1,356,287  49.77%
Industrial . $  696,947  18.11%  $  670,884   17.51%  $  643,650  17.26%  $  625,974  16.49%  $  611,072  15.75%  $  411,438  15.10%
             ----------  -----   ----------   -----   ----------  -----   ----------  -----   ----------  -----   ----------  -----
   Total ... $3,847,813 100.00%  $3,830,849  100.00%  $3,728,647 100.00%  $3,797,277 100.00%  $3,878,249 100.00%  $2,725,204 100.00%
             ========== ======   ==========  ======   ========== ======   ========== ======   ========== ======   ========== ======

      The following table shows the average number of PSE&G's customers in each customer class for the past five years and through the third quarter of 2000 and the percentage each customer class bears to the total average number of customers.

                                     Table 2
                           Average Number of Customers
                           (Number of Customer Bills)

                                                                                                                   Sept 30,
                1995        %        1996       %         1997      %        1998      %         1999      %         2000       %
              --------- ------    ---------  ------    --------- ------    --------- ------    --------- ------    --------- ------
Residential . 1,677,780  86.49%   1,683,208   86.49%   1,686,444  86.37%   1,701,066  86.30%   1,714,335  86.32%   1,727,750  86.31%
Commercial ..   252,574  13.02%     253,611   13.03%     257,013  13.16%     260,957  13.24%     262,813  13.23%     265,316  13.25%
Industrial ..     9,522   0.49%       9,300    0.48%       9,170   0.47%       9,101   0.46%       8,986   0.45%       8,878   0.44%
              --------- ------    ---------  ------    --------- ------    --------- ------    --------- ------    --------- ------
   Total .... 1,939,876 100.00%   1,946,119  100.00%   1,952,627 100.00%   1,971,124 100.00%   1,986,134 100.00%   2,001,944 100.00%
              ========= ======    =========  ======    ========= ======    ========= ======    ========= ======    ========= ======

      The following table shows the total billed electric consumption of PSE&G's customers in megawatt-hours (referred to as MWh) for the past five years and through the third quarter of 2000 for each customer class and the percentage each customer class bears to the total billed electric consumption.

                                     Table 3
                           Billed Electric Consumption
                                      (MWh)

                                                                                                                   Sept 30,
                1995        %        1996       %         1997      %         1998     %        1999       %         2000      %
              --------- ------    ---------  ------    --------- ------    --------- ------    --------- ------    --------- ------
Residential  10,755,485  27.82%  10,736,855   28.00%  10,710,735  28.13%  11,091,537  28.41%  11,756,497  29.20%   8,885,143 28.81%
Commercial   18,968,792  49.07%  18,990,242   49.51%  18,923,234  49.69%  19,509,283  49.97%  20,273,330  50.35%  15,717,831 50.96%
Industrial    8,934,958  23.11%   8,625,133   22.49%   8,444,973  22.18%   8,440,088  21.62%   8,233,699  20.45%   6,240,583 20.23%
             ---------- ------   ----------  ------   ---------- ------   ---------- ------   ---------- ------   ---------- ------
   Total     38,659,235 100.00%  38,352,230  100.00%  38,078,942 100.00%  39,040,908 100.00%  40,263,526 100.00%  30,843,557 100.00%
             ========== ======   ==========  ======   ========== ======   ========== ======   ========== ======   ========== ======

Percentage Concentration Within PSE&G's Large Commercial and Industrial
Customers

      For the period ended December 31, 1999, the ten largest single site electric customers represented approximately 5.5% of PSE&G's kilowatt-hour sales and the ten largest multi-site electric customers represented approximately 7.0% of PSE&G's kilowatt-hour sales. In both cases, the customers are in the large commercial and industrial customer classes. There are no material concentrations in the residential class.

How PSE&G Forecasts the Number of Customers and the Amount of Electricity Consumption

      Accurate projections of the number of customers, consumption and retail electric revenues are important in setting, maintaining and adjusting the transition bond charge. The transition bond charge must be sufficient to recover interest on and principal of the transition bonds, to maintain the scheduled series overcollateralization levels, to replenish any withdrawals from any series capital subaccounts and to pay the trustee's fee, the servicing fee and the other expenses and costs included in bondable stranded costs. See "THE BPU FINANCING ORDER AND THE TRANSITION BOND CHARGE -- THE BPU'S Transition Bond Charge Adjustment Process" and "Risk Factors -- Servicing Risks" in this prospectus.

      The energy forecast process starts with a set of assumptions, including economic, demographic, price, marketing, major customers, demand-side management, private plant/co-generation and technology impact assumptions.

      The residential energy forecast is primarily based on a forecast of New Jersey household growth. The use per customer forecast is developed using variables representing growth in the number of air conditioners, New Jersey income per household, energy efficiency improvements and PSE&G's average electric price.

      The commercial energy forecast is developed by reference to total personal income and non-manufacturing employment, PSE&G's average electric price, a forecast of floor space and the total number of buildings in PSE&G's service territory.

      The specific economic and demographic variables on which the industrial energy forecast is based include manufacturing employment, the industrial production index and employee productivity for New Jersey, the average PSE&G electric and gas prices and industrial fuel oil prices. Natural gas and fuel oil prices are used as a proxy for competitive energy prices. The largest industrial customers are forecasted individually. The industrial forecast is further adjusted to account for major known activities in the industrial market such as maintenance shutdowns, co-generation and private plant installations and significant changes in operating characteristics.

      The short-term and long-term forecasting models have been reviewed by the BPU and by BPU-hired auditors. All classes of business forecasts assume normal weather and include the effects of demand side management programs.

Forecast Variances

      The table below compares actual usage in gigawatt-hours (referred to as GWh) for a particular year (other than 2000 which represents data through the third quarter of 2000 only) to the related forecast prepared during the previous year. For example, the annual 1995 variance is based on a forecast prepared in 1994. There can be no assurance that the future variance between actual and expected consumption will be similar to the historical experience set forth below.

                                     Table 4
            Forecast Variance For the Amount of Electricity Consumed


                                                                                  Sept 30,
                          1995        1996       1997        1998        1999       2000
                         ------      ------     ------      ------     ------      ------
Forecast (GWh) .......   38,201      37,804     38,217      38,879     39,500      30,806
Actual (GWh) .........   38,659      38,352     38,079      39,041     40,264      30,844
Variance-% ...........    1.199%      1.450%    (0.361%)     0.417%     1.934%      0.123%

      If actual consumption of electricity is higher than the forecast, there will most likely be an excess of transition bond charge collections. Similarly, if actual consumption of electricity is lower than the forecast, there will most likely be a shortfall in transition bond charge collections.

Credit Policy; Billing; Collections and Write-Offs; Termination of Service

      Credit Policy. PSE&G is required under New Jersey law to provide service to all customers. PSE&G relies on the information provided by the customer and its customer information system to determine whether PSE&G has previously served a customer. Certain accounts are secured with deposits or guarantees as a precautionary measure. The amount of the deposit reflects the estimated use over a two-month period, which is the average time period required to take collection action on past-due billings. Since the vast majority of customers pay their bills within the allotted time, PSE&G does not require deposits from all new customers.

      PSE&G has developed certain criteria for establishing credit. PSE&G uses a positive identification and credit scoring system to determine creditworthiness of its new customers. If a deposit is required to establish credit, industrial and commercial customers must deposit cash equal to twice their maximum monthly bill. In addition, industrial and commercial customers may obtain a guaranty from a satisfactory guarantor, or otherwise establish credit to the satisfaction of PSE&G. In general, residential customers may establish credit by depositing cash equal to twice the average monthly bill. Deposits may not be required if the applicant has previously been a customer of PSE&G and has paid all bills for service for a period of 12 consecutive months ending immediately before the applicant ceased PSE&G service, or if the customer provides a letter of reference from its previous utility showing no delinquencies in the past 12 months.

      Billing Process. PSE&G bills its customers once every 27 to 33 days and distributes approximately an equal number of bills each business day. For the year ended December 31, 1999, PSE&G mailed out an average of 105,000 bills on each business day to its customers. For accounts with potential billing error exceptions, reports are generated for manual review. This review examines accounts that have abnormally high or low bills, potential meter-reading errors and possible meter malfunctions.

      Collection and Write-Off Policy. PSE&G receives approximately 84% of its total bill payments via U.S. mail. Approximately 12% of bill payments are received at local offices and other third party pay offices. PSE&G receives the remainder of payments via electronic payment and field collection. Bills are due on presentation and are considered delinquent 19 days after billing. Customers are notified of a delinquent account in the following monthly bill. The same delinquency policy will apply to the transition bond charge. Timing and collection follow-up is based on customer type.

      For residential customers, a past due reminder notice is sent with the monthly bill if payment of the previous month's bill has not been received. If payment is not received by the time of the third month's bill, a shut-off notice is included in that monthly bill. A telephone contact is attempted ten business days after the shut-off notice is issued. Service is terminated if payment is not made by the due date of the third bill. Once service is terminated, the customer may be required to pay an amount up to the total amount past due and to come to a deferred arrangement on any balance not paid in order to resume service.

      For industrial and commercial customers, a shut-off notice is sent with the monthly bill if payment of the previous month's bill has not been received. A telephone contact is attempted ten business days after the shut-off notice is issued. Service is terminated if payment is not made by the due date on the second bill. Once service is terminated, the customer may be required to pay an amount up to the total amount past due and to come to a deferred arrangement on any balance not paid in order to resume service.

      If service is terminated for a customer of any class, a charge of $20 for gas service and $15 for electric service is required for service restoration. For both industrial and commercial customers, a final bill including all unpaid amounts is issued after service termination. Unpaid final bills are written off approximately 80 days after the final bill is issued. The approximate number of days between the first bill that is unpaid and the final bill due to a discontinuance of service for non-payment is 150 days for a residential customer and 120 days for an industrial or commercial customer.

      PSE&G may change its credit, billing, collections and termination/restoration of service policies and procedures from time to time. It is expected that any such changes would be designed to enhance PSE&G's ability to bill and collect customer charges on a timely basis. Under the servicing agreement, any changes to customary billing and practices instituted by PSE&G will apply to collections of the transition bond charge so long as PSE&G is the servicer.

      Termination of Service for Certain Residential Customers in the Winter. The winter termination program is part of the New Jersey Administrative Code and prevents discontinuance of electric and gas service to qualified residential customers from November 15 through March 15. The BPU has reserved the option of extending the program to the end of March, if abnormally bad weather is forecasted.

      The program provides for the requirement of good-faith payments according to a 12 month system budget plan. The regulation also provides for restoration of service for customers eligible to participate in the program whose service has been shut off for non-payment prior to November 15, if up to 25% of the outstanding balance is paid. Residential customers who qualify for the program and who do not meet the requirement for good-faith payments may have service discontinued if PSE&G successfully petitions the BPU for non-restoration. The program requires that a BPU-approved fact sheet accompany each discontinuance notice to residential customers during the program period. The fact sheet is distributed as a bill insert since discontinuance notices are issued on the customer's bill.

      See "RISK FACTORS -- Servicing Risks -- Billing and Collection Practices May Reduce the Amount of Funds Available for Payments on the Transition Bonds" in this prospectus.

Write-off and Delinquency Experience

      The following tables set forth information relating to the total billed revenues and write-off experience for the past several years and through the third quarter of 2000. Such historical information is presented because PSE&G's actual experience with respect to write-offs and delinquencies may affect the timing of transition bond charge collections. PSE&G does not expect, but cannot assure, that the delinquency or write-off experience with respect to transition bond charge collections will differ substantially from the rates indicated. Write-off and delinquency data is affected by factors such as the overall economy, weather and changes in collection practices. The net write-off and delinquency experience is expected, but cannot be assured, to be similar to PSE&G's previous experience. For example, changes in the retail electric market, including but not limited to the introduction of third party suppliers who may be permitted to provide consolidated billing to PSE&G's customers, could mean that delinquency and write-off ratios will vary from those presented in the tables below.

      The following table shows total PSE&G electric and gas billed revenues for the past five calendar years and through the third quarter of 2000 for each customer class.

                                     Table 5
                     Total Electric and Gas Billed Revenues
                                 (in thousands)

                                                                                         Sept 30,
                          1995         1996         1997         1998        1999          2000
                         ------       ------       ------       ------      ------         ------
Residential            $2,098,138   $2,206,281   $2,193,120   $2,102,803   $2,244,482    $1,637,679
Commercial             $2,387,105   $2,439,707   $2,358,069   $2,306,227   $2,384,568    $1,720,953
Industrial             $  997,149   $1,013,170   $  982,258   $  912,081   $  903,749    $  698,944
                       ----------   ----------   ----------   ----------   ----------    ----------
       Total           $5,482,392   $5,659,158   $5,533,447   $5,321,111   $5,532,799    $4,057,576
                       ==========   ==========   ==========   ==========   ==========    ==========

      Gross write-offs for electricity and gas have been tracked by customer class since February 20, 1996. The following table shows gross write-offs for electricity and gas for the past four years for each customer class, except for 1996 which calculates gross write-offs from February 20 only and 2000 which calculates the data through the third quarter only.

                                     Table 6
                       Gross Write-Offs per Customer Class
                                 (in thousands)
                                                                     Sept 30,
                          1996        1997       1998        1999      2000
                         ------      ------     ------      ------     ------
Residential ........... $27,170      $39,919    $31,701     $30,532   $23,185
Commercial ............ $ 6,199      $ 8,777    $ 9,281     $ 8,288   $ 8,088
Industrial ............ $   522      $   562    $   702     $   649   $   979
                        -------      -------    -------     -------   -------
      Total ........... $33,891      $49,258    $41,684     $39,469   $32,252
                        =======      =======    =======     =======   =======

      The following table shows PSE&G gross write-offs as a percentage of total electric and gas billed revenues for the past four years for each customer class, except for 1996 which reflects gross PSE&G write-offs on this basis from February 20 only and 2000 which reflects gross PSE&G write-offs through the third quarter only.

                                     Table 7
      Gross Write-Offs as a Percentage of Billed Revenue per Customer Class

                                                                      Sept 30,
                          1996        1997       1998        1999      2000
                         ------      ------     ------      ------     ------
Residential ...........   1.23%       1.82%      1.51%       1.36%      1.42%
Commercial ............   0.25%       0.37%      0.40%       0.35%      0.47%
Industrial ............   0.05%       0.06%      0.08%       0.07%      0.14%

      The following table shows PSE&G total net write-offs and the corresponding percentage of total electric and gas billed revenues for each customer class for the past five years and through the third quarter of 2000.

                                     Table 8
                            Total Net Write-Offs and
                Net Write-Offs as a Percentage of Billed Revenue

                                                                                       Sept 30,
                               1995        1996       1997        1998       1999        2000
                              ------      ------     ------      ------     ------      ------
Net Write-Offs
 (in thousands) .......      $35,038     $35,807     $50,058     $37,793     $34,852   $28,101
Net Write-Offs as a %
 of Billed Revenue ....         0.64%       0.63%       0.90%       0.71%       0.63%     0.69%

      Net write-offs include amounts recovered by PSE&G from deposits, bankruptcy proceedings and payments received after an account has been either written-off by PSE&G or transferred to one of its external collection agencies.

      The following table sets forth information relating to PSE&G's aging of electric and gas accounts receivable, as a percent of accounts receivable for all electric and gas customers for the past five years and through the third quarter of 2000:

                                     Table 9
                 Aging of Electric and Gas Accounts Receivable

                                                                                       Sept 30,
                               1995        1996       1997        1998       1999        2000
                              ------      ------     ------      ------     ------      ------
1-30 Days                     75.67%       72.83%    72.95%      68.76%     66.88%      65.39%
31-60 Days                    13.09%       13.36%    13.89%      14.97%     16.57%      17.02%
61-90 Days                     3.86%        4.20%     4.53%       5.59%      5.81%       6.60%
91-120 Days                    2.02%        2.41%     2.49%       3.67%      3.10%       2.97%
121-150 Days                   1.32%        1.58%     1.55%       1.93%      1.98%       1.98%
151-180 Days                   0.75%        1.02%     1.00%       1.13%      1.27%       1.47%
Over 180 Days                  3.29%        4.60%     3.59%       3.95%      4.39%       4.57%

      While accounts are considered delinquent if they are unpaid 19 days after billing, customers are not notified of any delinquency in their account until the next billing. The data above represents only active customer accounts as opposed to the write-off data which reflects only customer accounts where service is no longer being provided. PSE&G has not traced the aging of accounts receivable by customer class.

      See "RISK FACTORS -- Servicing Risks -- Billing and Collection Practices May Reduce the Amount of Funds Available for Payments on the Transition Bonds" in this prospectus.

How PSE&G Will Apply Partial Payments by its Customers

      The BPU financing order requires that PSE&G allocate partial payments of electricity bills for any period in the following order:

      o to sales taxes (which PSE&G collects as trustee for the State of New Jersey and not for its own account or for that of the issuer);

      o pro rata to the transition bond charge and PSE&G's other charges and taxes, where any of such charges are in arrears, based on their proportion to PSE&G's total charges in arrears for that period; and

      o pro rata to the transition bond charge and PSE&G's other charges and taxes, where any of such charges are current charges, based on their proportion to PSE&G's total current charges assessed for that period.

PSE&G's other charges include gas charges which are often billed together with electric charges. Partial payments will also be allocated among different series of transition bonds, pro rata, based on their respective outstanding principal balances.

                    PSE&G TRANSITION FUNDING LLC, THE ISSUER

      PSE&G Transition Funding LLC, the issuer of the transition bonds, was formed as a Delaware limited liability company on July 21, 1999 pursuant to a limited liability company agreement of PSE&G as sole member of the issuer. The assets of the issuer are limited to the bondable transition property which was sold to the issuer, the trust funds held by the trustee, the rights of the issuer under the transaction documents, any third party credit enhancement, rights under any interest rate swap agreement or hedge agreement and any money distributed to the issuer from the collection account in accordance with the indenture and not distributed to PSE&G. The BPU financing order and the indenture provide that the bondable transition property, as well as the other collateral described in the

BPU financing order and the indenture, will be pledged by the issuer to the trustee. Pursuant to the indenture, the transition bond charge collections remitted to the trustee by the servicer must be used to pay the transition bonds and other obligations of the issuer specified in the indenture. As of the date of this prospectus, the issuer has not carried on any business activities and has no operating history. Audited financial statements of the issuer as of September 30, 2000 are included in this prospectus.

      The Issuer's Purpose. The issuer has been created solely for the purposes of:

      o     purchasing and owning the bondable transition property;

      o issuing one or more series of transition bonds, each of which may be comprised of one or more classes, from time to time;

      o pledging its interest in the bondable transition property and other collateral to the trustee under the indenture in order to secure the transition bonds; and

      o performing activities that are necessary, suitable or convenient to accomplish these purposes, including the execution of any interest rate swap agreement or hedging arrangement incident to the issuance of transition bonds.

      The Interaction Between PSE&G and the Issuer. On the issue date for each series, except in the event of a refunding of outstanding transition bonds, PSE&G will sell bondable transition property to the issuer pursuant to the sale agreement between the issuer as buyer and PSE&G as seller. PSE&G will service the bondable transition property pursuant to a servicing agreement with the issuer. PSE&G and any successor in the capacity of servicer are referred to as the servicer.

      The Issuer's Management. The issuer's business will be managed by three to five managers, referred to as the managers, appointed from time to time by PSE&G or, in the event that PSE&G transfers its interest in the issuer, by the new owner or owners. The issuer will have at all times following the initial issuance of the transition bonds at least two independent managers who, among other things, are not and have not been for at least five years from the date of their appointment:

      o a direct or indirect legal or beneficial owner of the issuer or PSE&G or any of their respective affiliates,

      o a relative, supplier, employee, officer, director, manager, contractor or material creditor of the issuer or PSE&G or any of their respective affiliates, or

      o     a person who controls PSE&G or its affiliates.

      The remaining managers will be employees or officers of PSE&G. The managers will devote the time necessary to conduct the affairs of the issuer.

      The following are the managers as of the date of this prospectus:

Name                        Age    Position at PSE&G and/or Enterprise
----                        ---    -----------------------------------
Robert E. Busch              54    Senior Vice President and Chief Financial
                                   Officer

                                   Mr. Busch is currently serving as the Senior
                                   Vice President and Chief Financial Officer of PSE&G. Prior to joining PSE&G in 1998, Mr. Busch was the National Director of the Hay Group Utility Consulting Practice and prior to joining the Hay Group, he held various positions at Northeast Utilities.

Name                        Age    Position at PSE&G and/or Enterprise
----                        ---    -----------------------------------

Morton A. Plawner            53    Vice President and Treasurer

                                   Mr. Plawner is currently Vice President and
                                   Treasurer of PSE&G and Treasurer of
                                   Enterprise. Prior to his current position, Mr. Plawner was General Manager -- Property and Risk Management of PSE&G.

R. Edwin Selover             55    Senior Vice President and General Counsel

                                   Mr. Selover is currently Senior Vice
                                   President and General Counsel of PSE&G, as well as Vice President and General Counsel of Enterprise. Mr. Selover has served in these positions since 1988.

PSE&G, as the sole member of the issuer, will appoint two independent managers prior to the issuance of the initial series of transition bonds.

      None of the managers has been involved in any legal proceedings which are specified in Item 401(f) of the SEC's Regulation S-K.

      The Managers' Compensation and Limitation on Liabilities. The issuer has not paid any compensation to any manager since the issuer was formed. The managers other than the independent managers will not be compensated by the issuer for their services on behalf of the issuer. The independent managers will be paid quarterly fees from the revenues of the issuer and will be reimbursed for their reasonable expenses. These expenses include, without limitation, the reasonable compensation, expenses and disbursements of such agents, representatives, experts and counsel as the independent managers may employ in connection with the exercise and performance of their rights and duties under the issuer's limited liability company agreement, the indenture, the sale agreement and the servicing agreement. The limited liability company agreement provides that the managers will not be personally liable under any circumstances except for:

      o liabilities arising from their own willful misconduct or gross negligence,

      o liabilities arising from the failure by any of the managers to perform obligations expressly undertaken in the issuer's limited liability company agreement, or

      o taxes, fees or other charges, based on or measured by any fees, commissions or compensation received by the managers in connection with the transactions described in this prospectus.

The limited liability company agreement further provides that, to the fullest extent permitted by law, the issuer shall indemnify the managers against any liability incurred in connection with their services as managers for the issuer except in the cases described above.

      The Issuer is a Separate and Distinct Legal Entity. Under the issuer's limited liability company agreement, the issuer may not file a voluntary petition for relief under the Bankruptcy Code without the unanimous vote of its managers, including the independent managers. PSE&G has agreed that it will not cause the issuer to file a voluntary petition for relief under the Bankruptcy Code. The limited liability company agreement requires the issuer:

      o to take all reasonable steps to continue its identity as a separate legal entity;

      o to make it apparent to third persons that it is an entity with assets and liabilities distinct from those of PSE&G, other affiliates of PSE&G, the managers or any other person; and

      o to make it apparent to third persons that, except for federal and state tax purposes, it is not a division of PSE&G or any of its affiliated entities or any other person.

      The principal place of business of the issuer is 80 Park Plaza, T-4D, Newark, New Jersey 07102, and its telephone number is (973) 297-2227.

      Administration Agreement. PSE&G will provide administrative services for the issuer pursuant to an administration agreement between the issuer and PSE&G. The issuer will pay PSE&G a market rate fee for performing these services.

               INFORMATION AVAILABLE TO THE TRANSITION BONDHOLDERS

      The issuer has filed with the SEC a registration statement under the Securities Act, with respect to the transition bonds. This prospectus, which forms a part of the registration statement, and any prospectus supplement describe the material terms of some documents filed as exhibits to the registration statement. However, this prospectus and any prospectus supplement do not contain all of the information contained in the registration statement and its exhibits. Any statements contained in this prospectus or any prospectus supplement concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of the document so filed. For further information, reference is made to the registration statement and the exhibits thereto, which are available for inspection without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located as follows: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of the registration statement and exhibits thereto may be obtained at the above locations at prescribed rates and, for so long as any transition bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, will be available for inspection by the holders of any listed transition bonds at the office of the listing agent in Luxembourg. Information as to the operation of the public reference facilities is available by calling the SEC at 1-800-SEC-0330. Information filed with the SEC can also be inspected at the SEC site on the World Wide Web at http://www.sec.gov. The issuer will file with the SEC all periodic reports as are required by the Exchange Act, and the rules, regulations or orders of the SEC thereunder. The issuer may discontinue filing periodic reports under the Exchange Act at the beginning of the fiscal year following the issuance of the transition bonds of any series if there are fewer than 300 holders of the transition bonds.

      All reports and other documents filed by the issuer pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the transition bonds will be deemed to be incorporated by reference into this prospectus and to be a part hereof. Any statement contained in this prospectus, in a prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus or in the prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus and any prospectus supplement to the extent that a statement contained in this prospectus, in a prospectus supplement or in any separately filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus or any prospectus supplement. The issuer will provide without charge to each person to whom a copy of this prospectus is delivered, on the written or oral request of this person, a copy of any or all of the documents incorporated herein by reference, except for the exhibits which are not specifically incorporated by reference in the documents. Written requests for these copies should be directed to the issuer, c/o Brian Smith, Director of Investor Relations, Public Service Electric and Gas Company, 80 Park Plaza, Newark, New Jersey 07102. Telephone requests for these copies should be directed to the issuer at (973) 430-7000. In addition, for so long as any transition bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, these documents will be available for inspection by the holders of any listed transition bonds at the office of the listing agent in Luxembourg.

                              THE TRANSITION BONDS

      The transition bonds will be issued under and secured by the indenture between the issuer and the trustee substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part. The terms of each series of transition bonds will be provided in the indenture and the related supplemental indenture. The following summary describes some general terms and provisions of the transition bonds. The particular terms of the transition bonds of any series offered by any prospectus will be described in the prospectus supplement.

General Terms of the Transition Bonds

      The transition bonds may be issued in one or more series, each made up of one or more classes. The terms of a series may differ from the terms of another series, and the terms of a class may differ from the terms of another class of the same series. The terms of each series will be specified in the related prospectus supplement and supplemental indenture.

      The indenture requires, as a condition to the issuance of each series of transition bonds, that such issuance will not result in any rating agency reducing or withdrawing its then current rating of any outstanding series or class of transition bonds. The requirement of confirmation by each of Moody's, S&P and Fitch, to the seller, the servicer, the trustee and the issuer that any action will not result in a reduction or withdrawal of its then current ratings is referred to as the rating agency condition. In some circumstances, however, so long as Moody's is notified of the proposed action, the rating agency condition may be satisfied with respect to Moody's without such a confirmation.

      The Issuer's Transition Bonds Will be Maintained in Book-Entry Format. Except as set forth in the prospectus supplement, each series of transition bonds will initially be represented by one or more transition bonds registered in the name of The Depository Trust Company, or its nominee, together referred to as DTC. The transition bonds will be available for purchase in initial denominations specified in the related prospectus supplement which will be not less than $1,000, with an exception for one transition bond in each class which may have a smaller denomination. Unless and until definitive transition bonds are issued under the limited circumstances described in this prospectus, no beneficial owner of transition bonds will be entitled to receive a physical bond representing a transition bond. All references in this prospectus to actions by transition bondholders or holders of transition bonds will refer to actions taken by DTC upon instructions from DTC participants. In addition, all references in this prospectus to payments, notices, reports and statements to transition bondholders or holders of transition bonds will refer to payments, notices, reports and statements to DTC, as the registered holder of each series of transition bonds, unless certificated transition bonds have been issued to beneficial owners of interests in the transition bonds, as discussed in "--Certificated Transition Bonds" below. DTC will receive these payments, notices, reports and statements for distribution to the beneficial owners of the transition bonds in accordance with DTC's procedures with respect thereto. See " -- Transition Bonds Will Be Issued in Book-Entry Form" and " -- Certificated Transition Bonds" below.

Payments of Interest on and Principal of the Transition Bonds

      Interest will accrue on the outstanding principal balance of transition bonds of a series or class at the interest rate specified in or determined in the manner specified in the related prospectus supplement. Interest will be payable to the transition bondholders of a series or class on each payment date, commencing on the first payment date specified in the related prospectus supplement. On any payment date with respect to any series, the issuer will make principal payments on that series only until the outstanding principal balance thereof has been reduced to the principal balance specified for that payment date in the expected amortization schedule for that series, but only to the extent funds are available for that series as described in this prospectus. Accordingly, principal of the series or class of transition bonds may be paid later, but not sooner, than reflected in the expected amortization schedule therefor, except in a case of any applicable optional redemption or acceleration. See "RISK FACTORS -- Other Risks Associated With An Investment In The Transition Bonds" and " -- Servicing Risks" in this prospectus.

      The indenture provides that failure to pay the entire outstanding principal balance of the transition bonds of any series or class by the applicable expected final payment date will not result in an event of default under the indenture until after the applicable final maturity date for the series or class, as applicable.

      On each payment date, the amount required to be paid as principal of the transition bonds of each series, from amounts on deposit in the collection account, will equal:

      o the outstanding principal balance of any transition bonds of each class of that series due if that payment date is the final payment date of that class; plus

      o the outstanding principal balance of any transition bonds of each class of that series called for redemption; plus

      o the outstanding principal balance of any transition bonds of each class of that series upon acceleration following those events of default specified in the indenture; plus

      o the principal scheduled to be paid on each class of that series of transition bonds on that payment date.

      The entire outstanding principal balance of a series of transition bonds will be due and payable if:

      o an event of default as specified in the indenture occurs and is continuing and

      o the trustee or the holders of a majority in principal amount of the transition bonds of all series then outstanding, voting as a group, have declared the transition bonds to be immediately due and payable.

      See "THE INDENTURE -- What Constitutes an Event of Default on the Transition Bonds" and "WEIGHTED AVERAGE LIFE AND YIELD CONSIDERATIONS FOR THE TRANSITION BONDS" in this prospectus.

Floating Rate Transition Bonds

      In connection with the issuance of any class of floating rate transition bonds, the issuer may enter into or arrange for one or more interest rate swap transactions. The related prospectus supplement will include a description of:

      o     the material terms of any interest rate swap transaction,

      o     the identity of any interest rate swap counterparty,

      o any payments due to be paid by or to the issuer or the trustee under any interest rate swap transaction,

      o scheduled deposits in and withdrawals from any class subaccount of the collection account with respect to any interest rate swap transaction,

      o the formula for calculating the floating rate of interest of any floating interest rate class, and

      o the rights of transition bondholders with respect to any interest rate swap transaction, including any right of termination of or amendment to the interest rate swap agreement.

      Under the indenture, the issuer is obligated to perform all of its obligations pursuant to any interest rate swap agreement to which it is a party.

Redemption of the Transition Bonds

      If so specified in the related prospectus supplement, the issuer may redeem at its option any series of transition bonds on any payment date if the outstanding principal balance of such series, after giving effect to payments to be made on that payment date, is less than 5% of the initial principal balance of that series of transition bonds. The redemption price will, in each case, equal the outstanding principal amount of the transition bonds being redeemed plus accrued interest to the date of redemption. Notice of redemption of any series of transition bonds will be given by the trustee to each registered holder of a transition bond by first-class mail, postage prepaid, mailed not less than five days nor more than 45 days prior to the date of redemption or in another manner or at another time as may be specified in the related prospectus supplement. For so long as any transition bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, notice of redemption also will be given by publication in a daily newspaper in Luxembourg, expected to be the Luxemburger Wort, not less than 10 days prior to the date of redemption.

      All transition bonds called for redemption will cease to bear interest on the specified redemption date, if the redemption price is on deposit with the trustee at that time, and will no longer be considered "outstanding" under the indenture. The transition bondholders will have no further rights with respect thereto, except to receive payment from the trustee of the redemption price thereof.

Credit Enhancement for the Transition Bonds

      Credit enhancement with respect to the transition bonds of each series will be provided principally by adjustments to the transition bond charge and amounts on deposit in the reserve subaccount for all series and the overcollateralization subaccount and capital subaccount for that series. In addition, for any series of transition bonds or one or more classes thereof, additional credit enhancement, if any, may be provided. The amounts and types of credit enhancement, if any, and the provider of any such credit enhancement with respect to each series of transition bonds or one or more classes thereof will be described in the related prospectus supplement. Additional credit enhancement may be in the form of:

      o     an additional reserve subaccount,

      o     subordination of one series for the benefit of another,

      o     additional overcollateralization,

      o     a financial guaranty insurance policy,

      o     a letter of credit,

      o     a credit or liquidity facility,

      o     a repurchase obligation,

      o     a third party payment or other support,

      o     a cash deposit or other credit enhancement, or

      o any combination of the foregoing, as may be set forth in the related prospectus supplement.

      If specified in the related prospectus supplement, credit enhancement for a series of transition bonds may cover one or more other series of transition bonds. See "RISK FACTORS -- Transition Bondholders May Experience Payment Delays or Losses as a Result of the Limited Sources of Payment for the Transition Bonds and Limited Credit Enhancement" in this prospectus.

Transition Bonds Will Be Issued in Book-Entry Form

      Unless otherwise specified in the related prospectus supplement, all classes of transition bonds will initially be represented by one or more bonds registered in the name of DTC, or another securities depository. The transition bonds will be available to investors only in the form of book-entry transition bonds. Transition bondholders may also hold transition bonds through Clearstream Banking, Luxembourg, S.A., referred to as Clearstream, or Euroclear in Europe, if they are participants in one of those systems or indirectly through participants.

      The Role of Cede, Clearstream and Euroclear. DTC will hold the global bond or bonds representing the transition bonds. Clearstream and Euroclear will hold omnibus positions on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositories. These depositories will in turn hold these positions in customers' securities accounts in the depositories' names on the books of DTC.

      The Function of DTC. DTC is a limited purpose trust company organized under the laws of the State of New York, and is a member of the Federal Reserve System. DTC is a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entries, thereby eliminating the need for physical movement of securities. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and some other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the Nasdaq-Amex Market Group and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to indirect participants.

      The Function of Clearstream. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thereby eliminating the need for physical movement of securities. Transactions may be settled by Clearstream in any of 36 currencies, including United States dollars. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream is registered as a bank in Luxembourg, subject to regulation by the Commission de Surveillance du Secteur Financier, which supervises Luxembourg banks. Clearstream's customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream's United States customers are limited to securities brokers and dealers and banks. Currently, Clearstream has approximately 2,000 customers located in over 80 countries, including all major European countries, Canada, and the United States. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream. Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V. as the Operator of the Euroclear System, referred to as the Euroclear Operator or Euroclear, to facilitate settlement of trades between Clearstream and Euroclear. In November 2000, Clearstream and Euroclear signed an agreement, effective in 2001, to establish a new daytime transaction processing capability to supplement the existing overnight bridge between Clearstream and Euroclear. The new daytime bridge will initially operate manually, but it is expected to become automated by the end of 2001.

      Clearsteam and MGT/EOC customers are world-wide financial institutions, including underwriters, securities brokers and dealers, banks, custodians and other institutions professionally engaged in the securities markets. Indirect access to Clearstream and Euroclear is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system.

      The Function of Euroclear. Euroclear was created in 1968 to hold securities for Euroclear participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment. By performing these functions, Euroclear eliminated the need for physical movement of securities and also eliminated any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 27 currencies, including United States dollars. The Euroclear System includes various other services, including securities lending and borrowing, and arrangements with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below. The Euroclear System is operated by the Euroclear Operator, under contract with the Euroclear Clearance System S.C., a Belgian cooperative corporation, referred to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include central banks, commercial banks, securities brokers and dealers and other professional financial intermediaries and may include any underwriters, agents or dealers with respect to any class of transition bonds offered in this prospectus or in the related prospectus supplement. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

      Terms and Conditions of Euroclear. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear and applicable Belgian law which are referred to in this prospectus as the Terms and Conditions. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific securities to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

      The Rules for Transfers Among DTC, Clearstream or Euroclear Participants. Transfers between participants will occur in accordance with DTC rules. Transfers between Clearstream customers and Euroclear participants will occur in accordance with their respective rules and operating procedures. Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its depository. Cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in this system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its depository to take action to effect final settlement on its behalf by delivering or receiving transition bonds in DTC, and making or receiving payments in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to the depositories.

      DTC Will be the Holder of the Issuer's Transition Bonds. Unless and until definitive certificated transition bonds are issued to beneficial owners of the transition bonds, which transition bonds are referred to as certificated transition bonds, it is anticipated that the only "holder" of transition bonds of any series will be DTC. Transition bondholders will only be permitted to exercise their rights as transition bondholders indirectly through participants and DTC. All references herein to actions by transition bondholders thus refer to actions taken by DTC upon instructions from its participants, unless certificated transition bonds are issued. In addition, all references herein to payments, notices, reports and statements to transition bondholders refer to payments, notices, reports and statements to DTC, as the registered holder of the transition bonds, for subsequent payments to the beneficial owners of the transition bonds in accordance with DTC procedures, unless certificated transition bonds are issued.

      Book-Entry Transfers and Transmission of Payments. Except under the circumstances described below, while any book-entry transition bonds of a series are outstanding, under DTC's rules, DTC is required to make book-entry transfers among participants on whose behalf it acts with respect to the book-entry transition bonds. In addition, DTC is required to receive and transmit payments of principal of, and interest on, the book-entry transition bonds. Participants with whom transition bondholders have accounts with respect to book-entry transition bonds are similarly required to make book-entry transfers and receive and transmit these payments on behalf of their respective transition bondholders. Accordingly, although transition bondholders will not possess certificated transition bonds, DTC's rules provide a mechanism by which transition bondholders will receive payments and will be able to transfer their interests.

      DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and some banks. Thus, the ability of holders of beneficial interests in the transition bonds to pledge transition bonds to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of these transition bonds, may be limited due to the lack of certificated transition bonds.

      DTC has advised the trustee that it will take any action permitted to be taken by a transition bondholder under the indenture only at the direction of one or more participants to whose account with DTC the transition bonds are credited.

      How Transition Bond Payments Will Be Credited by Clearstream and Euroclear. Payments with respect to transition bonds held through Clearstream or Euroclear will be credited to the cash accounts of Clearstream customers or Euroclear participants in accordance with the relevant systems' rules and procedures, to the extent received by its depository. These payments will be subject to tax reporting in accordance with relevant United States tax laws and regulations. See "MATERIAL INCOME TAX MATTERS FOR THE TRANSITION BONDS" in this prospectus. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a transition bondholder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depository's ability to effect these actions on its behalf through DTC.

      DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of transition bonds among customers or participants of DTC, Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time.

Certificated Transition Bonds

      The Circumstances That Will Result in the Issuance of Certificated Transition Bonds. Unless otherwise specified in the related prospectus supplement, each class of transition bonds will be issued in fully registered, certificated form to beneficial owners of transition bonds or other intermediaries, rather than to DTC, only if:

      o the issuer advises the trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to that class of transition bonds and the issuer is unable to locate a qualified successor;

      o the issuer, at its option, elects to terminate the book-entry system through DTC; or

      o after the occurrence of an event of default under the indenture, beneficial owners of transition bonds representing at least a majority of the outstanding principal balance of the transition bonds of all series advise the trustee through DTC in writing that the continuation of a book-entry system through DTC, or a successor thereto, is no longer in the transition bondholders' best interest.

      The Delivery of Certificated Transition Bonds. Upon the occurrence of any event described in the immediately preceding paragraph, DTC will be required to notify the trustee and all affected beneficial owners of transition bonds through participants of the availability of certificated transition bonds. Upon surrender by DTC of the transition bonds in the possession of DTC that had represented the applicable transition bonds and receipt of instructions for re-registration, the trustee will authenticate and deliver certificated transition bonds to the beneficial owners. Any certificated transition bonds listed on the Luxembourg Stock Exchange will be made available to the beneficial owners of such transition bonds through the office of the transfer agent in Luxembourg. Thereafter, the trustee will recognize the holders of any of these certificated transition bonds as the transition bondholders under the indenture.

      The Payment Mechanism for Certificated Transition Bonds. Payments of principal of, and interest on, certificated transition bonds will be made by the trustee, as paying agent, in accordance with the procedures set forth in the indenture. These payments will be made directly to holders of certificated transition bonds in whose names the certificated transition bonds were registered at the close of business on the related record date specified in each prospectus supplement. These payments will be made by check mailed to the address of the holder as it appears on the register maintained by the trustee.

      The Transfer or Exchange of Certificated Transition Bonds. Certificated transition bonds will be transferable and exchangeable at the offices of the transfer agent and registrar, which will initially be the trustee. No service charge will be imposed for any registration of transfer or exchange, but the transfer agent and registrar may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

      Final Payments on Transition Bonds. The final payment on any transition bond, however, will be made only upon presentation and surrender of the transition bond at the office or agency specified in the notice of final payment to transition bondholders. The final payment of any transition bond listed on the Luxembourg Stock Exchange may also be made upon presentation and surrender of the transition bond at the office of the paying agent in Luxembourg as specified in the notice of final distribution. A notice of such final distribution will be published in a daily newspaper in Luxembourg, which is expected to be the Luxemburger Wort, not later than the fifth day of the month of such final distribution. Certificated transition bonds listed on the Luxembourg Stock Exchange will also be transferable and exchangeable at the offices of the transfer agent in Luxembourg. With respect to any transfer of these listed certificated transition bonds, the new certificated transition bonds registered in the names specified by the transferee and the original transferor will be available at the offices of the transfer agent in Luxembourg.

                 WEIGHTED AVERAGE LIFE AND YIELD CONSIDERATIONS
                            FOR THE TRANSITION BONDS

      The rate of principal payments, the amount of each interest payment and the actual final payment date for each series or class of transition bonds will be dependent on the rate and timing of receipt of transition bond charge collections and the effectiveness of credit enhancement. Accelerated receipts of transition bond charge collections will not, however, result in payment of principal of the transition bonds earlier than the related expected final payment dates. This is because receipts in excess of the amounts necessary to amortize the transition bonds in accordance with the applicable expected amortization schedule, to pay interest on the transition bonds, to pay related costs and expenses and to fund or replenish the capital and overcollateralization subaccounts for each series, will be allocated to the reserve subaccount. However, delayed receipts of transition bond charge collections may result in principal payments on the transition bonds occurring more slowly than as reflected in the expected amortization schedule or later than the related expected final payment dates. Redemption of any class or series of transition bonds and acceleration of the final maturity date after an event of default will result in payment of principal earlier than the related expected final payment dates.

      The Effect of Transition Bond Charge Collections on the Timing of Transition Bond Payments. The actual payments on each payment date for each series or class of transition bonds and the weighted average life thereof will be affected primarily by the rate and the timing of receipt of transition bond charge collections. Amounts available in the reserve subaccount, the series overcollateralization subaccount and the series capital subaccount will also affect the weighted average life of that series of transition bonds. The transition bond charge will be calculated based on estimates of energy usage by customers and estimates of delinquencies and write-offs. However, the aggregate amount of transition bond charge collections and the rate of principal amortization of the transition bonds will depend, in part, on actual energy usage by customers and the rate of delinquencies and write-offs. The transition bond charge will be adjusted from time to time based in part on the actual rate of transition bond charge collections as compared to the estimated transition bond charge collections. However, there can be no assurance that the servicer will be able to forecast accurately actual electricity usage and the rate of collections or implement adjustments to the transition bond charge that will cause transition bond charge collections to be received at any particular rate.

      A payment on a date that is later than the expected final payment date might result in a longer weighted average life. In addition, if scheduled payments on the transition bonds are received later than the applicable scheduled payment dates, this will result in a longer weighted average life of the transition bonds.

      See "RISK FACTORS -- Servicing Risks" and "THE BPU FINANCING ORDER AND THE TRANSITION BOND CHARGE -- The BPU's Transition Bond Charge Adjustment Process" in this prospectus.

                               THE SALE AGREEMENT

      The following summary describes particular material terms and provisions of the sale agreement pursuant to which the seller is selling and the issuer is purchasing the bondable transition property. The sale agreement may be amended by the parties thereto, with the consent of the trustee, if notice of the amendment is provided by the issuer to each rating agency and the rating agency condition has been satisfied. The form of the sale agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

PSE&G's Sale and Assignment of Bondable Transition Property

      On the initial transfer date, pursuant to the sale agreement, the seller will sell and assign to the issuer, without recourse, except as provided in the sale agreement, the initial bondable transition property. The bondable transition property represents the irrevocable right to receive through the transition bond charge amounts sufficient to recover bondable stranded costs with respect to the related series of transition bonds. The net proceeds received by the issuer from the sale of the transition bonds will be applied to the purchase of the bondable transition property. In addition, the seller may from time to time offer to sell additional bondable transition property to the issuer, subject to the satisfaction of the conditions specified in the sale agreement and the indenture. Each subsequent sale will be financed through the issuance of an additional series of transition bonds. If this offer is accepted by the issuer, the subsequent sale will be effective on a subsequent transfer date.

      In accordance with the Competition Act, upon the issuance of the BPU financing order, the execution and delivery of the sale agreement and the related bill of sale and the filing of a financing statement under the Uniform Commercial Code, the transfer of the initial bondable transition property will be perfected as against all third persons, including judicial lien creditors. In addition, upon the execution of a subsequent bill of sale and the filing of a financing statement under the Uniform Commercial Code, a transfer of subsequent bondable transition property will also be perfected against all third persons, including judicial lien creditors. The sale agreement provides that in the event that the sale and transfer of the bondable transition property is determined by a court not to be a true and absolute sale as contemplated by the Competition Act, then the sale and transfer shall be treated as a pledge of the bondable transition property and the seller shall be deemed to have granted a security interest to the issuer in the bondable transition property, which security interest will secure a payment obligation of the seller in an amount equal to the purchase price for the bondable transition property.

      The initial bondable transition property is the bondable transition property, as identified in the related bill of sale, sold to the issuer on the initial transfer date pursuant to the sale agreement in connection with the issuance of the initial series of transition bonds. The subsequent bondable transition property is the bondable transition property, as identified in the related bill of sale, sold to the issuer on any subsequent transfer date pursuant to the sale agreement in connection with the subsequent issuance of a series of transition bonds.

PSE&G's Representations and Warranties

      In the sale agreement, the seller will make representations and warranties to the issuer as of the initial transfer date and any subsequent transfer date to the effect, among other things, that:

      1. all information provided by the seller to the issuer with respect to the bondable transition property is correct in all material respects;

      2. the transfers and assignments contemplated by the sale agreement constitute sales of the initial bondable transition property or the subsequent bondable transition property, as the case may be, from the seller to the issuer, the seller will have no right, title or interest in the bondable transition property and the bondable transition property would not be part of the estate of the seller as debtor in the event of the filing of a bankruptcy petition by or against the seller under any bankruptcy law;

      3.    a.    the seller is the sole owner of the bondable transition
                  property being sold to the issuer on the initial transfer date or subsequent transfer date, as applicable,

            b. the bondable transition property will be validly transferred and sold to the issuer free and clear of all liens other than liens created by the issuer pursuant to the indenture, and

            c. all filings (including filings with the New Jersey Secretary of State under the Uniform Commercial Code) necessary in any jurisdiction to give the issuer a valid perfected ownership interest in the transferred bondable transition property, free and clear of all liens of the seller or anyone else claiming through the seller, have been taken or made;

      4. the BPU financing order has been issued by the BPU in accordance with the Competition Act, the BPU financing order and the process by which it was issued comply with all applicable laws, rules and regulations, including, but not limited to, the due process requirements of the federal and state constitutions and the BPU financing order is in full force and effect and is final and non-appealable under state law and the designee certification delivered pursuant to the BPU financing order is final and incontestable as of its date;

      5. as of the date of issuance of any series of transition bonds, the transition bonds are entitled to the protections provided by the Competition Act and, in accordance with the Competition Act, the BPU financing order and the transition bond charge have become irrevocable and each issuance advice letter delivered by the issuer to the BPU pursuant to the BPU financing order is final and uncontestable;

      6.    a.    under the Competition Act, the State of New Jersey may not limit, alter or impair the bondable transition property or other rights vested in the seller, the issuer, the trustee or the transition bondholders pursuant to the BPU financing order until the transition bonds are fully paid and discharged, or in any way limit, alter, impair or reduce the value or amount of the bondable transition property; and

            b. under the contract clauses of the State of New Jersey and the United States constitutions, the State of New Jersey could not take any action that substantially impairs the rights of the transition bondholders unless that action is a reasonable exercise of the State of New Jersey's sovereign powers and of a character reasonable and appropriate to further a legitimate public purpose, and, under the takings clauses of the New Jersey and United States constitutions, the State of New Jersey could not repeal or amend the Competition Act or take any other action in contravention of its pledge and agreement in the Competition Act if this constitutes a permanent appropriation of the property interest of transition bondholders in the bondable transition property and deprives the transition bondholders of their reasonable expectations arising from their investments in transition bonds, unless just compensation, as determined by a court of competent jurisdiction, is provided to transition bondholders;

      7. there is no order by any court providing for the revocation, alteration, limitation or other impairment of the Competition Act, the BPU financing order, the BPU restructuring order (insofar as it relates to the sale of the bondable transition property), any issuance advice letter, the bondable transition property or the transition bond charge or any rights arising under any of them or to enjoin the performance of any obligations under the BPU financing order;

      8. no other approval, authorization, consent, order or other action of, or filing with, any court, federal or state regulatory body, administrative agency or other governmental instrumentality is required in connection with the creation or transfer of bondable transition property, except those that have been obtained or made;

      9. except as disclosed by the seller to the issuer in writing, there are no proceedings or investigations pending or, to the best of the seller's knowledge, threatened before any court, federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the issuer or the seller or their respective properties challenging the Competition Act, the BPU financing order or the BPU restructuring order (insofar as it relates to the sale of the bondable transition property);

      10. the assumptions used in calculating the transition bond charge in the issuance advice letter delivered by the issuer to the BPU pursuant to the BPU financing order are reasonable and made in good faith;

      11.   a.    bondable transition property constitutes presently existing property;

            b.    bondable transition property consists of:

                  (1) the irrevocable right of the seller to charge, collect and receive, and be paid from collections of, the transition bond charge in the amount necessary to provide for the full recovery of the bondable stranded costs described in the BPU financing order; and

                  (2) all rights of the seller under the BPU financing order, including, without limitation, all rights to obtain periodic adjustments of the transition bond charge pursuant to the Competition Act, and all revenues, collections, payments, money and proceeds arising under, or with respect to, all of the foregoing;

            c. bondable transition property is not subject to any lien created by a previous indenture; and

            d. the BPU financing order, including the right to collect the transition bond charge, are irrevocable by the BPU;

      12. the seller is a corporation duly organized and in good standing under the laws of the State of New Jersey, with corporate power and authority to own its properties and conduct its business as currently owned or conducted;

      13. the seller has the corporate power and authority to execute and deliver the sale agreement and to carry out its terms; the seller has full corporate power and authority to own the bondable transition property and sell and assign the initial bondable transition property, in the case of the initial transfer date, and the subsequent bondable transition property, in the case of each subsequent transfer date, as applicable, to the issuer; and the seller has duly authorized this sale and assignment to the issuer by all necessary corporate action; and the execution, delivery and performance of the sale agreement has been duly authorized by the seller by all necessary corporate action;

      14. the sale agreement constitutes a legal, valid and binding obligation of the seller, enforceable against the seller in accordance with its terms, subject to customary exceptions relating to bankruptcy and equitable principles;

      15. the consummation of the transactions contemplated by the sale agreement and the fulfillment of the terms thereof do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the articles of incorporation or by-laws of the seller, or any indenture, agreement or other instrument to which the seller is a party or by which it is bound; nor result in the creation or imposition of any lien upon any of its properties pursuant to the terms of any applicable indenture, agreement or other instrument, except as contemplated by the sale agreement, any bills of sale for bondable transition property, the servicing agreement, the issuer's limited liability company agreement and the certificate of formation, the administration agreement, the indenture and the related securities account control agreement, any hedge agreement and any interest rate swap agreement, which are referred to together as the basic documents; nor violate any law or any order, rule or regulation applicable to the seller of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the seller or its properties;

      16. except for the filing of financing statements and continuation statements under the Uniform Commercial Code, no approval, authorization, consent, order or other action of, or filing with, any court, federal or state regulatory body, administrative agency or other governmental instrumentality is required in connection with the execution and delivery by the seller of the sale agreement, the performance by the seller of the transactions contemplated by the sale agreement or the fulfillment by the seller of the terms of the sale agreement, except those which have previously been obtained or made;

      17. except as disclosed in writing by the seller to the issuer, there are no proceedings or investigations pending or, to the seller's best knowledge, threatened, before any court, federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the seller or its properties:

            a. asserting the invalidity of any of the basic documents, the transition bonds, the Competition Act, the BPU restructuring order (insofar as it relates to the sale of the bondable transition property) or the BPU financing order;

            b. seeking to prevent the issuance of transition bonds or the consummation of the transactions contemplated by the basic documents or the transition bonds;

            c. seeking any determination or ruling that could be reasonably expected to materially and adversely affect the performance by the seller of its obligations under, or the validity or enforceability of, the basic documents or the transition bonds; or

            d. challenging the seller's treatment of the transition bonds as debt of the seller for federal and state income, gross receipts or franchise tax purposes;

      18. after giving effect to the sale of any bondable transition property under the sale agreement, the seller:

            a.    is solvent and expects to remain solvent;

            b. is adequately capitalized to conduct its business and affairs considering its size and the nature of its business and intended purposes;

            c. is not engaged and does not expect to engage in a business for which its remaining property represents an unreasonably small portion of its capital;

            d. reasonably believes that it will be able to pay its debts as they become due; and e. is able to pay its debts as they mature and does not intend to incur, or believe that it will incur, indebtedness that it will not be able to repay at its maturity; and

      19. the seller is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business require any qualifications, licenses or approvals, except where the failure to so qualify would not be reasonably likely to have a material adverse effect on the seller's business, operations, assets, revenues, properties or prospects.

      The seller will make the above representations and warranties under existing law as in effect as of the date of issuance of any series of transition bonds.

PSE&G's Obligation to Indemnify the Issuer and the Trustee and to Take Legal Action

      Under the sale agreement, the seller is obligated to indemnify the issuer and the trustee, for itself and on behalf of the transition bondholders, and related parties specified therein, against:

      1. any and all taxes, other than any taxes imposed on transition bondholders solely as a result of their ownership of transition bonds, that may at any time be imposed on or asserted against any of those persons under existing law as of the date of issuance of the transition bonds as a result of the sale and assignment of the bondable transition property by the seller to the issuer, the acquisition or holding of bondable transition property by the issuer or the issuance and sale by the issuer of transition bonds, including any sales, gross receipts, general corporation, personal property, privilege, franchise or license taxes, but excluding any taxes imposed as a result of a failure of that person to properly withhold or remit taxes imposed with respect to payments on any transition bond; and

      2.    (a)   any and all amounts of principal of and interest on the
                  transition bonds not paid when due or when scheduled to be paid in accordance with their terms and the amount of any deposits to the issuer required to have been made in accordance with the terms of the basic documents which are not made when so required, in each case as a result of the seller's breach of its representations, warranties or covenants contained in the sale agreement;
                  and

            (b) any and all liabilities, obligations, claims, actions, suits or payments of any kind whatsoever that may be imposed on or asserted against any such person, other than any liabilities, obligations or claims for or payments of principal of or interest on the transition bonds, together with any reasonable costs and expenses incurred by that person, in each case as a result of the seller's breach of any of its representations, warranties or covenants contained in the sale agreement.

These indemnification obligations will rank equally in right to payment with other general unsecured obligations of the seller. The indemnities described above will survive the termination of the sale agreement and include reasonable fees and expenses of investigation and litigation, including reasonable attorneys' fees and expenses. The above representations and warranties are made under existing law as in effect as of the date of issuance of any series of transition bonds. The seller will not indemnify any party for any changes of law after the issuance of any series of transition bonds.

      PSE&G's Limited Obligation to Undertake Legal Action. The seller and the servicer are required to institute any action or proceeding necessary to compel performance by the BPU or the State of New Jersey of any of their obligations or duties under the Competition Act or the BPU financing order with respect to the bondable transition property. The cost of any action reasonably allocated by the servicer or the seller to the serviced bondable transition property would be payable from amounts on deposit in the collection account as an operating expense payable to the servicer and, in the case of the seller, as reimbursed by the servicer to the seller. Except for the foregoing and subject to the seller's further covenant to fully preserve, maintain and protect the interests of the issuer in the bondable transition property, the seller will not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its obligations under the sale agreement.

Successors to PSE&G

      The sale agreement provides that any person who executes an agreement of assumption to perform every obligation of the seller under the sale agreement will be the successor to the seller if that person is a person:

      1. into which the seller may be merged or consolidated and which succeeds to all or the major part of the electric distribution business of the seller;

      2. which results from the division of the seller into two or more persons and which succeeds to all or the major part of the electric distribution business of the seller;

      3. which may result from any merger or consolidation to which the seller shall be a party and which succeeds to all or the major part of the electric distribution business of the seller;

      4. which may succeed to the properties and assets of the seller substantially as a whole and which succeeds to all or the major part of the electric distribution business of the seller; or

      5. which may otherwise succeed to all or the major part of the electric distribution business of the seller.


      The seller is not, however, permitted to enter into any of the transactions contemplated by paragraphs 1. through 5. above, unless:

      1. immediately after giving effect to that transaction, no representation or warranty made in the sale agreement will have been breached and no servicer default and no event that, after notice or lapse of time, or both, would become a servicer default, will have occurred and be continuing;

      2. the seller will have delivered to the issuer and the trustee an officer's certificate and an opinion of counsel each stating that the consolidation, merger or succession and the agreement of assumption comply with the sale agreement and that all conditions precedent, if any, provided for in the sale agreement relating to that transaction have been complied with;

      3. the seller will have delivered to the issuer and the trustee an opinion of counsel either:

            a. stating that, in the opinion of counsel, all filings to be made by the seller, including Uniform Commercial Code filings, that are necessary fully to preserve and protect the respective interests of the issuer and the trustee in the transferred bondable transition property have been executed and filed, and reciting the details of those filings; or

            b. stating that, in the opinion of counsel, no such action is necessary to preserve and protect those interests;

      4. the rating agencies will have received prior written notice of that transaction; and

      5. the seller will have delivered to the issuer and the trustee an opinion of independent tax counsel (as selected by, and in form and substance reasonably satisfactory to, the seller, and which may be based on a ruling from the IRS) to the effect that, for federal income tax purposes, that consolidation or merger will not result in a material adverse federal income tax consequence to the seller, the issuer, the trustee or the then existing transition bondholders.

                             The Servicing Agreement

      The following summary describes the material terms of the servicing agreement pursuant to which the servicer is undertaking to service bondable transition property. The form of the servicing agreement has been filed as an exhibit to the registration statement.

      The servicing agreement may be amended by the parties thereto with the consent of the trustee under the indenture, if the rating agency condition has been satisfied.

PSE&G's Servicing Procedures General.

      The servicer, as agent for the issuer, will manage, service, administer and effect collections in respect of the transition bond charge. The servicer's duties will include:

      1. obtaining meter reads, calculating and billing the transition bond charge and collecting the transition bond charge from customers and third party suppliers, as applicable;

      2. responding to inquiries by customers and third party suppliers, the BPU, or any federal, local or other state governmental authority with respect to the transition bond charge;

      3. delivering bills or arranging for delivery of bills, accounting for transition bond charge collections, investigating and resolving delinquencies, processing and depositing collections, making periodic remittances and furnishing periodic reports to the issuer, the trustee and the rating agencies;

      4. selling, as agent for the issuer, defaulted or written-off accounts in accordance with the servicer's usual and customary practices for accounts of its own electric retail customers; and

      5. taking action in connection with adjustments to the transition bond charge as described below.

The servicer is required to notify the issuer, the trustee and the rating agencies in writing of any laws or BPU regulations promulgated after the execution of the servicing agreement that have a material adverse effect on the servicer's ability to perform its duties under the servicing agreement.

      Collections Curve. The servicer will prepare annually a forecast of the percentages of amounts billed in a particular calendar month, which is referred to as a billing month, that are expected to be received during the billing month and each of the following six months. These forecasts are referred to as the collections curve.

      In the servicing agreement, the servicer agrees to remit transition bond charge collections for each billing month to the trustee for deposit in the collection account not later than the reconciliation date, described below, following that billing month. In addition, the servicer agrees to make periodic payments on account of transition bond charge collections to the trustee for deposit in the collection account as follows. For, so long as:

      1. PSE&G or any successor to PSE&G's electric distribution business remains the servicer;

      2.    no servicer default has occurred and is continuing; and

      3. any additional conditions or limitations imposed by the rating agencies are complied with;

the servicer will remit estimated transition bond charge collections to the trustee on a monthly basis. In that case, on the 13th day of each calendar month, or if such 13th day is not a business day, the preceding business day, referred to as a monthly remittance date, for each of the seven preceding billing months (or in the case of the first six months after issuance of the transition bonds, based upon the number of billing months since issuance), the servicer will remit to the trustee an amount equal to the amount of transition bond charge collections estimated to have been received during the preceding calendar month for those billing months, based on the collections curve then in effect. The collections curve is used to estimate transition bond charge collections because the actual amount of those


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

collections in any month cannot be determined on a current basis and the servicer believes that the collections curve provides a reasonably accurate estimate of those collections. The estimated payments are made by the servicer from collections received from customers. The payments based on estimated collections are reconciled with actual collections on each reconciliation date as described below.

      The sum of the amounts paid to the trustee over the seven-month period following a particular billing month, based on the collections curve for that billing month, is referred to as the collections curve payment for that billing month.

      If the servicer has not satisfied the conditions specified above, the servicer will remit to the trustee on each daily remittance date estimated daily transition bond charge collections based on the collections curve, including any amounts on deposit with the servicer before that daily remittance date when the servicer was remitting on a monthly basis. Each day on which those remittances are made is referred to as a daily remittance date. Daily remittance dates and monthly remittance dates are referred to collectively in this prospectus as remittance dates.

      On or before each reconciliation date, the servicer will compare the actual transition bond charge collections to the collections curve payments previously made to the trustee (1) in the case of an annual reconciliation date, for each of the 12 billing months beginning 19 months before the month in which such reconciliation date occurs (or from the date of issuance, if less than 19 months have elapsed), and (2) in the case of a monthly reconciliation date, for the billing month that is eight months prior to the billing month in which that reconciliation date occurs. Reconciliation dates occur annually on the last business day of October of each year commencing October 2001 through October 2014 and monthly on the last business day of each month thereafter. If the collections curve payments previously made for those billing months exceed actual transition bond charge collections for those billing months, this excess is referred to as an excess collections curve payment. In that case, the servicer may either:

      o reduce the amount that the servicer remits to the trustee for deposit in the collection account on the following remittance date, and if necessary, succeeding remittance dates, by the amount of the excess collections curve payment; or

      o require the trustee to pay the servicer from the general subaccount the amount of the excess collections curve payment, which upon payment becomes property of the servicer.

If the estimated transition bond charge collections previously made for those billing months are less than actual transition bond charge collections for those billing months, this deficiency is referred to as a collections curve payment shortfall. In that case, the servicer must pay the collections curve payment shortfall to the trustee on that reconciliation date for deposit in the collection account.

      A business day is any day other than a Saturday or Sunday or a day on which banking institutions in Newark, New Jersey or New York, New York or, with respect to any transition bonds listed on the Luxembourg Stock Exchange, in Luxembourg, are required or authorized by law or executive order to close.


The BPU's Transition Bond Charge Adjustment Process

      Among other things, the servicing agreement requires the servicer to file adjustment requests on each calculation date. Those requests will be filed annually, on December 1


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

through December 1, 2014, and quarterly commencing on March 1, 2015. The servicer is permitted under the BPU financing order to file adjustment requests more often than annually but not more frequently than quarterly, except for non-routine petitions, as discussed below. These adjustment requests are based on actual transition bond charge collections and updated assumptions by the servicer as to projected future usage of electricity by customers, expected delinquencies and write-offs, future payments and costs and expenses relating to bondable transition property and the transition bonds and any amounts on deposit in the reserve subaccount. The servicer agrees to calculate these adjustments to result in the calculations specified in "THE BPU FINANCING ORDER AND THE TRANSITION BOND CHARGE -- The BPU's Transition Bond Charge Adjustment Process."

      The servicer will file adjustment requests 30 days in advance of the date on which the servicer requests the adjustment to be effective. In the absence of a determination by the BPU finding a manifest error, the adjustment request will become effective on an interim basis 30 days after filing, and final 60 days after filing. The servicer will be required under the servicing agreement to file an adjustment request on December 1 of each year until December 1, 2014 and each March 1, June 1, September 1 and December 1 of each year beginning March 1, 2015, until the transition bonds are paid. The servicer may also file a non-routine petition to accommodate changes to the transition bond charge adjustment formula in order to remedy a significant and recurring variance between actual and expected transition bond charge collections. Any non-routine filing must be made with the BPU 90 days in advance of the proposed adjustment date.

      PSE&G's Transition Bond Charge Collections The servicer is required to remit all transition bond charge collections from whatever source, based on the collections curve, to the trustee for deposit pursuant to the indenture on each remittance date. Until transition bond charge collections are remitted to the collection account, the servicer will not segregate them from its general funds. Remittances of transition bond charge collections will not include interest thereon prior to the remittance date or late fees from customers, which the servicer may retain. See "RISK FACTORS --The Risks Associated With Potential Bankruptcy Proceedings" in this prospectus.

PSE&G's Compensation for its Role as Servicer and its Release of Other

      Parties The issuer agrees to pay the servicer a monthly servicing fee, in the amount specified in the related prospectus supplement. The servicer may withhold the servicing fee for each series from transition bond charge collections. In the servicing agreement, the servicer releases the issuer and the trustee from any and all claims whatsoever relating to bondable transition property or the servicer's servicing activities with respect thereto, other than any actions, claims and demands arising out of the wilful misconduct, bad faith or gross negligence of either the issuer or the trustee.

PSE&G's Duties as Servicer

      In the servicing agreement, the servicer has agreed, among other things, that, in servicing bondable transition property:

      1. except where the failure to comply with any of the following would not adversely affect the issuer's or the trustee's respective interests in bondable transition property:

            a. it will manage, service, administer and make collections in respect of bondable transition property with reasonable care and in material compliance with applicable law and regulations, using the same degree of care and


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

                  diligence that the servicer exercises with respect to billing and collection activities that the servicer conducts for itself and others;

            b.    it will follow customary standards, policies and procedures;

            c. it will use all reasonable efforts, consistent with its customary servicing procedures, to enforce and maintain the issuer's and the trustee's rights in respect of bondable transition property; and

            d. it will calculate the transition bond charge in compliance with the Competition Act, the BPU financing order and any applicable tariffs;

      2. it will keep on file, in accordance with customary procedures, all documents related to bondable transition property and will maintain accurate and complete accounts pertaining to bondable transition property; and

      3. it will use all reasonable efforts consistent with its customary servicing procedures to collect all amounts owed in respect of bondable transition property as they become due.

PSE&G's Representations and Warranties as Servicer

      In the servicing agreement, the servicer will make representations and warranties as of the date the seller sells or otherwise transfers bondable transition property to the issuer to the effect, among other things, that:

      1. the servicer is a corporation duly organized and in good standing under the laws of the state of its incorporation, with the corporate power and authority to own its properties and conduct its business as its properties are currently owned and its business is presently conducted and to execute, deliver and carry out the terms of the servicing agreement and has the power, authority and legal right to service the bondable transition property;

      2. the servicer is duly qualified to do business as a foreign corporation in good standing in all jurisdictions in which it is required to do so;

      3. the servicer's execution, delivery and performance of the servicing agreement have been authorized by all necessary corporate action;

      4. the servicing agreement constitutes a binding obligation of the servicer, enforceable against the servicer in accordance with its terms, subject to customary exceptions relating to bankruptcy and equitable principles;

      5. the consummation of the transactions contemplated by the servicing agreement does not conflict with the servicer's articles of incorporation or by-laws or any material agreement by which the servicer is bound, nor result in any lien upon the servicer's properties or violate any law or regulation applicable to the servicer or its properties;

      6. except for filings with the BPU for adjusting the transition bond charge and filings under the Uniform Commercial Code, no governmental actions or filings are required for the servicer to execute, deliver and perform its obligations under the servicing agreement, except those which have been taken or made; and


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

      7. no proceeding is pending or, to the servicer's best knowledge, threatened before any court or other governmental instrumentality having jurisdiction over the servicer or its properties:

            a. seeking to prevent the issuance of the transition bonds or the consummation of any of the transactions contemplated by the servicing agreement or any of the related agreements;

            b. except as disclosed by the servicer to the issuer, seeking any determination or ruling that might materially and adversely affect the performance by the servicer of its obligations under, or the enforceability against the servicer of, the servicing agreement or any of the related agreements; or

            c. relating to the servicer and which might adversely affect the federal or state income, gross receipts or franchise tax attributes of the transition bonds.

PSE&G,as Servicer, Will Indemnify the Issuer and Other Related Entities

      Under the servicing agreement, the servicer agrees to indemnify the issuer and the trustee, for itself and on behalf of the transition bondholders, and related parties specified in the servicing agreement, against any liabilities of any kind that may be incurred by or asserted against any of those persons as a result of:

      1. the servicer's willful misconduct, bad faith or gross negligence in the performance of its duties under the servicing agreement or the servicer's reckless disregard of its duties under the servicing agreement;

      2. the servicer's breach of any of its representations or warranties under the servicing agreement; and

      3. litigation and related expenses relating to its obligations as servicer.

PSE&G,as Servicer, Will Provide Statements to the Issuer and to the Trustee

      For each payment date, the servicer will provide to the issuer and the trustee a statement indicating, with respect to the bondable transition property, among other things:

      1. the amount to be paid to transition bondholders of that series and class in respect of principal;

      2. the amount to be paid to transition bondholders of that series and class in respect of interest;

      3. the projected transition bond principal balance and the transition bond principal balance for that series and class as of that payment date;

      4. the amount on deposit in the overcollateralization subaccount for such series and the scheduled overcollateralization level for such series, as of that payment date;

      5. the amount on deposit in the capital subaccount for such series as of that payment date;

      6. the amount, if any, on deposit in the reserve subaccount as of that payment date; and

      7. the amount of any other transfers and payments to be made on such payment date or in accordance with the indenture.

On the basis of this information, the trustee will furnish to the transition bondholders on each payment date the report described under "THE INDENTURE
-- Reports to Holders of the Transition Bonds." For so long as any transition bonds are listed on the


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

Luxembourg Stock Exchange and the rules of that exchange so require, notice that such report is available with the listing agent in Luxembourg also will be published in a daily newspaper in Luxembourg, which is expected to be the Luxemburger Wort.

      On or before each remittance date, but not more frequently than monthly, the servicer will furnish to the issuer and the trustee a statement setting forth the aggregate amount remitted or to be remitted by the servicer to the trustee for deposit on that remittance date pursuant to the indenture.

      In addition, under the servicing agreement, the servicer is required to give written notice to the issuer, the trustee and each rating agency, promptly after having obtained knowledge thereof, but in no event less than five business days thereafter, of any event which, with the giving of notice or the passage of time or both, would become a servicer default under the servicing agreement. For so long as any transition bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, this notice also will be given by publication in a daily newspaper in Luxembourg, which is expected to be the Luxemburger Wort.

PSE&G to Provide Compliance Reports Concerning the Servicing Agreement

      A firm of independent public accountants will furnish to the issuer, the trustee and the rating agencies, on or before March 31 of each year, commencing March 31, 2002, a statement as to compliance by the servicer during the preceding calendar year, or the relevant portion thereof, with procedures relating to the servicing of bondable transition property. This report, which is referred to as the annual accountant's report, will state that the firm has performed the procedures in connection with the servicer's compliance with the servicing obligations of the servicing agreement, identifying the results of these procedures and including any exceptions noted. The accounting firm providing the report will be independent of the servicer within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants. The servicing agreement will also provide for delivery to the issuer and the trustee, on or before March 31 of each year, commencing March 31, 2002, a certificate signed by an officer of the servicer. This certificate will state that the servicer has fulfilled its obligations under the servicing agreement for the preceding calendar year, or the relevant portion thereof, or, if there has been a default in the fulfillment of any relevant obligation, describing each default. The servicer will give the issuer, each rating agency and the trustee notice of any servicer default under the servicing agreement, which notice also will be given by publication in a daily newspaper in Luxembourg, which is expected to be the Luxemburger Wort, so long as any transition bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require.

Matters Regarding PSE&G as Servicer

      Pursuant to the servicing agreement, PSE&G may assign any or all of its rights and obligations under the servicing agreement to any successor approved by the BPU provided the rating agency condition and other conditions specified in the BPU financing order have been satisfied.

      Under the servicing agreement, any person which succeeds to the major part of the electric distribution business of the servicer, and which assumes the obligations of the servicer, will be the successor of the servicer under the servicing agreement. The servicing agreement further requires that:


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

      1. immediately after giving effect to the transaction referred to in this paragraph, no representation or warranty made by the servicer in the servicing agreement will have been breached, and no servicer default, and no event which, after notice or lapse of time, or both, would become a servicer default, will have occurred and be continuing;

      2. officers' certificates and opinions of counsel will have been delivered to the issuer, the trustee and the rating agencies; and

      3.    prior written notice will have been received by the rating agencies.

      Subject to the foregoing provisions, PSE&G may not resign from the obligations and duties imposed on it as servicer. However, PSE&G may resign as servicer upon a determination communicated to the issuer, the trustee and each rating agency and evidenced by an opinion of counsel to the effect that the performance of PSE&G's duties under the servicing agreement is no longer legal. This resignation will not become effective until a successor servicer has assumed the duties of PSE&G under the servicing agreement.

      Until the transition bonds have been paid in full and all related obligations have been satisfied, PSE&G is obligated by the Competition Act to provide electricity through its transmission and distribution system to its customers and, as servicer, will have the right to meter, charge, bill, collect and receive the transition bond charge from its customers for the account of the issuer and the trustee. However, under the Competition Act, if PSE&G defaults in respect of charging, collecting and receiving revenues derived from the transition bond charge, the trustee or the issuer may apply to the BPU or any court of competent jurisdiction for an order designating a trustee or other entity to act in place of PSE&G as the servicer for obtaining meter reads and charging, collecting and receiving the transition bond charge for the account of the issuer and the trustee. Under the Competition Act, the BPU or the court is required to issue the order. The BPU may, at its discretion, establish criteria for the selection of any entity that may become a successor servicer upon default or other adverse material change in the financial condition of PSE&G.

      Except as expressly provided in the servicing agreement, the servicer will not be liable to the issuer or the trustee for any action taken or not taken pursuant to the servicing agreement or for errors in judgment. However, the servicer will be liable to the extent this liability is imposed by reason of the servicer's willful misconduct, bad faith or gross negligence or by reason of reckless disregard of its duties under the servicing agreement.

Events Constituting a Default by PSE&G in its Role as Servicer

      Servicer defaults will include, among other things:

      1. any failure by the servicer to remit to the trustee, on behalf of the issuer, any required remittance that continues unremedied for a period of five business days after written notice of this failure is received by the servicer from the issuer or the trustee;

      2. any failure by the servicer to perform in any material respect any other covenant or agreement in the servicing agreement, which failure materially and adversely affects the bondable transition property or the rights of transition bondholders and which continues unremedied for 60 days after notice of this failure has been given to the servicer by the issuer or the trustee, or after discovery of this failure by an officer of the servicer, as the case may be;


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

      3. any representation or warranty made by the servicer in the servicing agreement proves to have been incorrect when made, which has a material adverse effect on any of the transition bondholders or the issuer and which continues unremedied for 60 days after notice of this failure has been given to the servicer by the issuer or the trustee or after discovery of this failure by an officer of the servicer, as the case may be; or

      4. an event of bankruptcy, appointment of a receiver or liquidator, failure to pay its debts as they become due, or similar proceedings with respect to the servicer or an action by the servicer indicating its insolvency as specified in the servicing agreement.

The trustee with the consent of the holders of the majority of the total outstanding principal balance of the transition bonds of all series may waive any default by the servicer, except a default in making any required remittances to the trustee.

The Trustee's Rights if PSE&G Defaults as Servicer

      As long as a servicer default remains unremedied, the trustee, with the consent of the holders of a majority of the total outstanding principal balance of the transition bonds of all series, may terminate all the rights and obligations of the servicer under the servicing agreement. However, the servicer's indemnification obligation and obligation to continue performing its functions as servicer until a successor servicer is appointed may not be terminated. Under the servicing agreement, the trustee, with the consent of the holders of a majority of the total outstanding principal balance of the transition bonds of all series, may appoint a successor servicer. The trustee may make arrangements for compensation to be paid to any successor servicer. Only a successor servicer that is an electric public utility may bring an action against a customer for nonpayment of the transition bond charge, or terminate service for failure to pay the transition bond charge.

      Upon a servicer default based upon the commencement of a case by or against the servicer under the Bankruptcy Code or similar laws, the trustee and the issuer may be prevented from effecting a transfer of servicing. Upon a servicer default because of a failure to make required remittances, the issuer or the trustee will have the right to apply to the BPU for sequestration and payment of revenues arising from the bondable transition property. See "RISK FACTORS -- The Risks Associated With Potential Bankruptcy Proceedings" in this prospectus.

The Obligations of a Servicer That Succeeds PSE&G

      In accordance with the BPU financing order and the servicing agreement, if a third party succeeds to the role of the servicer, the servicer will cooperate with the issuer, the trustee and the successor servicer in terminating the servicer's rights and responsibilities under the servicing agreement. This procedure includes the transfer to the successor servicer of all related documentation and cash. The servicer will be liable for all reasonable costs and expenses incurred in transferring servicing responsibilities. A successor servicer may not resign unless it is prohibited from serving by law. The predecessor servicer is obligated, on an ongoing basis, to cooperate with the successor servicer and provide whatever information is, and take whatever actions are, reasonably necessary to assist the successor servicer in performing its obligations under the servicing agreement.


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

                                  THE INDENTURE

      The following summary describes some of the terms of the indenture pursuant to which transition bonds will be issued. The form of the indenture, including the form of the supplemental indenture, has been filed as an exhibit to the registration statement of which this prospectus forms a part.

The Security for the Transition Bonds

      To secure the payment of principal of and interest on, and any other amounts owing in respect of, the transition bonds pursuant to the indenture, the issuer will grant to the trustee for the benefit of the transition bondholders a security interest in all of the issuer's right, title and interest in, to and under the following collateral:

      1. the bondable transition property sold by the seller to the issuer pursuant to the sale agreement and all proceeds thereof;

      2.    the sale agreement;

      3. all bills of sale delivered by the seller pursuant to the sale agreement;

      4.    the servicing agreement;

      5.    the administration agreement;

      6. the collection account, each subaccount therein and all amounts on deposit therein from time to time, with the exception of up to $100,000 to be held in the capital reserve subaccount free of the lien of the indenture to ensure that the issuer has sufficient assets to pay its fees, costs and expenses as they come due;

      7. any other property of whatever kind owned from time to time by the issuer, including rights under any interest rate swap agreement, other than: a. cash released to the swap counterparty from any class subaccount in accordance with the indenture and any interest rate swap agreement;

            b. cash released to the issuer from any capital subaccount in accordance with the indenture, which other property is not expected to be substantial;

            c. any payment received by the issuer pursuant to any hedge arrangement entered into by the issuer; and

            d. proceeds from the sale of the transition bonds used to pay (1) the costs of issuance of the transition bonds, and any upfront transaction costs and capital reduction costs as permitted under the BPU financing order, (2) any amount payable by the issuer under any hedge arrangement entered into by the issuer and (3) the purchase price of the bondable transition property pursuant to the sale agreement;

      8. all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing; and

      9. all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all of the foregoing.

      See " -- How Funds in the Collection Account Will Be Allocated" below.


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

Transition Bonds May Be Issued in Various Series or Classes

      Transition bonds may be issued under the indenture from time to time in series, so long as the rating agency condition is satisfied, to finance the purchase by the issuer of bondable transition property, which is referred to as a financing issuance. The total principal balance of transition bonds outstanding at any time that may be authenticated and delivered under the indenture may not exceed $2.525 billion, plus the total principal balance of any transition bonds the proceeds of which are used to refinance outstanding transition bonds, any issuance of which is referred to as a refunding issuance. Any series of transition bonds may include one or more classes which differ, among other things, as to interest rate and amortization of principal. The terms of all transition bonds of the same series will be identical, unless a series includes more than one class, in which case the terms of all transition bonds of the same class will be identical. The particular terms of the transition bonds of any series and class will be set forth in the supplemental indenture and described in the related prospectus supplement. The terms of any additional series and any classes thereof will not be subject to prior review by, or consent of, the transition bondholders of any previously issued series. See "RISK FACTORS -- Other Risks Associated With An Investment In The Transition Bonds," "THE TRANSITION BONDS" and "PSE&G'S RESTRUCTURING" in this prospectus.

      The principal source of repayment for all series of transition bonds will be the transition bond charge collected by the servicer. The issuance of additional series of transition bonds is not expected to adversely affect the sufficiency of transition bond charge collections for payments on any particular series of transition bonds. This is because the transition bond charge and adjustments thereof are generally based on the total amounts owed with respect to the outstanding transition bonds. Moreover, any additional series of transition bonds will be issued only if the new issuance will not result in the downgrading or withdrawal of any rating by a rating agency on any outstanding transition bonds.

      Under the indenture, the trustee will authenticate and deliver an additional series of transition bonds only upon receipt by the trustee of, among other things, a certificate of the issuer that no event of default has occurred and is continuing, an opinion of counsel to the issuer to the effect that the requirements under the indenture for the issuance, authentication and delivery of an additional series of transition bonds have been satisfied, and evidence of satisfaction of the rating agency condition.

      Opinion of Independent Certified Public Accountants Required for Each Series or Class. In addition, in connection with the issuance of each new series, the trustee will have to receive a certificate or opinion of a firm of independent certified public accountants of recognized national reputation. This certificate will be based on the assumptions used in calculating the initial transition bond charge with respect to the transferred bondable transition property or, if applicable, the most recent revised transition bond charge with respect to the transferred bondable transition property. The certificate will state to the effect that, after giving effect to the issuance of the new series and the application of the proceeds therefrom, the transition bond charge will be sufficient:

      1.    to pay all fees, costs and other operating expenses of the issuer,

      2.    to pay interest of each series of transition bonds when due,

      3. to pay principal of each series of transition bonds in accordance with the expected amortization schedule for that series,

      4. to fund the overcollateralization subaccount for each series to the overcollateralization amount and scheduled overcollateralization level for that series, and


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

      5. to pay amounts due by the issuer under any interest rate swap or any hedge arrangement,

as of each payment date taking into account any amounts on deposit in the reserve subaccount.

      If the issuance is a refunding issuance, the amount of money necessary to pay the outstanding principal amount of and interest on the transition bonds being refunded will be deposited into a separate account with the trustee.

The Collection Account for the Transition Bonds

      Under the indenture, the trustee will establish the collection account, with the trustee or at another eligible institution as described below. Funds received from the transition bond charge collections, any indemnity amount, as described below, any amounts paid by any swap counterparty under any interest rate swap agreement and any providers of credit enhancement will be deposited into the collection account. The collection account will be divided into the following subaccounts, which need not be separate bank accounts:

      1.    the general subaccount,

      2.    one or more series or class subaccounts,

      3.    the overcollateralization subaccount for each series,

      4. the capital subaccount for each series (including the capital reserve subaccount for the initial series, as described below under "-- Capital Subaccount"),

      5. if required by the indenture, one or more defeasance subaccounts, and

      6.    the reserve subaccount.

      All amounts in the collection account not allocated to any other subaccount will be allocated to the general subaccount. Unless the context indicates otherwise, references to the collection account include all of the subaccounts contained therein. All money deposited from time to time in the collection account, all deposits therein pursuant to the indenture, and all investments made in eligible investments will be held by the trustee in the collection account as part of the collateral, with the exception of up to $100,000 held in the capital reserve subaccount.

      For so long as any of the transition bonds are listed on the Luxembourg Stock Exchange, and to the extent the rules of that exchange so require, the issuer will have a listing agent, a paying agent and a transfer agent in Luxembourg.

      The following institutions are eligible institutions for the establishment of the collection account:

      1.    the corporate trust department of the trustee; or

      2. a depositary institution organized under the laws of the United States of America or any state or any domestic branch of a foreign bank, which:

            a.    has either:

                  (1) a long-term unsecured debt rating of "AAA" by S&P and Fitch and "Aaa" by Moody's; or

                  (2) a certificate of deposit rating of "A-1+" by S&P and "P-1" by Moody's, or any other long-term, short-term or certificate of deposit rating acceptable to the rating agencies; and


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

            b. whose deposits are insured by the Federal Deposit Insurance Corporation.

      Appropriate Investments for Funds in the Collection Account. All funds in the collection account shall be invested in any of the following eligible investments:

      1. direct obligations of, and obligations fully and unconditionally guaranteed as to the timely payment by, the United States of America;

      2. demand deposits, time deposits, certificates of deposit of depository institutions or trust companies specified in the indenture;

      3. commercial paper having, at the time of investment, a rating in the highest rating category from each rating agency;

      4. demand deposits, time deposits and certificates of deposit which are fully insured by the Federal Deposit Insurance Corporation;

      5. money market funds which have the highest rating from each rating agency, including funds for which the trustee or any of its affiliates is investment manager or advisor;

      6. banker's acceptances issued by any depository institution or trust company specified in the indenture;

      7. repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States of America or agencies or instrumentalities thereof, entered into with depository institutions or trust companies, in each case, as specified in the indenture;

      8. repurchase obligations with respect to any security or whole loan, as provided and with the ratings specified in the indenture; or

      9.    any other investment permitted by each rating agency.

      All eligible investments may not:

      1. be sold, liquidated or otherwise disposed of at a loss, prior to the maturity thereof; or

      2. mature later than the day the eligible investment must be held in the collection account in order for the trustee to make scheduled payments or deposits into subaccounts as required under the indenture, if the eligible investment is held by an affiliate of the trustee, or, if the eligible investment is not held by an affiliate of the trustee, the business day before that day.

In the case of a defeasance, the issuer will deposit U.S. Government Obligations in the defeasance subaccount. U.S. Government Obligations are direct obligations, or certificates representing an ownership interest in those obligations, of the United States of America, including any agency or instrumentality thereof, for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option. No money held in the collection account may be invested, and no investment held in the collection account may be sold, unless the security interest in the collection account will continue to be perfected in the investment or the proceeds of the sale.

      Remittances to the Collection Account. On each remittance date, as described under "THE SERVICING AGREEMENT -- PSE&G's Servicing Procedures
-- Collections Curve" above, the servicer will remit transition bond charge collections for deposit in the collection account. In addition, on each remittance date the servicer will remit any indemnity amounts for deposit in the collection account. An indemnity amount includes any


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

amount paid by PSE&G, as the seller or the servicer, to the trustee, for the trustee itself or on behalf of the transition bondholders, in respect of indemnification obligations pursuant to the sale agreement or the servicing agreement. See "THE SALE AGREEMENT" and "THE SERVICING AGREEMENT" in this prospectus.

      Collection Account. Transition bond charge collections and any indemnity amounts will be deposited into the collection account. On each payment date, the trustee will allocate amounts in the collection account to the general subaccount as described under " -- How Funds in the Collection Account Will Be Allocated" below.

      General Subaccount. Transition bond charge collections and any indemnity amounts will be deposited into the general subaccount. On each payment date, the trustee will allocate amounts in the general subaccount among the other subaccounts as described under " -- How Funds in the Collection Account Will Be Allocated" below.

      Series Subaccount. Upon the issuance of each series of transition bonds, a series subaccount will be established for that series. On each payment date (or before each payment date to the extent provided in any prospectus supplement), the trustee will allocate from amounts on deposit in the general subaccount to each series subaccount an amount sufficient to pay, to the extent available:

      1. interest payable on each class of that series on that payment date (or, to the extent provided in any prospectus supplement, any amount required to be allocated to a class subaccount with respect to any floating rate class);

      2. the principal of each class of that series payable as a result of an acceleration following the occurrence of an event of default, the principal of each class of that series if that payment date is the final maturity date for that class, or the principal of each class of that series if that payment date is the redemption date for that series; and

      3. principal scheduled to be paid on each class of that series on that payment date according to the expected amortization schedule, excluding amounts provided for in clause 2. above.

Except as specified in any prospectus supplement with respect to any deposits to any class subaccounts, on each payment date, allocations will be made to each series subaccount, and the trustee will withdraw funds from the series subaccount to make payments on the related series of transition bonds. See "--How Funds in the Collection Account Will Be Allocated" below.

      Class Subaccount. If specified in the related prospectus supplement, upon the issuance of a specified class of floating rate transition bonds, a class subaccount will be established with respect to that class. On or before each payment date, a fixed amount specified in the related prospectus supplement will be allocated to that class subaccount from the related series subaccount and payments to and from any swap counterparty pursuant to the related interest rate swap agreement will be made from or allocated to, as applicable, that class subaccount as described in the related prospectus supplement. On or before each payment date, amounts on deposit in the class subaccount will be applied to make payments with respect to the related class, as specified in the related prospectus supplement.

      Capital Subaccount. Upon the issuance of each series of transition bonds, PSE&G will make a capital contribution to the issuer from PSE&G's general funds in an amount equal to the required capital amount. The issuer will pay this amount to the trustee for deposit into the capital subaccount for such series. The trustee will draw on amounts in the


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

capital subaccount for such series (other than the amounts in the capital reserve subaccount) to the extent that, in allocating funds to such series in accordance with clauses (a) through (c)(5) in " -- How Funds in the Collection Account Will Be Allocated" below, amounts on deposit in the general subaccount, the series subaccount for such series, the reserve subaccount and the overcollateralization subaccount for such series are insufficient to make scheduled distributions and payments of fees and expenses specified in those clauses. If any series of transition bonds has been retired as of any payment date, the amounts on deposit in the capital subaccount for such series (other than the amounts in the capital reserve subaccount if other series remain outstanding) will be released to the issuer, free of the lien of the indenture. The issuer is not contractually obligated to pay over to PSE&G any amounts released to the issuer from the capital subaccount upon retirement of any series of transition bonds.

      The trustee also will establish within the capital subaccount for the initial series of transition bonds an additional subaccount to be referred to as the capital reserve subaccount. The trustee will fund the capital reserve subaccount with $100,000 from the required capital amount for the initial series of transition bonds. The capital reserve subaccount will not be subject to the lien of the indenture or included in the collateral securing any transition bonds. Amounts in the capital reserve subaccount will be available to ensure that the issuer has sufficient assets to pay any fees, costs and expenses of the issuer as they come due free from the lien of the indenture.

      Overcollateralization Subaccount. Transition bond charge collections to the extent available as described in " -- How Funds in the Collection Account Will Be Allocated" below will be allocated to the overcollateralization subaccount for any series on each payment date. Each prospectus supplement will specify the scheduled overcollateralization level for each payment date for the related series of transition bonds. The total overcollateralization amount for any series will be funded over the life of the transition bonds of each series and in aggregate will equal the amount stated in the related prospectus supplement for that series, which is referred to as the overcollateralization amount.

      On each payment date, the trustee will draw on the overcollateralization subaccount for any series to the extent that, in allocating funds to such series in accordance with clauses (a) through (c)(5) in " -- How Funds in the Collection Account Will Be Allocated" below, amounts on deposit in the general subaccount, the series subaccounts and the reserve subaccount are insufficient to make scheduled distributions and payments of fees and expenses specified in those clauses. If any series of transition bonds has been retired as of any payment date, the amounts on deposit in the overcollateralization subaccount for such series will be released to the issuer, free of the lien of the indenture. The issuer is not contractually obligated to pay over to PSE&G any amounts released to the issuer from the overcollateralization subaccount upon retirement of any series of transition bonds.

      Reserve Subaccount. Transition bond charge collections available on any payment date that are not necessary to pay clauses (a) through (c)(9) in " --How Funds in the Collection Account Will Be Allocated" below will be allocated to the reserve subaccount. Amounts in the reserve subaccount will be invested in eligible investments. On each payment date, except to the extent set forth in any prospectus supplement, the trustee will draw on the reserve subaccount, if any, to the extent that, in allocating funds for all series in accordance with clauses (a) through (c)(5), (c)(7) and (c)(8) in " How Funds in the Collection Account Will Be Allocated" below, amounts on deposit in the general subaccount and the series subaccounts are insufficient to make scheduled distributions and payments of fees and expenses specified in those clauses.


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

      Defeasance Subaccount. In the event funds are remitted to the trustee in connection with the exercise of the legal defeasance option or the covenant defeasance option, the issuer will establish a defeasance subaccount for each series. If this occurs, funds set aside for future payment of the transition bonds will be deposited into the defeasance subaccount. All amounts in a defeasance subaccount will be applied by the trustee to the payment to the holders of the affected transition bonds. These amounts will include all sums due for principal and interest. These amounts will be applied in accordance with the provisions of the transition bonds and the indenture. See " -- The Issuer's Legal Defeasance and Covenant Defeasance Options" below.

How Funds in the Collection Account Will Be Allocated

      Amounts remitted from the servicer to the trustee, and all investment earnings on the subaccounts in the collection account, will be deposited into the general subaccount of the collection account. The trustee will allocate all amounts in the general subaccount in the following priority, on the payment date, or on any other date specified in any prospectus supplement with respect to any class subaccount:

      (a) The trustee fee will be paid to the trustee monthly, together with any legal fees and other expenses and, so long as payment of any indemnity amounts will not cause an event of default, any indemnity amounts owed to the trustee;

      (b) The servicing fee will be paid to the servicer monthly, together with any unpaid servicing fees, if such fees have not been withheld by the servicer from transition bond charge collections for that purpose;

      (c) On each payment date specified in the related prospectus supplement, or before each payment date to the extent otherwise specified in any prospectus supplement with respect to any class subaccount:

            1. the administration fee payable under the administration agreement will be paid to PSE&G as the administrator of the issuer, and fees payable to the independent managers of the issuer will be paid to the independent managers;

            2. so long as no event of default has occurred and is continuing or would be caused by this payment, any operating expenses of the issuer, other than those specified in clauses (a), (b) and
                  (c)(1) above, will be paid to the persons entitled thereto, provided that the amount paid on any payment date pursuant to this clause may not exceed $100,000 in the aggregate for all series;

            3. an amount equal to interest payable on each class of each series of transition bonds for the payment date will be allocated pro rata to the corresponding series subaccount, which, in the case of interest on any floating rate class of any series of transition bonds as specified in the prospectus supplement for that series, will be an amount equal to the applicable gross fixed amount of interest for that class specified in that prospectus supplement and which will be allocated pro rata to the corresponding class subaccount;

            4. an amount equal to (a) principal of each class of any series of transition bonds payable as a result of acceleration triggered by an event of default, (b) principal of each class of any series of transition bonds payable on the final maturity date for that class or series, or (c) principal of each class of any series of transition bonds payable on a redemption date, will be allocated pro rata to the corresponding series subaccount;


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

            5. an amount equal to the principal then scheduled to be paid on each class of each series of transition bonds on that payment date according to the expected amortization schedule, excluding amounts provided for pursuant to clause (c)(4) above, will be allocated pro rata to the corresponding series subaccount;

            6. all remaining unpaid operating expenses, including indemnity amounts, will be paid to the persons entitled thereto;

            7. any amount necessary to replenish each series capital subaccount will be allocated to that subaccount, pro rata, based on the outstanding principal balance of each series, up to the required capital amount for each series;

            8. an amount will be allocated to each series overcollateralization subaccount to cause the amount in the overcollateralization subaccount for each series to equal the scheduled overcollateralization level for each series as of that payment date, pro rata, based on the outstanding principal balance of each series;

            9. payment of any amounts payable by the issuer under any hedging arrangement will be paid to the related hedge counterparty;

            10. so long as no event of default has occurred and is continuing, an amount equal to investment earnings since the preceding payment date (or in the case of the first payment date, since the series issuance date) on amounts in each series capital subaccount will be released to the issuer;

            11. the balance, if any, will be allocated to the reserve subaccount; and

            12. following repayment of all outstanding series of transition bonds, the balance, if any, will be released to the issuer free from the lien of the indenture.

      Amounts credited to any class subaccount will be paid from that subaccount as specified in the related prospectus supplement. Overdue and unpaid amounts due to a swap counterparty will be paid from that class subaccount on the same priority as any overdue and unpaid interest due to the holders of the related class of floating rate transition bonds.

      Interest means, for any payment date for any series or class of transition bonds, the sum, without duplication, of:

      1. an amount equal to the amount of interest accrued at the applicable interest rates from the prior payment date with respect to that series or class;

      2. any unpaid interest plus any interest accrued on this unpaid interest;

      3. if the transition bonds have been declared due and payable, all accrued and unpaid interest thereon; and

      4. with respect to a series or class to be redeemed prior to the next payment date, the amount of interest that will be payable as interest on the series or class on that redemption date.

      Principal means, with respect to any payment date and any series or class of transition bonds:

      1.    the amount of principal scheduled to be paid on such payment date;

      2. the amount of principal due on the final maturity date of any series or class if such payment date is the final maturity date;


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

      3. the amount of principal due as a result of the occurrence and continuance of an event of default and acceleration of the transition bonds;

      4. the amount of principal due as a result of a redemption of transition bonds on that payment date pursuant to the indenture; and

      5.    any overdue payments of principal.

      If on any payment date funds in the general subaccount are insufficient to make the allocations contemplated by clauses (a) through (c)(5), (c)(7) and
(c)(8) above for any series, the trustee will draw from amounts on deposit in the following subaccounts in the following order up to the amount of the shortfall for such series:

      1. from the reserve subaccount pro rata among series based on the total amounts payable with respect to each series for the allocations contemplated by clauses (a) through (c)(5), (c)(7) and (c)(8) above;

      2. from the overcollateralization subaccount for such series, for the allocations contemplated by clauses (a) through (c)(5) above; and

      3. from the capital subaccount for such series, for the allocations contemplated by clauses (a) through (c)(5) above.

      For the purpose of allocations among series prior to an acceleration, pro rata has the following meaning, unless otherwise provided in the prospectus supplement. With respect to a payment of interest, pro rata means the proportion that the aggregate amount of interest payable to each series bears to the aggregate amount of interest payable to all series, in each case, immediately before that payment date. With respect to a payment of principal, pro rata means the proportion that the aggregate outstanding principal amount scheduled to be paid on that payment date for that series bears to the aggregate outstanding principal amount scheduled to be paid on that payment date for all series.

      For the purpose of allocations among classes within a series prior to an acceleration, pro rata has the following meaning, unless otherwise provided in the prospectus supplement. With respect to a payment of interest, pro rata means the proportion that the aggregate amount of interest payable to each class, including, for any floating rate class, the gross fixed amount for that class, bears to the aggregate amount of interest payable to all classes within that series, in each case, immediately before that payment date. With respect to a payment of principal, pro rata means the proportion that the aggregate outstanding principal amount of that class scheduled to be paid on that payment date bears to the aggregate outstanding principal amount of all classes of that series scheduled to be paid on that payment date.

      Upon an acceleration of the maturity of the transition bonds, the aggregate amount of principal of and interest accrued on each series of transition bonds will be payable without priority of interest over principal or principal over interest and without regard to series or class, in the proportion that this aggregate amount of principal of and accrued interest on that series bears to the aggregate amount of principal of and accrued interest on all transition bonds.

      If the maturity of the transition bonds is accelerated and the collateral held under the indenture is liquidated in accordance with the indenture and if any interest rate swap agreement so requires, the proceeds of such liquidation allocated to the related class of floating rate transition bonds, will be deposited in the related class subaccount and allocated between and paid to the holders of the related floating rate class of transition


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

bonds, on the one hand, and the related swap counterparty, on the other hand, based on the aggregate amount of principal and interest due and payable on that class of transition bonds and the aggregate amount payable to the related swap counterparty in accordance with such interest swap agreement.

Reports to Holders of the Transition Bonds

      With respect to each series and class of transition bonds, on or prior to each payment date, the trustee will deliver a statement prepared by the trustee to each transition bondholder of that series and class. This statement will include, to the extent applicable, the following information, as well as any other information so specified in the related supplemental indenture, as to the transition bonds of that series and class with respect to that payment date or the period since the previous payment date:

      1. the amount to be paid to transition bondholders of that series and class as principal;

      2. the amount to be paid to transition bondholders of that series and class as interest;

      3. the projected transition bond principal balance and the transition bond principal balance for that series and class as of that payment date;

      4. with respect to that series the amount on deposit in the overcollateralization subaccount and the scheduled overcollateralization level as of that payment date;

      5. with respect to that series the amount on deposit in the capital subaccount as of that payment date;

      6. the amount, if any, on deposit in the reserve subaccount as of that payment date;

      7.    the amount to be paid to any hedge or swap counterparty;

      8. the amount to be paid to the trustee; 9. the amount paid to the servicer; and 10. any other transfers and payments to be made pursuant to the indenture.

      If any of the transition bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, notice that such report is available with the listing agent in Luxembourg will be given to holders of such transition bonds by publication in a daily newspaper in Luxembourg, which is expected to be the Luxemburger Wort.

The Issuer and the Trustee May Modify the Indenture; the Issuer Must Enforce the Sale Agreement, the Servicing Agreement and any Interest Rate Swap Agreement

      Modifications of the Indenture that Do Not Require Consent of Transition Bondholders. Without the consent of any of the holders of the outstanding transition bonds or the counterparty to any hedge or swap transaction but with prior notice to the rating agencies, the issuer and the trustee may execute a supplemental indenture for any of the following purposes:

      1. to correct or amplify the description of the collateral, or better to confirm to the trustee the collateral, or to subject to the lien of the indenture additional property;

      2. to evidence the succession, in compliance with the indenture, of another person to the issuer, and the assumption by the successor of the covenants of the issuer in the indenture and in the transition bonds;

      3. to add to the covenants of the issuer, for the benefit of the holders of the transition bonds, or to surrender any right or power conferred upon the issuer in the indenture;


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

      4.    to assign or pledge any property to or with the trustee;

      5. to cure any ambiguity, to correct or supplement any inconsistent provision of the indenture or any supplemental indenture or to make any other provisions with respect to matters arising under the indenture or in any supplemental indenture; but:

            a. this action shall not, as evidenced by an opinion of counsel, adversely affect in any material respect the interests of any transition bondholder or any hedge or swap counterparty; and

            a.    the rating agency condition shall have been satisfied;

      6. to provide for a successor trustee and to facilitate the administration of the trusts under the indenture by more than one trustee, pursuant to the indenture; 7. to modify the indenture to effect the qualification of the indenture under the Trust Indenture Act or any similar federal statute hereafter enacted and to add to the indenture any other provisions as may be expressly required by the Trust Indenture Act; 8. to set forth the terms of any series that has not theretofore been authorized by a supplemental indenture, provided that the rating agency condition has been satisfied;

      9. to provide for any interest rate swap transactions with respect to any floating rate series or class of transition bonds or any series or class with specified credit enhancement; but:

            a. such action shall not, as evidenced by an opinion of counsel, adversely affect in any material respect the interests of any transition bondholder or other hedge or swap counterparty; and

            b.    the rating agency condition shall have been satisfied; or

      10. to authorize the appointment of any listing agent, transfer agent or paying agent or additional registrar for any class of transition bonds required or advisable in connection with the listing of any class of transition bonds on the Luxembourg Stock Exchange or any other stock exchange, and otherwise to amend the indenture to incorporate any changes requested or required by any governmental authority, stock exchange authority, listing agent, transfer agent or paying agent or additional registrar for any class of transition bonds in connection with that listing.

      Modifications That Require the Approval of the Transition Bondholders. The issuer and the trustee also may, upon satisfaction of the rating agency condition and with the consent of the holders of not less than a majority of the total outstanding principal balance of the transition bonds of each series or class to be affected thereby, execute a supplemental indenture to add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the transition bondholders under the indenture. However, the supplemental indenture may not, without the consent of the holder of each outstanding transition bond of each series or class affected thereby and each swap or hedge counterparty, if any, affected thereby:

      1. change the date of payment of any scheduled payment of principal of or interest on any transition bond, or reduce the principal balance thereof, the interest rate thereof or the redemption price with respect thereto, change the provisions of any interest rate swap agreement relating to the amount, calculation or timing of payments, change the provisions of the indenture and the applicable supplemental indenture relating to the application of collections on, or the proceeds of the sale of, the collateral to payment of principal of or interest on the transition bonds, or


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

            change the currency in which any transition bond or any interest thereon is payable;

      2. impair the right to institute suit for the enforcement of the provisions of the indenture regarding payment; 3. reduce the percentage of the total outstanding principal balance of the transition bonds, or of a series or class thereof, the consent of the holders of which is required for any supplemental indenture, or the consent of the holders of which is required for any waiver of compliance with specified provisions of the indenture or of defaults and their consequences;

      4. reduce the percentage of the total outstanding principal balance of the transition bonds required to direct the trustee to direct the issuer to liquidate or preserve the collateral;

      5. reduce the percentage of the total outstanding principal balance of the transition bonds, or of a series or class thereof, the consent of the holders of which is required for any amendments to the sale agreement, the administration agreement, the servicing agreement or any interest rate swap entered into in connection with any series or class of transition bonds;

      6. modify the indenture to affect the amount of any payment of any interest, or the method of calculating interest on any floating rate transition bonds, or principal payable on any transition bond on any payment date or change the redemption dates, expected amortization schedules or series final maturity dates or class final maturity dates of any transition bonds;

      7. with respect to any series, decrease the required capital amount, the overcollateralization amount or the scheduled overcollateralization level with respect to any payment date;

      8. modify the indenture regarding the voting of transition bonds held by the issuer, the seller, an affiliate of either of them or any obligor on the transition bonds;

      9. decrease the percentage of the total outstanding principal balance of the transition bonds required to amend the sections of the indenture which specify the applicable percentage of the total outstanding principal balance of the transition bonds necessary to amend the indenture or other related agreements specified therein; or

      10. permit the creation of any lien ranking prior to or on a parity with the lien of the indenture with respect to any of the collateral for the transition bonds or, except as otherwise contemplated in the indenture, terminate the lien of the indenture on any property or deprive the holder of any transition bond of the security of the indenture.

Promptly following the execution of any amendment to the indenture or supplemental indenture requiring the consent of any transition bondholders, the trustee will furnish written notice of the substance of such amendment to each transition bondholder. For so long as any of the transition bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, this notice will be published in a daily newspaper in Luxembourg, which is expected to be the Luxemburger Wort.

      Enforcement of the Sale Agreement, the Servicing Agreement and any Interest Rate Swap Agreement. The indenture will provide that the issuer will take all lawful actions to enforce its rights under the sale agreement, the servicing agreement and any interest rate swap agreement. The indenture will also provide that the issuer will take all lawful actions


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

to compel or secure the performance and observance by PSE&G, the servicer and any swap counterparty of each of their respective obligations to the issuer under the sale agreement, the servicing agreement and any interest rate swap agreement. So long as no event of default occurs and is continuing, except as otherwise directed by the trustee under the circumstances described in the indenture or any supplemental indenture, as described in any prospectus supplement, the issuer may exercise any and all rights, remedies, powers and privileges lawfully available to the issuer under or in connection with the sale agreement, the servicing agreement and any interest rate swap agreement. However, if the issuer and PSE&G or the servicer propose to amend, modify, waive, supplement, terminate or surrender, or agree to any material amendment, modification, waiver, supplement, termination or surrender of, the process for adjusting the transition bond charge, the issuer must notify the trustee and the trustee must notify transition bondholders of this proposal. In addition, the trustee may consent to this proposal only with the consent of the holders of a majority of the total outstanding principal balance of the transition bonds of each series or class materially and adversely affected thereby and only if the rating agency condition is satisfied.

      If an event of default occurs and is continuing, the trustee may, and at the direction of (1) the holders of a majority of the total outstanding principal balance of the transition bonds of all series, with respect to the sale agreement and the servicing agreement, and (2) the holders of that percentage of the total outstanding principal balance of the transition bonds of the related class specified in the related prospectus supplement, with respect to any interest rate swap agreement, shall, exercise all rights, remedies, powers, privileges and claims of the issuer against the seller, the servicer or any swap counterparty under or in connection with the sale agreement, the servicing agreement and any interest rate swap agreement, and any right of the issuer to take this action shall be suspended. In the event of a foreclosure, there is likely to be a limited market, if any, for the bondable transition property, and, therefore, foreclosure may not be a realistic or practical remedy.

      Modifications to the Sale Agreement, the Servicing Agreement and any Interest Rate Swap Agreement. With the consent of the trustee, the sale agreement and the servicing agreement may be amended, so long as the rating agency condition is satisfied, at any time and from time to time, without the consent of the transition bondholders or the counterparty to any hedge or interest rate swap agreement. However, an amendment to the sale agreement or the servicing agreement may not adversely affect in any material respect the interest of any transition bondholder or the counterparty to any hedge or swap agreement without the consent of the holders of a majority of the total outstanding principal balance of the transition bonds of each series or class, and each counterparty to any hedge or swap transaction, materially and adversely affected thereby.

      Also, an interest rate swap agreement may be amended with the consent of the trustee, as directed by the holders of the related floating rate class to the extent described in the related prospectus supplement, and the related swap counterparty, so long as the rating agency condition is satisfied. However, this amendment may not adversely affect in any material respect the interest of any other series or class of transition bondholders or the counterparty to any hedge or other swap transactions without the consent of the holders of 66 2/3% of the total outstanding principal balance of the transition bonds of each other series or classes and each counterparty to any hedge or other swap transaction materially and adversely affected thereby.

      Notification of the Rating Agencies, the Trustee and the Transition Bondholders of any Modification. If the issuer, PSE&G or the servicer proposes to:


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

      1. amend, modify, waive, supplement, terminate or surrender, or agree to any other amendment, modification, waiver, supplement, termination or surrender of, the terms of the sale agreement, the servicing agreement or any interest rate swap agreement; or

      2. waive timely performance or observance by the seller, the servicer or any swap counterparty under the sale agreement, the servicing agreement or any interest rate swap agreement, respectively;

in each case in a way which would materially and adversely affect the interests of transition bondholders or the counterparty to any hedge or swap transaction, the issuer must first notify the rating agencies of the proposed amendment, modification, termination or surrender. Upon receiving notification as required regarding whether the rating agency condition will be satisfied with respect to such projected action, the issuer must notify the trustee and the trustee must notify the transition bondholders and any hedge or swap counterparty of the proposed action and whether the rating agency condition has been satisfied with respect to the proposed action. With respect to any proposed action related to the sale agreement or the servicing agreement, the trustee will consent to this proposed action only with the consent of the holders of a majority of the total outstanding principal amount of the transition bonds of each series or class, and each counterparty to any hedge or swap transaction, materially and adversely affected thereby and only upon satisfaction of the rating agency condition. With respect to any proposed action related to any interest rate swap agreement, the trustee will consent to this proposed action subject to and in accordance with any requirements described in the related prospectus supplement. For so long as any of the transition bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, notice of this proposed action will be published in a daily newspaper in Luxembourg, which is expected to be the Luxemburger Wort, promptly following its effectiveness.

      Termination of an Interest Rate Swap Agreement. Upon the occurrence of any event that permits the issuer to terminate any interest rate swap agreement, the issuer may terminate that agreement only if so directed by holders representing that percentage of the aggregate outstanding principal amount of the related class and series of transition bonds specified in the related prospectus supplement, and if so directed, the issuer must terminate that agreement.

What Constitutes an Event of Default on the Transition Bonds

      An    "event of default" is defined in the indenture as:

      1. a default for five business days or more in the payment of any interest on any transition bond;

      2. a default in the payment of the principal of any transition bond of any series on the final maturity date for that series or, if applicable, any class on the final maturity date for that class;

      3. a default in the payment of the redemption price for any transition bond on the redemption date therefor;

      4. a default in the observance or performance of any covenant or agreement of the issuer made in the indenture (other than those specifically dealt with in clauses 1., 2. or 3. above), or any representation or warranty of the issuer made in the indenture or in any certificate or other writing delivered in connection with the


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

            indenture proving to have been incorrect in any material respect as of the time when made, and the continuation of that default for a period of 30 days after the earliest of the date (a) notice is given to the issuer by the trustee, (b) notice is given to the issuer and the trustee by the holders of at least 25% of the total outstanding principal balance of the transition bonds of any series or class, specifying such default or incorrect representation or warranty or
            (c) the issuer has knowledge of the default;

      5. specified events of bankruptcy, receivership or liquidation of the issuer; and

      6. violation by the State of New Jersey of its pledge and agreement with respect to the Competition Act and the transition bonds.

If an event of default occurs and is continuing, other than a default described in clause 6. above, the trustee or holders of a majority in the total outstanding principal balance of the transition bonds of all series may declare the entire principal balance of all series of the transition bonds to be immediately due and payable. This declaration of acceleration may, under the circumstances specified in the indenture, be rescinded by the holders of a majority in outstanding principal balance of all series of the transition bonds.

      Remedies Available to the Trustee Following an Event of Default. In addition to acceleration of the transition bonds, the trustee may exercise one or more of the following remedies upon an event of default:

      1. the trustee may institute proceedings in its own name and as trustee of an express trust for the collection of all amounts then payable on the transition bonds or under the indenture with respect to the transition bonds, whether by declaration or otherwise, enforce any judgment obtained, and collect from the issuer and any other obligor upon the transition bonds moneys adjudged due;

      2. the trustee may institute proceedings from time to time for the complete or partial foreclosure of the indenture with respect to the collateral;

      3. the trustee may exercise any remedies of a secured party under the Uniform Commercial Code or the Competition Act or any other applicable law and take any other appropriate action to protect and enforce the rights and remedies of the trustee and the holders of the transition bonds of that series;

      4. the trustee may sell the collateral or any portion thereof or rights or interest therein, at one or more public or private sales called and conducted in any manner permitted by law;

      5. the trustee may exercise all rights, remedies, powers, privileges and claims of the issuer against the seller, the servicer or any swap counterparty under or in connection with the sale agreement, the servicing agreement or any interest rate swap agreement; and

      6. the trustee may institute or participate in proceedings reasonably necessary to compel performance of or to enforce the pledge and agreement of the State of New Jersey under the Competition Act and collect any monetary damages incurred by the holders of the transition bonds or the trustee.

      The remedy described in clause 6. above is the only remedy that the trustee may exercise upon an event of default caused solely by a violation by the State of New Jersey of its pledge and agreement with respect to the Competition Act and the transition bonds.


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

      When the Trustee Can Sell the Collateral. If the transition bonds of all series have been declared to be due and payable following an event of default, the trustee may, in its discretion, either:

      1.    sell the collateral, or

      2. elect to have the issuer maintain possession of the collateral and continue to apply distributions on the collateral as if there had been no declaration of acceleration.

The trustee is prohibited from selling the collateral following an event of default other than a default in the payment of any principal, a default for five business days or more in the payment of any interest on any transition bond of any series or a default in the payment of the redemption price for any transition bond on the redemption date therefor unless:

      1. the holders of 100% of the total outstanding principal balance of all series of transition bonds consent to this sale;

      2. the proceeds of this sale are sufficient to pay in full the principal of and accrued interest on the outstanding transition bonds; or

      3. the trustee determines that funds provided by the collateral would not be sufficient on an ongoing basis to make all payments on the transition bonds of all series as these payments would have become due if the transition bonds had not been declared due and payable, and the trustee obtains the consent of the holders of 66 2/3% of the total outstanding principal balance of the transition bonds of all series.

      Right of Transition Bondholders to Direct Proceedings. Subject to the provisions for indemnification and the limitations contained in the indenture, and except as may be described in any prospectus supplement regarding any floating rate class of transition bonds, the holders of a majority of the total outstanding principal balance of the transition bonds of all series (or, if less than all series or classes are affected, the affected series or class or classes) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee; provided that, among other things:

      1. this direction shall not conflict with any rule of law or with the indenture;

      2. subject to the provisions specified in the indenture, any direction to the trustee to sell or liquidate the collateral shall be by the holders of 100% of the total outstanding principal balance of all series of transition bonds; and

      3. the trustee may take any other action deemed proper by the trustee that is not inconsistent with this direction.

In case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the direction of any of the holders of transition bonds of any series if it reasonably believes it will not be adequately indemnified against the costs, expenses and liabilities which might be incurred by it in complying with this request. The trustee does not need to take any action pursuant to the direction of the transition bondholders if it determines that this action might materially adversely affect the rights of any transition bondholder not consenting to this action.

      Holders of transition bonds also have the unconditional right to institute suit for the enforcement of payment of interest and principal due on the transition bonds.

      Waiver of Default. Except as may be described in any prospectus supplement regarding any floating rate class of transition bonds, the holders of a majority in total outstanding principal balance of the transition bonds of all series may, in those cases


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

specified in the indenture, waive any default with respect thereto. However, these holders may not waive a default in the payment of principal of or interest on any of the transition bonds or a default in respect of a covenant or provision of the indenture that cannot be modified without the waiver or consent by the holders of 100% of the outstanding transition bonds of all affected series and classes.

      No transition bondholder will have the right to institute any proceeding, judicial or otherwise, or to avail itself of any remedies provided in the Competition Act, or to avail itself of the right to foreclose on the bondable transition property or otherwise enforce the lien in the bondable transition property, with respect to the indenture, unless:

      1. the holder previously has given to the trustee written notice of a continuing event of default;

      2. the holders of not less than 25% of the total outstanding principal balance of the transition bonds of all series have made written request of the trustee to institute the proceeding in its own name as trustee;

      3. the holder or holders have offered the trustee security or indemnity reasonably satisfactory to the trustee against the liabilities to be incurred in complying with the request;

      4. the trustee for 60 days after its receipt of the notice, request and offer has failed to institute the proceeding; and

      5. no direction inconsistent with this written request has been given to the trustee during the 60-day period referred to above by the holders of a majority of the total outstanding principal balance of the transition bonds of all series.

Covenants of the Issuer

      The issuer will keep in effect its existence as a limited liability company under Delaware law, provided that the issuer may consolidate with or merge into another entity or sell substantially all of its assets to another entity and dissolve if:

      1. the entity formed by or surviving the consolidation or merger or to whom substantially all of its assets are sold is organized and existing under the laws of the United States or any state thereof and expressly assumes by a supplemental indenture the due and punctual payment of the principal of and interest on all transition bonds and the performance of the issuer's obligations under the indenture;

      2. the entity expressly assumes all obligations and succeeds to all rights of the issuer under the sale agreement, the administration agreement, the servicing agreement, any hedge agreement and any interest rate swap agreement pursuant to an assignment and assumption agreement executed and delivered to the trustee;

      3. no default or event of default under the indenture will have occurred and be continuing immediately after giving effect to the merger, consolidation or sale;

      4.    the rating agency condition will have been satisfied;

      5. the issuer has received an opinion of counsel to the effect that this consolidation, merger or sale would have no material adverse tax consequence to the issuer or any transition bondholder, the consolidation or merger or sale complies with the indenture and all conditions precedent provided in the indenture relating to the consolidation, merger or sale and will result in the trustee maintaining a continuing valid first priority security interest in the collateral;


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

      6. none of the bondable transition property, the BPU financing order or the seller's, the servicer's or the issuer's rights under the Competition Act or the BPU financing order are impaired thereby; and

      7. any action that is necessary to maintain the lien and security interest created by the indenture will have been taken.

      Additional Covenants of the Issuer. The issuer will take any action necessary or advisable to, among other things, maintain and preserve the lien and security interest, and priority thereof, of the indenture. The issuer will not permit the validity of the indenture to be impaired, the lien to be amended, subordinated or terminated or discharged, or any person to be released from any covenants or obligations except as expressly permitted by the indenture. The issuer will also not permit any lien, charge, claim, security interest, mortgage or other encumbrance, other than the lien and security interest created by the indenture, to be created on or extend to or otherwise arise upon or burden the collateral or any part thereof, any interest therein or the proceeds thereof. Finally, the issuer will not permit the lien of the indenture not to constitute a continuing valid first priority security interest in the collateral.

      The issuer may not, among other things:

      1. except as expressly permitted by the indenture, the sale agreement, the servicing agreement, any hedge agreement, any interest rate swap agreement or any other basic document, sell, transfer, exchange or dispose of any of the collateral unless directed to do so by the trustee in accordance with the indenture; or

      2. claim any credit on, or make any deduction from, the principal or interest payable in respect of, the transition bonds, other than amounts properly withheld under the United States Internal Revenue Code, referred to as the Code, or assert any claim against any present or former transition bondholder because of the payment of taxes levied or assessed upon the issuer or any part of the collateral.


      The issuer may not engage in any business other than purchasing and owning the bondable transition property, issuing transition bonds from time to time, pledging its interest in the collateral to the trustee to secure the transition bonds, entering into and performing under any hedge agreement or interest rate swap agreement, and performing activities that are necessary, suitable or convenient to accomplish the foregoing.

      The Issuer May Not Engage in Any Other Financial Transactions. The issuer may not issue, incur, assume or guarantee any indebtedness except for the transition bonds and any other obligations or indebtedness except as contemplated by the basic documents. Also, the issuer may not guarantee or otherwise become contingently liable in connection with the obligations, stocks or dividends of, or own, purchase, repurchase or acquire, or agree contingently to acquire, any stock, obligations, assets or securities of, or any other interest in, or make any capital contribution to, any other person, other than the eligible investments. The issuer may not make any loan or advance or credit to any person. The issuer will not make any expenditure for capital assets or lease any capital asset other than bondable transition property purchased from the seller pursuant to, and in accordance with, the sale agreement. The issuer may not make any payments, distributions or dividends to any member of the issuer in respect of its membership interest in the issuer, other than any amount released to the issuer by the trustee in accordance with the indenture or otherwise not subject to the lien of the indenture and except as otherwise provided in the indenture.


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

      The servicer will deliver to the trustee the annual accountant's report, compliance certificates and monthly reports regarding distributions and other statements required by the servicing agreement. See "THE SERVICING AGREEMENT" in this prospectus.


Access to the List of Holders of the Transition Bonds

      Any three or more transition bondholders may, by written request to the trustee, obtain access to the list of all transition bondholders maintained by the trustee for the purpose of communicating with other transition bondholders with respect to their rights under the indenture or the transition bonds. The trustee may elect not to afford a requesting transition bondholder access to the list of transition bondholders if it agrees to mail the desired communication or proxy, on behalf and at the expense of the requesting transition bondholder, to all transition bondholders.

The Issuer Must File an Annual Compliance Statement

      The issuer will be required to file annually with the trustee a written statement as to the fulfillment of its obligations under the indenture. In addition, the issuer will furnish to the trustee an opinion of counsel concerning filings made by the issuer on an annual basis and before the effectiveness of any amendment to the sale agreement or the servicing agreement.

The Trustee Must Provide a Report to All Transition Bondholders

      If required by the Trust Indenture Act, the trustee will be required to mail each year to all transition bondholders a brief report. This report must state, among other items:

      1. the trustee's eligibility and qualification to continue as the trustee under the indenture,

      2.    any amounts advanced by it under the indenture,

      3. the amount, interest rate and maturity date of specific indebtedness owing by the issuer to the trustee in the trustee's individual capacity,

      4.    the property and funds physically held by the trustee,

      5. any additional issue of a series of transition bonds not previously reported, and

      6. any action taken by it that materially affects the transition bonds of any series and that has not been previously reported.

For so long as any of the transition bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, the trustee will publish or will cause to be published following the preparation of this annual report in a daily newspaper in Luxembourg, expected to be the Luxemburger Wort, a notice to the effect that the information set forth in the preceding paragraph will be available for review at the main office of the listing agent in Luxembourg.

What Will Trigger Satisfaction and Discharge of the Indenture

      The indenture will be discharged with respect to the transition bonds of any series upon the delivery to the trustee of funds sufficient for the payment in full of all amounts owed under the transition bonds of that series. In addition, the issuer must deliver to the trustee the officer's certificate and opinion of counsel specified in the indenture. The deposited funds will be segregated and held apart solely for paying the transition bonds, and the transition bonds will not be entitled to any amounts on deposit in the collection account other than amounts on deposit in the defeasance subaccount for the transition bonds.

      The Issuer's Legal Defeasance and Covenant Defeasance Options The issuer may, at any time, terminate:

      1. all of its obligations under the indenture with respect to the transition bonds of any series; or

      2. its obligations to comply with some of the covenants in the indenture, including all of the covenants described under " -- Covenants of the Issuer" above.

      The legal defeasance option is the right of the issuer to terminate at any time its obligations under the indenture with respect to the transition bonds of any series. The covenant defeasance option is the right of the issuer at any time to terminate its obligations to comply with the covenants in the indenture. The issuer may exercise the legal defeasance option with respect to any series of transition bonds notwithstanding its prior exercise of the covenant defeasance option with respect to that series. If the issuer exercises the legal defeasance option with respect to any series, that series will be entitled to payment only from the funds or other obligations set aside under the indenture for payment thereof on the expected final payment date or redemption date therefor as described below. That series will not be subject to payment through redemption or acceleration prior to the expected final payment date or redemption date, as applicable. If the issuer exercises the covenant defeasance option with respect to any series, the final payment of the transition bonds of that series may not be accelerated because of an event of default relating to a default in the observance or performance of any covenant or agreement of the issuer made in the indenture.

      The issuer may exercise the legal defeasance option or the covenant defeasance option with respect to any series of transition bonds only if:

      1. the issuer irrevocably deposits or causes to be deposited in trust with the trustee cash or U.S. Government Obligations for the payment of principal of and interest on that series to the expected final payment date or redemption date therefor, as applicable, the deposit to be made in the defeasance subaccount for that series;

      2. the issuer delivers to the trustee a certificate from a nationally recognized firm of independent accountants expressing its opinion that the payments of principal of and interest on the U.S. Government Obligations when due and without reinvestment plus any cash deposited in the defeasance subaccount will provide cash at times and in sufficient amounts to pay in respect of the transition bonds of that series:

            a. principal in accordance with the expected amortization schedule therefor, and/or if that series is to be redeemed, the redemption price on the redemption date therefor, and

            b.    interest when due;

      3. in the case of the legal defeasance option, 95 days pass after the deposit is made and during the 95-day period no default by the issuer relating to events of bankruptcy, insolvency, receivership or liquidation of the issuer occurs and is continuing at the end of the period;

      4. no default by the issuer has occurred and is continuing on the day of this deposit and after giving effect thereto;


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

      5. in the case of the legal defeasance option, the issuer delivers to the trustee an opinion of counsel stating that:

            a. the issuer has received from, or there has been published by, the IRS a ruling; or

            b. since the date of execution of the indenture, there has been a change in the applicable federal income tax law; and

            in either case confirming that the holders of the transition bonds of that series will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of the legal defeasance option and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred;

      6. in the case of the covenant defeasance option, the issuer delivers to the trustee an opinion of counsel to the effect that the holders of the transition bonds of that series will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of the covenant defeasance option and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred; and

      7. the issuer delivers to the trustee a certificate of an authorized officer of the issuer and an opinion of counsel, each stating that all conditions precedent to the satisfaction and discharge of the transition bonds of that series have been complied with as required by the indenture.

There will be no other conditions to the exercise by the issuer of its legal defeasance option or its covenant defeasance option.

The Trustee

      The Bank of New York will be the initial trustee under the indenture. The trustee may resign at any time upon 30 days notice by so notifying the issuer. The holders of a majority in total outstanding principal balance of the transition bonds of all series may remove the trustee by so notifying the trustee and may appoint a successor trustee. The issuer will remove the trustee if the trustee ceases to be eligible to continue in this capacity under the indenture, the trustee becomes insolvent, a receiver or other public officer takes charge of the trustee or its property or the trustee becomes incapable of acting. If the trustee resigns or is removed or a vacancy exists in the office of trustee for any reason, the issuer will be obligated promptly to appoint a successor trustee eligible under the indenture. No resignation or removal of the trustee will become effective until acceptance of the appointment by a successor trustee. The trustee must at all times satisfy the requirements of the Trust Indenture Act and the Investment Company Act of 1940. The Trustee must also have a combined capital and surplus of at least $50 million and a long-term debt rating of at least "BBB-" by S&P, at least "Baa3" or better by Moody's and at least "BBB-" by Fitch. If the trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets to, another entity, the resulting, surviving or transferee entity will without any further action be the successor trustee.

Governing Law

      The indenture will be governed by the laws of the State of New Jersey.


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

                        HOW A BANKRUPTCY OF THE SELLER OR
                      SERVICER MAY AFFECT YOUR INVESTMENT

Sale or Financing

      PSE&G will represent and warrant in the sale agreement that the transfer of the bondable transition property in accordance with that agreement constitutes a valid sale and assignment by PSE&G to the issuer of the bondable transition property. PSE&G will also represent and warrant in the sale agreement, and it is a condition of closing the sale of bondable transition property, that it will take the appropriate actions under the Competition Act and the Uniform Commercial Code, including filing a financing statement, to perfect this sale. The Competition Act provides that a transfer of bondable transition property by an electric utility to an assignee which the parties have in the governing documentation expressly stated to be a sale or other absolute transfer, in a transaction approved in a financing order, shall be treated as an absolute transfer of all the transferor's right, title and interest, as in a sale or other absolute transfer, and not as a pledge or other financing, of the relevant bondable transition property. The Competition Act also provides that the characterization of a transfer as a sale or other absolute transfer shall not be affected or impaired in any manner by treatment of the transfer as a financing for federal or state tax purposes or financial accounting purposes. PSE&G and the issuer will treat the transaction as a sale under applicable law, although for financial accounting and federal and state income and franchise tax purposes the transition bonds will be treated as a financing and not a sale. See "THE COMPETITION ACT -- PSE&G and Other Utilities May Securitize Stranded Costs" in this prospectus.

      In the event of a bankruptcy of PSE&G, a party in interest in the bankruptcy might take the position that the sale of the bondable transition property to the issuer was a financing transaction and not a "sale or other absolute transfer." The party in interest might argue that the treatment of the transaction for financial accounting and tax purposes as a financing and not a sale lends weight to the position that the transaction should be treated as a financing and not a sale. However, as noted above, the Competition Act specifically provides for the treatment of the transaction as a sale as a matter of state law and that treatment is not affected by treatment of the transfer as a financing for federal or state tax purposes or financial accounting purposes. If a court were nonetheless to characterize the transaction as a financing rather than a sale, the issuer would be treated as a secured creditor of PSE&G in the bankruptcy proceedings. Although, as noted below, the issuer would in that case have a security interest in the bondable transition property, it would not likely be entitled to access to the transition bond charge collections during the bankruptcy. As a result, repayment on the bonds could be significantly delayed and a plan of reorganization in the bankruptcy might permanently modify the amount and timing of payments of transition bond charge collections to the issuer and therefore the amount and timing of funds available to the issuer to pay transition bondholders.

      In order to mitigate the impact of the possible recharacterization of a sale of bondable transition property as a financing transaction, the Competition Act and the Uniform Commercial Code provide that if a financing statement is filed and the transfer is thereafter held to constitute a financing transaction and not a sale or other absolute transfer, this notice will be deemed to constitute a filing with respect to a security interest. The sale agreement provides that in the event that the sale and transfer of the bondable transition property is determined by a court not to be a true and absolute sale as contemplated by the Competition Act, then the sale and transfer shall be treated as a pledge of the bondable transition property and the seller shall be deemed to have granted a security interest to the issuer in the bondable


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transition property, and to have incurred an obligation secured by this security interest in an amount equal to the purchase price for the bondable transition property. The sale agreement requires that financing statements under the Uniform Commercial Code executed by the issuer be filed in the appropriate offices in New Jersey. The Competition Act further provides that any relevant filing in respect of transition bonds takes precedence over any other filings.
As a result of these filings, the issuer would be a secured creditor of PSE&G and entitled to recover against the security, which includes the bondable transition property. None of this, however, mitigates the risk of payment delays and other adverse effects caused by a seller bankruptcy. Further, if, for any reason, a bondable transition property notice is not filed under the Competition Act or the issuer fails to otherwise perfect its interest in the bondable transition property, and the transfer is thereafter deemed not to constitute a sale or other absolute transfer, the issuer would be an unsecured creditor of PSE&G. In that event, the issuer's sole source of payment for the transition bonds would be whatever it recovered on its unsecured claim in the PSE&G bankruptcy case, which could differ materially from the amount and timing of transition bond charge collections that were intended to fund payments on the transition bonds.

Consolidation of the Issuer and PSE&G

      If PSE&G were to become a debtor in a bankruptcy case, a party in interest in the bankruptcy may attempt to substantively consolidate the assets and liabilities of the issuer and PSE&G. PSE&G and the issuer have taken steps to attempt to minimize this risk, as discussed in "PSE&G TRANSITION FUNDING LLC, THE ISSUER" in this prospectus. However, no assurance can be given that if PSE&G or an affiliate of PSE&G other than the issuer were to become a debtor in a bankruptcy case, a court would not order that the assets and liabilities of the issuer be consolidated with those of PSE&G or its affiliate. If the assets and liabilities were ordered consolidated, the claims of the transition bondholders against the issuer would be treated as secured claims against the consolidated entities. Payment of those claims would be subject to substantial delay and to adjustment in timing and amount under a plan of reorganization in the bankruptcy case.

Claims in Bankruptcy; Challenge to Indemnity Claims

      If PSE&G were to become a debtor in a bankruptcy case, claims including indemnity claims by the issuer against PSE&G under the sale agreement and the other documents executed in connection therewith would be unsecured claims and would be subject to being discharged in the bankruptcy case. In addition, a party in interest in the bankruptcy may request that the bankruptcy court estimate any contingent claims of the issuer against PSE&G. That party may then take the position that these claims should be estimated at zero or at a low amount because the contingency giving rise to these claims is unlikely to occur. If PSE&G were to become a debtor in a bankruptcy case and the indemnity provisions of the sale agreement were triggered, a party in interest in the bankruptcy might challenge the enforceability of the indemnity provisions. If a court were to hold that the indemnity provisions were unenforceable, the issuer would be left with a claim for actual damages against PSE&G based on breach of contract principles. The actual amount of these damages would be subject to estimation and/or calculation by the court.

      No assurances can be given as to the result of any of the above-described actions or claims. Furthermore, no assurance can be given as to what percentage of their claims, if any, unsecured creditors would receive in any bankruptcy proceeding involving PSE&G.


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Status of Bondable Transition Property as Current Property

      PSE&G has represented in the sale agreement, and the Competition Act provides, that the bondable transition property constitutes an existing property right on the date that the BPU financing order became effective and that it thereafter exists continuously for all purposes. Nevertheless, no assurance can be given that in the event of a bankruptcy of PSE&G a party in interest in the bankruptcy would not attempt to take the position that the bondable transition property comes into existence only as customers use electricity. If a court were to adopt this position, no assurance can be given that a security interest in favor of the transition bondholders would attach to transition bond charges, in respect of electricity consumed after the commencement of the bankruptcy case. If it were determined that the bondable transition property had not been sold to the issuer, and the security interest in favor of the transition bondholders did not attach to the transition bond charge in respect of electricity consumed after the commencement of the bankruptcy case, then the issuer would be an unsecured creditor of PSE&G. If so, there would be delays and reductions in payments on the transition bonds. Whether or not a court determined that the bondable transition property had been sold to the issuer, no assurances can be given that a court would not rule that any transition bond charge relating to electricity consumed after the commencement of the bankruptcy cannot be transferred to the issuer or the trustee.

      In addition, in the event of a bankruptcy of PSE&G, a party in interest in the bankruptcy could assert that the issuer should pay a portion of PSE&G's costs associated with the generation, transmission or distribution of the electricity, consumption of which gave rise to the transition bond charge collections used to make payments on the transition bonds.

      Regardless of whether PSE&G is the debtor in a bankruptcy case, if a court were to accept the argument that the bondable transition property comes into existence only as customers use electricity, a tax or government lien or other nonconsensual lien on property of PSE&G arising before the bondable transition property came into existence could have priority over the issuer's interest in the bondable transition property. Adjustments to the transition bond charge may be available to mitigate this exposure, although there may be delays in implementing these adjustments.

Enforcement of Rights by Trustee

      Upon an event of default under the indenture, the Competition Act permits the trustee to enforce the security interest in the bondable transition property in accordance with the terms of the indenture. In this capacity, the trustee is permitted to request the BPU to order the sequestration and payment to transition bondholders of all revenues arising with respect to the bondable transition property. The Competition Act provides that this order will remain in full force and effect notwithstanding bankruptcy, reorganization, or other insolvency proceedings with respect to the utility or its assignee. There can be no assurance, however, that the BPU would issue this order after a PSE&G bankruptcy in light of the automatic stay provisions of Section 362 of the Bankruptcy Code or, alternatively, that a bankruptcy court would lift the automatic stay to permit this action by the BPU. In that event, the trustee may under the indenture seek an order from the bankruptcy court lifting the automatic stay with respect to this action by the BPU, and an order requiring an accounting and segregation of the revenues arising from the bondable transition property. There can be no assurance that a court would grant either order.


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Bankruptcy of Servicer

      The servicer is entitled to commingle transition bond charge collections with its own funds until each remittance date. The Competition Act provides that the relative priority of a lien created under the Competition Act is not defeated or adversely affected by the commingling of transition bond charge collections arising with respect to the bondable transition property with funds of the electric utility. However, in the event of a bankruptcy of the servicer, a party in interest in the bankruptcy might assert, and a court might rule, that transition bond charge collections commingled by the servicer with its own funds and held by the servicer as of the date of bankruptcy were property of the servicer as of that date and are therefore property of the servicer's bankruptcy estate, rather than property of the issuer. If the court so rules, then the court would likely rule that the trustee has only a general unsecured claim against the servicer for the amount of commingled transition bond charge collections held as of that date and could not recover the commingled transition bond charge collections held as of the date of bankruptcy.

      However the court rules on the ownership of the commingled transition bond charge collections, the automatic stay arising upon the bankruptcy of the servicer could delay the trustee from receiving the commingled transition bond charge collections held by the servicer as of the date of the bankruptcy until the court grants relief from the stay. A court ruling on any request for relief from the stay could be delayed pending the court's resolution of whether the commingled transition bond charge collections are property of the issuer or of the servicer, including resolution of any tracing of proceeds issues.

      The servicing agreement provides that the trustee, as assignee of the issuer, together with the other persons specified therein, may vote to appoint a successor servicer that satisfies the rating agency condition. The servicing agreement also provides that the trustee, together with the other persons specified therein, may petition the BPU or a court of competent jurisdiction to appoint a successor servicer that meets this criterion. However, the automatic stay might delay a successor servicer's replacement of the servicer. Even if a successor servicer may be appointed and may replace the servicer, a successor may be difficult to obtain and may not be capable of performing all of the duties that PSE&G as servicer was capable of performing.

              MATERIAL INCOME TAX MATTERS FOR THE TRANSITION BONDS

                       Material Federal Income Tax Matters

Income Tax Status of the Transition Bonds

      The issuer and PSE&G have received a private letter ruling from the Internal Revenue Service, referred to as the IRS, to the effect that the transition bonds will be classified as debt obligations of PSE&G. Based on that private letter ruling and the assumptions contained therein, including a representation by PSE&G that it will not make, or allow there to be made, any election to the contrary, Skadden, Arps, Slate, Meagher & Flom LLP, special federal income tax counsel to PSE&G and the issuer, has rendered its opinion that the issuer will not be subject to United States federal income tax as an entity separate from PSE&G.

General

      The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the transition bonds applicable to an initial purchaser of transition bonds that, for U.S. federal income tax purposes, is a Non-U.S. Holder as defined below, and also summarizes the similar principal United States


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federal income tax consequences to U.S. Holders, as defined below, who are initial purchasers. This summary has been prepared by Skadden, Arps, Slate, Meagher & Flom LLP, special federal income tax counsel to PSE&G and the issuer, which is referred to in this prospectus as the special tax counsel. Special tax counsel is of the opinion that its summary, as it relates to Non-U.S. Holders, is correct in all material respects. Apart from that opinion and the opinion described in the preceding paragraph, special tax counsel will render no other opinions to the issuer with respect to the transition bonds. This summary does not purport to furnish information in the level of detail or with the attention to an investor's specific tax circumstances that would be provided by an investor's tax adviser. This summary also does not address the consequences to holders of the transition bonds under state, local or foreign tax laws. This summary is based upon current provisions of the Code, Treasury Regulations thereunder, current administrative rulings, judicial decisions and other applicable authorities in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Legislative, judicial or administrative changes may occur, perhaps with retroactive effect, which could affect the accuracy of the statements and conclusions set forth herein as well as the tax consequences to holders of the transition bonds.

      IT IS RECOMMENDED THAT ALL PROSPECTIVE INVESTORS CONSULT THEIR TAX ADVISERS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF TRANSITION BONDS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY FOREIGN, STATE, LOCAL OR OTHER LAWS.

      As used herein, a U.S. Holder of a transition bond means an investor that is a U.S. Person and a Non-U.S. Holder of a transition bond means an investor that is not a U.S. Person. For purposes of this discussion, a U.S. Person means:

      1. an individual, who is a citizen or resident of the United States for U.S. federal income tax purposes;

      2. a corporation, partnership or other entity (treated as a corporation or a partnership for federal income tax purposes) created or organized in or under the laws of the United States, or any state or the District of Columbia, (other than a partnership that is not treated as a U.S. person under any applicable Treasury Regulations);

      3. an estate, the net income of which is subject to United States federal income taxation regardless of its source; or

      4. a trust, if a court within the United States is able to exercise primary supervision over the administration of each trust and one or more United States persons have the authority to control all substantial decisions of that trust. Certain trusts in existence on or before August 20, 1996, that were treated as U.S. Persons under the law in effect on such date that fail to qualify as U.S. Persons under current law, may elect to continue to be treated as U.S. Persons to the extent prescribed in the Treasury Regulations.

Tax Consequences to U.S. Holders

      Interest. Subject to the discussion below under the caption "Potential Alternative Tax Characterizations of Floating Rate Transition Bonds," interest income on the transition bonds, payable at a fixed rate or at a floating rate, will be includible in income by a U.S. Holder when it is received, in the case of a U.S. Holder using the cash receipts and disbursements method of tax accounting, or as it accrues, in the case of a U.S. Holder using


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the accrual method of tax accounting. PSE&G and the issuer expect that the transition bonds will not be issued with original issue discount. If any series of transition bonds is in fact issued with original issue discount, the prospectus supplement for such series of transition bonds will address the tax consequences of the purchase of transition bonds with original issue discount.

      PSE&G and the issuer will treat floating rate transition bonds as variable rate debt instruments for federal income tax purposes. Moreover, each purchaser of floating rate transition bonds will agree by virtue of their purchase of such transition bonds to treat them as variable rate debt instruments for federal income tax purposes. Assuming such treatment is correct, interest on such transition bonds will be includible in a U.S. Holder's income in the manner described in the preceding paragraph.

      If a swap termination event were to occur with respect to a swap related to a class of floating rate transition bonds, those bonds would become fixed rate bonds calling for interest payments based on the gross fixed rate. In addition, if a termination payment were to be made by the counterparty, the termination payment would be credited to the subaccount for the class and distributed to the holders of that class. Although no such swap termination event is anticipated, if one were to occur, PSE&G and the issuer would treat it as a change in circumstances that would, for purposes of computing taxable income on the transition bonds, be treated as a reissuance of the transition bonds. Any termination payment passed through to the transition bondholders would reduce the adjusted issue price on the transition bonds, which could in turn create original issue discount with respect to the bonds deemed to have been reissued.

      Characterization of the floating rate transition bonds as variable rate debt instruments is not free from doubt. Notwithstanding the intent of PSE&G, the issuer, and each purchaser of floating rate transition bonds to treat such transition bonds as variable rate debt instruments, alternative tax characterizations of such floating rate transition bonds are possible.

      Potential Alternative Tax Characterizations of the Floating Rate Transition Bonds. As noted above, the proper characterization of the floating rate transition bonds is not clear. Accordingly, for example, the Internal Revenue Service could assert on audit that the floating rate transition bonds are in fact investment units made up of two components. The first component would be a fixed rate debt instrument having a principal balance that would at all times equal the principal balance of the floating rate transition bonds and an interest rate equal to the gross fixed rate for such transition bonds. The second component would be an undivided interest in the interest rate swap agreement with the swap counterparty. If this alternative characterization of an investment in floating rate transition bonds were to prevail, then the manner in which a holder of such a floating rate transition bond would recognize income would differ from that described above.

      Under that alternative characterization, each holder of a floating rate transition bond would include in income the gross fixed rate of interest on the floating rate transition bond in accordance with its regular method of tax accounting. As the tax owner of an undivided interest in the swap agreement related to that class, the holder would account for net income and or net expense with respect to the swap agreement. In the case of a floating rate transition bond, a holder would be treated as though it made quarterly periodic payments based on the gross fixed rate to the counterparty and as though it received quarterly periodic payments based on the floating rate paid by the counterparty. For any taxable year, a holder of a floating rate transition bond would include in, or deduct from, gross income the holder's net swap income or expense. Net swap income or expense would be based on all periodic payments recognized and attributable to the year.


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      Periodic payments made on any quarterly payment date would be allocated ratably among the days in the quarter, and a holder of a floating rate transition bond would include or deduct its share of the net periodic payments allocated to the year. Thus, if for a taxable year the sum of periodic payments considered to have been made by a holder for the year were to exceed the periodic payments considered to have been received by the holder for the year, the holder would have net swap expense for the year. Generally, such net swap expense would be deductible for the year as an ordinary deduction.

      If, however, a holder of a floating rate transition bond were an individual, any net swap expense for any year would be treated as a miscellaneous itemized deduction. In computing taxable income, an individual is allowed to deduct miscellaneous itemized deductions only to the extent the sum of such deductions exceeds two percent of the individual's adjusted gross income. Further, an individual is not allowed a deduction for miscellaneous itemized deductions in computing alternative minimum taxable income. Thus, for any period for which the gross fixed rate on the floating rate transition bonds exceeded the floating rate payments made to the issuer by the counterparty under the swap agreement, an individual would include in income interest at the gross fixed rate payable, but could be precluded from deducting all or a part of the net swap expense for the period due to the limitations imposed on miscellaneous itemized deductions.

      If the underlying swap terminated and a payment were made as a result of the termination, the receipt of such payment by a holder would be treated as capital gain. Moreover, if a holder were to sell its interest in a floating rate transition bond, it would be considered to have made or to have received a termination payment with respect to its interest in the swap agreement. The holder would recognize gain or loss in the year that it terminated its interest in the swap agreement determined by reference to the amount of the termination payment made or received and the holder's basis, if any, in the swap agreement.

      Other alternative characterizations of an investment in floating rate bonds may be possible, such as the characterization of such bonds as contingent payment debt obligations. Investors are encouraged to consult their tax advisors concerning the tax implications of an investment in floating rate transition bonds.

      Sale or Retirement of Transition Bonds. On a sale, exchange or retirement of a transition bond, a U.S. Holder will have taxable gain or loss equal to the difference between the amount received by the U.S. Holder and the U.S. Holder's tax basis in the transition bond. A U.S. Holder's tax basis in its transition bonds is the U.S. Holder's cost, subject to adjustments. Gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if the transition bond was held for more than one year at the time of disposition. If a U.S. Holder sells the transition bond between interest payment dates, a portion of the amount received will reflect interest that has accrued on the transition bond but that has not yet been paid by the sale date. To the extent that amount has not already been included in the U.S. Holder's income, it is treated as ordinary interest income and not as sale proceeds.

Tax Consequences to Non-U.S. Holders

      Withholding Taxation on Interest. Payments of interest income on the transition bonds received by a Non-U.S. Holder that does not hold its transition bonds in connection with the conduct of a trade or business in the United States, will generally not be subject to United States federal withholding tax, provided that the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of


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

stock of PSE&G entitled to vote, is not a controlled foreign corporation that is related to PSE&G through stock ownership and PSE&G or its paying agent receives:

      1. from a Non-U.S. Holder appropriate documentation to treat the payment as made to a foreign beneficial owner under Treasury Regulations issued under Section 1441 of the Code;

      2. a withholding certificate from a person claiming to be a foreign partnership and the foreign partnership has received appropriate documentation to treat the payment as made to a foreign beneficial owner in accordance with these Treasury Regulations;

      3. a withholding certificate from a person representing to be a "qualified intermediary" that has assumed primary withholding responsibility under these Treasury Regulations and the qualified intermediary has received appropriate documentation from a foreign beneficial owner in accordance with its agreement with the IRS; or

      4. a statement, under penalties of perjury from an authorized representative of a Financial Institution, stating that the Financial Institution has received from the beneficial owner a withholding certificate described in these Treasury Regulations or that it has received a similar statement from another Financial Institution acting on behalf of the foreign beneficial owner.


In general, it will not be necessary for a Non-U.S. Holder to obtain or furnish a United States taxpayer identification number to PSE&G or its paying agent in order to claim any of the foregoing exemptions from United States withholding tax on payments of interest. Interest paid to a Non-U.S. Holder will be subject to a United States withholding tax of 30% upon the actual payment of interest income, except as described above and except where an applicable tax treaty provides for the reduction or elimination of this withholding tax. A Non-U.S. Holder generally will be taxable in the same manner as a United States corporation or resident with respect to interest income if the income is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. Effectively connected income received by a Non-U.S. Holder that is a corporation may in some circumstances be subject to an additional "branch profits tax" at a 30% rate, or if applicable, a lower rate provided by a treaty.

      Capital Gains Tax Issues. A Non-U.S. Holder generally will not be subject to United States federal income or withholding tax on gain realized on the sale or exchange of transition bonds, unless:

      1. the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year and this gain is from United States sources; or

      2. the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States and other requirements are satisfied.

Backup Withholding

      Backup withholding of United States federal income tax at a rate of 31% may apply to payments made in respect of the transition bonds to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the transition bonds to a U.S. Holder must be


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

reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. A U.S. Holder can obtain a complete exemption from the back up withholding tax by filing Form W-9 (Payer's Request for Taxpayer Identification Number and Certification). Compliance with the identification procedures described in the preceding section entitled -- "Withholding Taxation on Interest" would establish an exemption from backup withholding for those Non-U.S. Holders who are not exempt recipients.

      In addition, upon the sale of a transition bond to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (1) the broker determines that the seller is a corporation or other exempt recipient or
(2) the seller provides, in the required manner, certain identifying information and, in the case of a Non-U.S. Holder, certifies that the seller is a Non-U.S. Holder (and certain other conditions are met). The sale must also be reported by the broker to the IRS, unless either (a) the broker determines that the seller is an exempt recipient or (b) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8BEN under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

      Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax provided the required information is furnished to the IRS.

                    Material State Of New Jersey Tax Matters

      In the opinion of Wilentz, Goldman & Spitzer, P.C., special New Jersey tax counsel to PSE&G and the issuer, interest from transition bonds received by a person who is not otherwise subject to corporate or personal income tax in the State of New Jersey will not be subject to these taxes. Neither the State of New Jersey nor any of its political subdivisions presently impose intangible personal property taxes and therefore New Jersey residents will not be subject to these taxes.

                              ERISA CONSIDERATIONS

      ERISA, and Section 4975 of the Code impose restrictions on:

      1. employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA;

      2. plans (as defined in Section 4975(e)(1) of the Code) that are subject to Section 4975 of the Code, including individual retirement accounts or Keogh plans;

      3. any entities whose underlying assets include plan assets by reason of a plan's investment in these entities, each of the entities described in 1, 2 and 3, being referred to as a Plan; and

      4. persons who have specified relationships to Plans which are "parties in interest" under ERISA and "disqualified persons" under the Code, which collectively are referred to as Parties in Interest.

      Based on the reasoning of the United States Supreme Court in John Hancock Life Ins. Co. v. Harris Trust and Sav. Bank, 510 U.S. 86 (1993), an insurance company's general account may be deemed to include assets of the Plans investing in the general account (e.g., through the purchase of an annuity contract), and the insurance company might be treated as a Party in Interest with respect to a Plan by virtue of that investment. Any purchaser that


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is an insurance company using the assets of an insurance company general account should note that the Small Business Job Protection Act of 1996 added new Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Section 4975 of the Code. Pursuant to Section 401(c), the Department of Labor issued final regulations effective January 5, 2000 (the "General Account Regulations") with respect to insurance policies issued on or before December 31, 1998 that are supported by an insurer's general account.

      As a result of these regulations, assets of an insurance company general account will not be treated as "plan assets" for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Code to the extent such assets relate to contracts issued to employee benefit plans on or before December 31, 1998 and the insurer satisfies various conditions. Section 401(c) also provides that, except in the case of avoidance of the General Account Regulation and actions brought by the Secretary of Labor relating to certain breaches of fiduciary duties that also constitute breaches of state or federal criminal law, until June 5, 2001, the date that is 18 months after the General Account Regulations become final, no liability under the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code may result on the basis of a claim that the assets of the general account of an insurance company constitute the "plan assets" of any such plan. The plan asset status of insurance company separate accounts is unaffected by new Section 401(c) of ERISA, and separate account assets continue to be treated as the plan assets of any such plan invested in a separate account.

Plan Asset Issues for an Investment in the Transition Bonds

      The Plan Asset Regulation is a regulation issued by the United States Department of Labor which states that if a Plan makes an "equity" investment in a corporation, partnership, trust or other specified entities, the underlying assets and properties of the entity will be deemed for purposes of ERISA and
Section 4975 of the Code to be assets of the investing Plan unless those exceptions set forth in the regulation apply. Pursuant to the Plan Asset Regulation, an equity interest is any interest in an entity other than an instrument that is treated as indebtedness under applicable law and which has no substantial equity features. Although there is little statutory or regulatory guidance on this subject, and there can be no assurances in this regard, it appears that the transition bonds should not be treated as an equity interest for purposes of the Plan Asset Regulation. Those conclusions are based, in part, upon the traditional debt features of the transition bonds, including the reasonable expectation of purchasers of the transition bonds that the transition bonds will be repaid when due, as well as the absence of conversion rights, warrants and other typical equity features. Accordingly, the assets of the issuer should not be treated as the assets of Plans investing in the transition bonds.

Prohibited Transaction Exemptions

      It should be noted, however, that without regard to the treatment of the transition bonds as equity interests under the Plan Asset Regulation, PSE&G and/or its affiliates, as a provider of services to Plans, may be deemed to be Parties in Interest with respect to many Plans. The purchase and holding of transition bonds by or on behalf of one or more of these Plans could result in a prohibited transaction within the meaning of Section 406 or 407 of ERISA or
Section 4975 of the Code. However, the purchase and holding of transition bonds may be subject to one or more statutory or administrative exemptions from the prohibited transaction rules of ERISA and Section 4975 of the Code.

      Examples of Prohibited Transaction Class Exemptions. Potentially applicable prohibited transaction class exemptions, which are referred to as PTCEs, include the following:

      1. PTCE 90-1, which exempts specific transactions involving insurance company pooled separate accounts;

      2. PTCE 95-60, which exempts specific transactions involving insurance company general accounts;

      3. PTCE 91-38, which exempts specific transactions involving bank collective investment funds;

      4. PTCE 84-14, which exempts specific transactions effected on behalf of a Plan by a "qualified professional asset manager" as that term is defined in ERISA, and which is referred to as a QPAM; or

      5. PTCE 96-23, which exempts specific transactions effected on behalf of a Plan by specific "in-house" asset managers.


It should be noted, however, that even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions may not necessarily cover all acts that might be construed as prohibited transactions.

      Conditions That Would Allow the QPAM Exemption to Apply. Plan fiduciaries intending to rely upon the QPAM exemption should consider the following. As noted above, although the issuer believes that the transition bonds should not constitute "equity interests" for purposes of the Plan Asset Regulation, it is nonetheless possible that any class or series of transition bonds could be treated as "equity interests" for purposes of the Plan Asset Regulation, in which case the assets of the issuer would be treated as the assets of any Plan purchasing that class or series unless another exception were applicable. In this event, transition bond charge collections could be deemed, for purposes of the prohibited transaction rules, to flow indirectly from customers to Plans that own that class or series of transition bonds. Thus, if one or more customers were Parties in Interest with respect to a Plan that owned that class or series of transition bonds, such holding could be deemed to constitute a prohibited transfer of property between a Plan and any Party in Interest with respect to the Plan. The QPAM exemption requires, among other things, that at the time of the proposed transaction, the Party in Interest, or its affiliate, does not have the authority to appoint or terminate the QPAM as a manager of any of the Plan's assets. This means, however, that if a Party in Interest with respect to a Plan that holds such class or series, is a customer that has the authority to appoint or terminate the QPAM as a manager of the Plan's assets (for example, the Plan's sponsor or a director of the Plan sponsor), the holding of that class or series of transition bonds by the Plan could be deemed to constitute a prohibited transaction to which the QPAM exemption does not apply. Accordingly, fiduciaries intending to rely upon the QPAM exemption should carefully discuss the effectiveness of the QPAM exemption with their legal advisors before purchasing any class or series of transition bonds.

      Prior to making an investment in the transition bonds of any series, a Plan investor must determine whether, and each fiduciary causing the transition bonds to be purchased by, on behalf of or using Plan assets of a Plan that is subject to the prohibited transaction rules of ERISA or Section 4975 of the Code, including without limitation an insurance company general account, shall be deemed to have represented and warranted that an exemption from the prohibited transaction rules applies, so that the use of plan assets of the Plan to purchase and hold the transition bonds does not and will not constitute or otherwise result in a non-exempt prohibited transaction in violation of Section 406 or 407 of ERISA or section 4975 of the Code.


General Investment Considerations for Prospective Plan Investors in the Transition Bonds

      Prior to making an investment in the transition bonds, prospective Plan investors should consult with their legal advisors concerning the impact of ERISA and the Code and the potential consequences of this investment with respect to their specific circumstances. Moreover, each Plan fiduciary should take into account, among other considerations:

      1.    whether the fiduciary has the authority to make the investment;

      2. whether the investment constitutes a direct or indirect transaction with a Party in Interest;

      3. the composition of the Plan's portfolio with respect to diversification by type of asset;

      4.    the Plan's funding objectives;

      5.    the tax effects of the investment; and

      6. whether under the general fiduciary standards of investment prudence and diversification an investment in the transition bonds is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan's investment portfolio.

      Governmental plans and some church plans are generally not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code. However, these plans may be subject to substantially similar rules under state or other federal law, and may also be subject to the prohibited transaction rules of Section 503 of the Code.

      The sale of transition bonds to a Plan shall not be deemed a representation by PSE&G or the underwriters that this investment meets all relevant legal requirements with respect to Plans generally or any particular Plan.

                  PLAN OF DISTRIBUTION FOR THE TRANSITION BONDS

      The transition bonds of each series may be sold to or through the underwriters by a negotiated firm commitment underwriting and public reoffering by the underwriters. The transition bonds may also be sold to or through any other underwriting arrangement as may be specified in the related prospectus supplement or may be offered or placed either directly or through agents. The issuer and the trustee intend that transition bonds will be offered through various methods from time to time. The issuer also intends that offerings may be made concurrently through more than one of these methods or that an offering of a particular series of transition bonds may be made through a combination of these methods.

      The distribution of transition bonds may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

      The transition bonds may be offered through one or more different methods, including offerings through underwriters. Except as otherwise disclosed in the related prospectus supplement, it is not anticipated that any of the transition bonds will be listed on any securities exchange. There can be no assurance that a secondary market for any series of transition bonds will develop or, if one does develop, that it will continue.

      Compensation to Underwriters. In connection with the sale of the transition bonds, underwriters or agents may receive compensation in the form of discounts, concessions or commissions. Underwriters may sell transition bonds to particular dealers at prices less a concession. Underwriters may allow, and these dealers may reallow, a concession to other dealers. Underwriters, dealers and agents that participate in the distribution of the transition bonds of a series may be deemed to be underwriters. Any discounts or commissions received by the underwriters from the issuer and any profit on the resale of the transition bonds by them may be deemed to be underwriting discounts and commissions under the Securities Act. These underwriters or agents will be identified, and any compensation received from the issuer will be described, in the related prospectus supplement.

      Other Distribution Issues. Under agreements which may be entered into by PSE&G, the issuer and the trustee, underwriters and agents who participate in the distribution of the transition bonds may be entitled to indemnification by PSE&G and the issuer against liabilities specified therein, including under the Securities Act. The underwriters may, from time to time, buy and sell the transition bonds, but there can be no assurance that an active secondary market will develop and there is no assurance that this market, if established, will continue.

                        RATINGS FOR THE TRANSITION BONDS

      It is a condition of any Underwriter's obligation to purchase the transition bonds that each series or class be rated investment grade, that is, in one of the four highest rating categories, by each of S&P, Moody's and Fitch.

      Limitations of Security Ratings. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency. No person is obligated to maintain the rating on any transition bonds, and, accordingly, there can be no assurance that the ratings assigned to any series or class of transition bonds upon initial issuance will not be lowered or withdrawn by a rating agency at any time thereafter. If a rating of any series or class of transition bonds is revised or withdrawn, the liquidity of this class of transition bonds may be adversely affected. In general, ratings address credit risk and do not represent any assessment of any particular rate of principal payments on the transition bonds other than the payment in full of each series or class of transition bonds by the applicable final maturity date for such series or class.

      For so long as any of the transition bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, the issuer will notify the Luxembourg Stock Exchange if any rating assigned to any class of transition bonds listed on the Luxembourg Stock Exchange is reduced or withdrawn and will cause such notice to be published in a daily newspaper published in Luxembourg, which is expected to be the Luxemburger Wort.

             VARIOUS LEGAL MATTERS RELATING TO THE TRANSITION BONDS

      Some legal matters relating to the issuer and the issuance of the transition bonds will be passed upon for the issuer by Skadden, Arps, Slate, Meagher & Flom LLP, Newark, New Jersey, and New York, New York and for the underwriters by Brown & Wood LLP, San Francisco, California. Some legal matters relating to PSE&G will be passed upon for PSE&G by Wilentz, Goldman & Spitzer, P.C., Woodbridge, New Jersey. Some legal matters relating to the federal tax consequences of the issuance of the transition bonds will be passed upon for the issuer by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Some legal matters relating to State of New Jersey tax consequences of the issuance of the transition bonds will be passed upon for the issuer by Wilentz, Goldman & Spitzer, P.C., Woodbridge, New Jersey.


                              INDEPENDENT AUDITORS

      The balance sheets of PSE&G Transition Funding LLC as of September 30, 2000 and December 31, 1999, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this prospectus.

                        INDEX TO FINANCIAL STATEMENTS OF
                          PSE&G TRANSITION FUNDING LLC
                                                                           Page
                                                                           ----
Report of Independent Accountants ........................................ F-2
      Balance Sheets as of September 31, 2000 and December 31, 1999 ...... F-3
Notes to Financial Statements ............................................ F-4

                       Report of Independent Accountants

INDEPENDENT AUDITORS' REPORT

PSE&G Transition Funding LLC:

We have audited the accompanying balance sheets of PSE&G Transition Funding LLC (the "Company") as of September 30, 2000 and December 31, 1999. These balance sheets are the responsibility of the Company's management. Our responsibility is to express an opinion on these balance sheets based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such balance sheets present fairly, in all material respects, the financial position of the Company as of September 30, 2000 and December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.


Deloitte & Touche LLP

November 17, 2000
(January 25, 2001 as to Note 5)

                          PSE&G Transition Funding LLC

                                  Balance Sheet

                                                      September 30,   December 31,
                                                          2000            1999
                                                      ------------     -----------
Assets
      Cash                                              $    1,000      $    1,000
      Debt Issuance Costs                                2,020,007       1,477,090
                                                         ---------       ---------

            Total Assets                                $2,021,007      $1,478,090
                                                         =========       =========

Liabilities
      Payable to Member                                 $2,020,007      $1,477,090
                                                         ---------       ---------

            Total Liabilities                            2,020,007      $1,477,090

Member's Equity                                              1,000           1,000
                                                         ---------       ---------

            Total Liabilities and Member's Equity        2,021,007      $1,478,090
                                                         =========       =========

See Notes to Balance Sheet.

                          PSE&G Transition Funding LLC

                             Notes to Balance Sheet

1.  Nature of Operations

PSE&G Transition Funding LLC (the Company), a limited liability company established by Public Service Electric and Gas Company (PSE&G) under the laws of the State of Delaware, was formed on July 21, 1999 pursuant to a limited liability company agreement with PSE&G, as sole member of the Company. PSE&G is an operating electric and gas utility and is a wholly owned subsidiary of Public Service Enterprise Group Incorporated (PSEG). The Company was organized for the sole purpose of purchasing and owning bondable transition property (BTP), issuing transition bonds (Bonds), pledging its interest in BTP and other collateral to the trustee to collateralize the Bonds, and performing activities that are necessary, suitable or convenient to accomplish these purposes.

BTP represents the irrevocable right of PSE&G, or its successor or assignee, to collect a non-bypassable transition bond charge (TBC) from customers pursuant to a bondable stranded cost rate order (BPU Financing Order), which was issued on September 17, 1999 by the State of New Jersey Board of Public Utilities (BPU) in accordance with the Electric Discount and Energy Competition Act enacted in New Jersey in February 1999. The BPU Financing Order authorizes the TBC to be sufficient to recover $2.525 billion aggregate principal amount of Bonds, plus an amount sufficient to provide for any credit enhancement, to fund any reserves and to pay interest, redemption premiums, if any, servicing fees and other expenses relating to the Bonds.

The Company's organizational documents require it to operate in a manner so that it should not be consolidated in the bankruptcy estate of PSE&G in the event PSE&G becomes subject to a bankruptcy proceeding. Both PSE&G and the Company will treat the transfer of BTP to the Company as a sale under applicable law. The Bonds will be treated as debt obligations of the Company. For financial reporting and federal income tax and State of New Jersey income and franchise tax purposes, the transfer of BTP to the Company will be treated as a financing arrangement and not as a sale. Furthermore, the results of operations of the Company will be consolidated with PSE&G for financial and income tax reporting purposes.

2.    Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amount of revenues, expenses, assets, and liabilities and disclosure of contingencies. Actual results could differ from these estimates.

Debt Issuance Costs

The costs associated with the anticipated issuance of the Bonds are capitalized and will be amortized over the life of the Bonds utilizing the effective interest method.

Income Taxes

The Company has elected not to be taxed as a corporation for Federal income tax purposes. Accordingly, for tax purposes, the Company is treated as a division of PSEG, and is not treated as a separate taxable entity.

3.    The Bonds

The purpose of the Company is to issue Bonds pursuant to authority granted by the BPU in the BPU Financing Order. The Company intends to issue Bonds in series (Series) from time to time, the maturities and interest rates of which will depend upon market conditions at the time of issuance. The proceeds will be used to fund the purchase of BTP from PSE&G. Under applicable law, the Bonds will not be an obligation of PSE&G or secured by the assets of PSE&G. Also under applicable law, the Bonds will be recourse to the Company and will be collateralized on a pro rata basis by the BTP and the equity and assets of the Company. The source of repayment will be the TBC authorized pursuant to the BPU Financing Order, which will be collected from PSE&G customers by PSE&G, as servicer. TBC collections will be deposited at least monthly by PSE&G with the Company and used to pay the expenses of the Company, to pay debt service on the Bonds and to fund any credit enhancement for the Bonds. The Company will also pledge the capital contributed by PSE&G to secure the debt service requirements of the Bonds. The debt service requirements will include an overcollateralization subaccount, a capital subaccount and a reserve subaccount which will be available to bond holders. Any amounts collateralizing the Bonds will be returned to PSE&G upon payment of the Bonds.

4.    Significant Agreements and Related Party Transactions

Under the servicing agreement to be entered into by the Company and PSE&G concurrently with the issuance of the first Series of Bonds, PSE&G, as servicer, will be required to manage and administer the BTP of the Company and to collect the TBC on behalf of the Company. The Company will pay an annual servicing fee to PSE&G equal to 0.05% of the initial balance of Bonds outstanding. The servicing fee will also be recovered through the TBC.

All debt issuance costs will be paid by PSE&G and reimbursed by the Company upon issuance of the Bonds.

5.    Subsequent Events

The Company has incurred certain additional obligations in connection with the anticipated securitization transaction, including costs of a hedging arrangement as permitted by the BPU financing order. To the extent not paid at closing from the proceeds of the Bonds, such costs will be recovered on a subordinated basis by the Company through the TBC.

                 $2,525,000,000 Transition Bonds, Series 2001-1


                       [LOGO] PSE&G Transition Funding LLC
                         Issuer of the Transition Bonds

                             $105,249,914 Class A-1
                             $368,980,380 Class A-2
                             $182,621,909 Class A-3
                             $496,606,425 Class A-4
                             $328,032,965 Class A-5
                             $453,559,632 Class A-6
                             $219,688,870 Class A-7
                             $370,259,905 Class A-8

                     Public Service Electric and Gas Company
                               Seller and Servicer
--------------------------------------------------------------------------------
                              PROSPECTUS SUPPLEMENT
--------------------------------------------------------------------------------

                                 LEHMAN BROTHERS
                               Merrill Lynch & Co.
                              Salomon Smith Barney
                         Banc of America Securities LLC
                         Banc One Capital Markets, Inc.
                         Commerce Capital Markets, Inc.
                          First Union Securities, Inc.
                                    JP Morgan
                            Scotia Capital (USA) Inc.
                        The Williams Capital Group, L.P.

Through and including April 25, 2001 (the 90th day after the date of this prospectus supplement and the accompanying prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus supplement and the accompanying prospectus. This is in addition to a dealer's obligation to deliver a prospectus supplement and the accompanying prospectus when acting as an underwriter and when offering an unsold allotment or subscription.